Exhibit 10.1

CREDIT AGREEMENT

dated as of August 10, 2018

among

BLUE MOUNTAIN MIDSTREAM LLC,

as Borrower,

ROYAL BANK OF CANADA,

as Administrative Agent and Issuing Bank,

CITIBANK, N.A. and CAPITAL ONE, NATIONAL ASSOCIATION,

as Co-Syndication Agents,

ABN AMRO CAPITAL USA LLC and PNC BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

and

The Lenders Party Hereto

RBC CAPITAL MARKETS, CITIGROUP GLOBAL MARKETS INC. and CAPITAL ONE SECURITIES, INC.,

as Joint Lead Arrangers and Joint Bookrunners

ABN AMRO CAPITAL USA LLC and PNC CAPITAL MARKETS LLC,

as Joint Lead Arrangers

i

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v

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	Commitments

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D-1	Form of Compliance Certificate (Effective Date)
Exhibit D-2	Form of Compliance Certificate (Ongoing)
Exhibit E-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders; Not Partnerships)
Exhibit E-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; Not Partnerships)
Exhibit E-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; Partnerships)
Exhibit E-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders; Partnerships)
Exhibit F-1	Form of Guarantee and Collateral Agreement
Exhibit F-2	Form of Mortgage
Exhibit G	Form of Assignment and Assumption
Exhibit H-1	Form of Commitment Increase Agreement
Exhibit H-2	Form of Additional Lender Agreement
Exhibit I	Form of Prepayment Notice

Schedule 1.01(a)	Security Instruments
Schedule 1.01(b)	Effective Date Properties
Schedule 7.04(c)	Indebtedness and Liabilities
Schedule 7.14	Subsidiaries
Schedule 7.15	Capitalization and Organizational Information
Schedule 7.19	Mortgage Filing Jurisdictions
Schedule 7.23	Material Contracts
Schedule 7.30	Accounts
Schedule 7.31	Improved Mortgaged Properties
Schedule 9.05	Existing Investments
Schedule 9.13	Transactions with Affiliates

THIS CREDIT AGREEMENT dated as of August 10, 2018, is among: Blue Mountain Midstream LLC, a Delaware limited liability company (the “Borrower”), each of the Lenders from time to time party hereto, and Royal Bank of Canada (in its individual capacity, “RBC”), as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the Lenders (as defined below).

R E C I T A L S

A.    The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.

B.    The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

C.    In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Matters

Section 1.01    Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Commitments” has the meaning assigned to such term in Section 2.06(d)(i).

“Additional Lender” has the meaning assigned to such term in Section 2.06(d)(i).

“Additional Lender Agreement” has the meaning assigned to such term in Section 2.06(d)(iii).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned to such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, and any other agent appointed from time to time in connection with this Agreement; and “Agent” means any one of the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents and any other agent, as the context requires.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBO Rate for a one month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that, for purposes of this definition, the Adjusted LIBO Rate for any day shall be the rate determined by the Administrative Agent by reference to the rate set by ICE Benchmark Administration (or any successor or substitute administrator) applicable to dollar deposits in the London interbank market with a one month Interest Period (as set forth by any service selected by the Administrative Agent that has been nominated by ICE Benchmark Administration, or any successor or substitute administrator, as an authorized information vendor for the purpose of displaying such rates, or any successor to or substitute for any such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day (or the immediately preceding Business Day if such day is not a day on which banks are open for dealings in dollar deposits in the London interbank market). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Lender, the Borrower or its Affiliates from time to time concerning or relating to anti-money laundering.

“Annualization Factor” means, (i) with respect to the Rolling Period ending on the last day of the Covenant Changeover Quarter, an annualization factor equal to 4, (ii) with respect to the first Rolling Period ending after the Covenant Changeover Quarter, an annualization factor equal to 2 and (iii) with respect to the second Rolling Period ending after the Covenant Changeover Date, an annualization factor equal to 4/3.

“Annualized Consolidated EBITDA” means, for purposes of calculating the Consolidated Interest Coverage Ratio, the Consolidated Total Leverage Ratio or the Consolidated Total Secured Leverage Ratio, as applicable, for the Rolling Periods ending on the last day of the Covenant Changeover Quarter and for the next two fiscal quarters ending thereafter, an amount equal to the sum of:

(a)    an amount equal to the product of (x) the Borrower’s Unadjusted Consolidated EBITDA for such Rolling Period multiplied by (y) the applicable Annualization Factor; plus

(b)    Material Project EBITDA Adjustments, if any, in accordance with the definition of the term “Consolidated EBITDA”.

“Annualized Consolidated Interest Expense” means, for purposes of calculating the Consolidated Interest Coverage Ratio for each Rolling Period ending on the last day of the Covenant Changeover Quarter and for the next two fiscal quarters ending thereafter, the product of (a) the Borrower’s Consolidated Interest Expense for such Rolling Period multiplied by (b) the applicable Annualization Factor.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, subject to the second proviso below, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the grid below determined by reference to the Consolidated Total Leverage Ratio as of the last day of the fiscal quarter or fiscal year of the Borrower, as applicable, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 8.01(d):

Level	Consolidated Total Leverage Ratio	Eurodollar Loans	ABR Loans	Commitment Fee Rate
I	Less than or equal to 2.50 to 1.00	2.00%	1.00%	0.375%
II	Greater than 2.50 to 1.00 but less than or equal to 3.00 to 1.00	2.25%	1.25%	0.375%
III	Greater than 3.00 to 1.00 but less than or equal to 3.50 to 1.00	2.50%	1.50%	0.375%
IV	Greater than 3.50 to 1.00 but less than or equal to 4.00 to 1.00	2.75%	1.75%	0.50%
V	Greater than 4.00 to 1.00	3.00%	2.00%	0.50%

Each change in the Applicable Margin resulting from a change in the Consolidated Total Leverage Ratio shall become effective on and after the first Business Day immediately following the date on which financial statements and a Compliance Certificate are delivered to the Lenders pursuant to Section 8.01(a) or (b), as applicable, and Section 8.01(d) and shall remain in effect until the next change to be effected pursuant to this paragraph; provided, however, that if at any time the Borrower fails to deliver any financial statements and a Compliance Certificate required by Section 8.01(a) or (b), as applicable, and Section 8.01(d), then, for the period commencing on the date of such Default and ending on the date on which such Default is cured, the “Applicable Margin” means the rate per annum set forth on the grid when the Consolidated Total Leverage Ratio is at level “V” in the grid set forth above; provided, further, that for the period commencing on the Effective Date and until the Covenant Changeover Date, the “Applicable Margin” means the rate per annum set forth on the grid when the Consolidated Total Leverage Ratio is at level “V” in the grid set forth above. In the event that any financial statement or the Consolidated Total Leverage Ratio set forth in the Compliance Certificate delivered pursuant to Section 8.01(a) or (b), as applicable, and Section 8.01(d) is inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the Borrower shall promptly (a) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (b) determine the Applicable Margin for such Applicable Period based upon the corrected Compliance Certificate, and (c) promptly pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.01. The preceding sentence is in addition to rights of the Administrative Agent and Lenders with respect to Section 3.02(c) and Section 10.02 and other of their respective rights under this Agreement.

“Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate Commitments represented by such Lender’s Commitment (or, if the Commitments have terminated or expired, the percentage of the total Revolving Credit Exposures represented by such Lender’s Revolving Credit Exposure at such time).

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender and (b) any other Person, if such Person or its credit support provider has a long term senior unsecured debt rating of BBB/Baa2 by S&P or Moody’s (or their equivalent) or higher.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, RBC Capital Markets, Citigroup Global Markets Inc. and Capital One Securities, Inc., in their capacities as joint lead arrangers and joint bookrunners, and ABN AMRO Capital USA LLC and PNC Capital Markets LLC, in their capacities as joint lead arrangers.

“Asset Sale” means any Disposition of Property by the Borrower or any of its Subsidiaries to any Person (including, without limitation, any Disposition of any Equity Interests or other securities of, or Equity Interests in, another Person, but excluding any (a) Dispositions resulting from a Casualty Event and (b) Disposition permitted by Section 9.11(a) through (e), (g)(i), (g)(iii), (h) and (i)).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blue Mountain Delivery Line” means the interstate pipeline owned by Borrower and subject to the jurisdiction of FERC under the Limited Jurisdiction Certificate of Public Convenience and Necessity granted in FERC Docket No. CP18-14-000.

“Board” means the Board of Governors of the Federal Reserve System of the United States or any successor Governmental Authority.

“Borrower” has the meaning assigned to such term in the introductory paragraph hereto.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Budget” means a capital expenditure budget for the Borrower and the Restricted Subsidiaries in respect of the Subject Project for the period from and including January 1, 2018 through December 31, 2019, in form and substance reasonably satisfactory to the Administrative Agent, which shall include, among other matters, (i) a monthly breakdown of Capital Expenditures in connection with the construction of the Subject Project, (ii) for any Budget delivered after the Effective Date, a variance to budget analysis and a description of material variances and (iii) estimated timing of construction milestones for the Subject Project.

“Building” has the meaning assigned to such term in the applicable Flood Insurance Regulations.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means all expenditures by the Borrower and the Restricted Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with Section 1.04, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder; provided that for purposes of this Agreement and the other Loan Documents, the amount of obligations under any Capital Lease shall be the amount thereof accounted for as a liability on the balance sheet of such Person in accordance with Section 1.04.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank, as collateral for obligations of the Loan Parties in respect of Letters of Credit or obligations of Lenders to acquire participations in Letters of Credit, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means Investments of the type described in clauses (c) through (f) of Section 9.05.

“Cash Receipts” means all cash received by or on behalf of the Borrower or any of its Restricted Subsidiaries, including without limitation: (a) any amounts payable under or in connection with any Midstream Properties; (b) cash representing operating revenue earned or to be earned by the Borrower or any of its Restricted Subsidiaries; (c) proceeds from Loans; and (d) any other cash received by the Borrower or any of its Restricted Subsidiaries from whatever source (including, without limitation, amounts received in respect of the Liquidation of any Swap Agreement), but excluding amounts described in the definition of “Excluded Accounts” which are deposited in Excluded Accounts.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any other Relevant Party.

“Change in Control” means (a) prior to a Separation Transaction, Linn Energy Holdco LLC ceases to own and control, directly or indirectly, 100% of the voting and at least 95% of the economic Equity Interests of the Borrower, (b) from and after a Separation Transaction, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than thirty-five percent (35%) of the then-outstanding voting Equity Interests of the Borrower (or, in the event the Separation Transaction results in the New Parent becoming a standalone public company, the New Parent), (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower (or, after the Separation Transaction, in the event the Separation Transaction results in the New Parent becoming a standalone public company, the board of directors of the New Parent) by Persons who were neither (i) members of the board of directors of the Borrower on the Effective Date, (ii) nominated, appointed nor approved by the board of directors of the Borrower (or, after the Separation Transaction, the board of directors of the New Parent) nor (iii) appointed by directors so nominated, appointed or approved, (d) in the event the Separation Transaction results in the New Parent becoming a standalone public company, the New Parent ceases to own and control, directly or indirectly, 100% of the voting and at least 95% of the economic Equity Interests of the Borrower or (e) any “change in control” (or other similar event, howsoever designated) shall occur under any agreement, document or instrument governing Material Indebtedness.

“Change in Law” means the occurrence, after the date of this Agreement, or with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith (whether or not having the force of law) or in implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated, issued or implemented.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all Property of the Loan Parties now owned or hereafter acquired upon which a Lien is purported to be created by any Security Instruments, including, without limitation, the Mortgaged Properties.

“Commercial Operation Date” means the date on which a Material Project is commercially operational.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b). The initial amount of each Lender’s Commitment is set forth on Annex I hereto, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment or in the Additional Lender Agreement pursuant to which any Additional Lender shall have provided any Additional Commitment, as applicable. The aggregate amount of the Lenders’ Commitments on the Effective Date is $200,000,000.

“Commitment Fee Rate” means, at any time, the applicable rate per annum set forth in the grid contained in the definition of the term “Applicable Margin” under the heading “Commitment Fee Rate” as determined in accordance with the terms of such definition.

“Commodity Account” has the meaning assigned to such term in UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. 1, et seq.), as amended from time to time, any successor statute, and any rule, regulation, or order of the Commodities Futures Trading Commission (or the application or official interpretation of any thereof).

“Communications” has the meaning assigned to such term in Section 12.01(d)(ii).

“Compliance Certificate” has the meaning assigned to it in Section 8.01(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period of determination, the sum, without duplication, of:

(a)    Unadjusted Consolidated EBITDA for such period; plus

(b)    at the Borrower’s option, any Material Project EBITDA Adjustments as provided below, which adjustments under clause (i) and (ii) below shall be made in a manner, and subject to documentation, reasonably acceptable to the Administrative Agent. As used herein, “Material Project” means the construction or expansion of any capital project of the Borrower or any of its Consolidated Subsidiaries, the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by the Borrower to exceed $20,000,000. As used herein, “Material Project EBITDA Adjustments” means, with respect to each Material Project:

(i)    prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (equal to the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected Unadjusted Consolidated EBITDA with respect to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, capital costs and expenses, the scheduled Commercial Operation Date, and other factors reasonably deemed appropriate by the Administrative Agent), which may, at the Borrower’s option, be added to actual Unadjusted Consolidated EBITDA for any Rolling Period, during the period beginning with the fiscal quarter during which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Unadjusted Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for any fiscal quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (A) 90 days or less, 0%, (B) longer than 90 days, but not more than 180 days, 25%, (C) longer than 180 days but not more than 270 days, 50%, and (D) longer than 270 days, 100%; and

(ii)    beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected Unadjusted Consolidated EBITDA (determined in the same manner as set forth in clause (i) above) attributable to such Material Project for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the Borrower’s option, be added to actual Unadjusted Consolidated EBITDA for such Rolling Period (but net of any actual Unadjusted Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date).

Notwithstanding the foregoing:

(1)    no such Material Project EBITDA Adjustment shall be allowed with respect to a Material Project unless:

(x)    at least 15 days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the last day of the fiscal quarter for which Borrower desires to commence inclusion of such Material Project EBITDA Adjustment in Consolidated EBITDA (the “Initial Quarter”), the Borrower shall have delivered to the Administrative Agent written pro forma projections of Unadjusted Consolidated EBITDA attributable to such Material Project; and

(y)    prior to the date on which financial statements are required to be delivered for the Initial Quarter, the Administrative Agent shall have approved (acting reasonably) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent; and

(2)    the aggregate amount of all Material Project EBITDA Adjustments during any period shall not exceed 20% of Unadjusted Consolidated EBITDA for such period.

“Consolidated Interest Coverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated EBITDA for the Rolling Period ending on such date (or, with respect to any Rolling Period ending on the Covenant Changeover Quarter and for the next two fiscal quarters ending thereafter, Annualized Consolidated EBITDA for the Rolling Period ending on such date) to (b) the Consolidated Interest Expense for such Rolling Period ending on such date (or, with respect to any Rolling Period ending on the Covenant Changeover Quarter and for the next two fiscal quarters ending thereafter, Annualized Consolidated Interest Expense for the Rolling Period ending on such date).

“Consolidated Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Borrower and the Consolidated Subsidiaries for such period, whether paid or accrued, including (i) all interest expense determined in accordance with GAAP, (ii) amortization of debt discount, (iii) capitalized interest, (iv) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense whether or not the same constitutes interest expense under GAAP, (v) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period and (vi) financing fees (including arrangement, amendment and contract fees), debt issuance costs, commissions and expenses and, in each case, the amortization thereof; and (vii) all cash dividend payments or other cash distributions made in respect of any Disqualified Capital Stock or on any series of preferred equity of the Borrower during such period (but excluding, for the avoidance of doubt, any dividends or distributions capitalized and added to the outstanding amount of any series of preferred equity of the Borrower during such period (i.e., “paid in kind”)).

“Consolidated Net Income” means, for any period of determination, the aggregate of the net income (or loss) of the Borrower and its Consolidated Subsidiaries after allowances for Taxes for such period determined on a consolidated basis in accordance with Section 1.04; provided that there shall be excluded from the calculation of such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any of its Consolidated Subsidiaries has an interest, other than any Consolidated Subsidiary, except net income to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to any Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with Section 1.04; (c) the net income (or loss) of any Person accrued prior to the date it becomes a Consolidated Subsidiary or is merged into or consolidated with the Borrower or any of its Consolidated Subsidiaries; (d) any net after-tax effect of extraordinary, non-recurring or unusual gains or losses during such period; and (e) any gains or losses attributable to writeups or writedowns of assets.

“Consolidated Net Indebtedness” means, at any date, Consolidated Total Indebtedness as of such date minus Unrestricted Cash on the balance sheet of the Borrower and the Restricted Subsidiaries as of such date and held in Deposit Accounts or Securities Accounts subject to Control Agreements in an aggregate amount not to exceed $25,000,000.

“Consolidated Subsidiaries” means, collectively, each Restricted Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which are (or should be) consolidated with the financial statements of the Borrower in accordance with Section 1.04.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.

“Consolidated Total Capitalization” means, at any date, an amount equal to the sum of (a) Consolidated Total Indebtedness as of such date plus (b) Consolidated Total Owners’ Equity as of such date.

“Consolidated Total Indebtedness” means, on any date of determination, all Indebtedness of the Borrower and the Restricted Subsidiaries of the type described in (i) clauses (a), (d) and (e) of the definition of “Indebtedness” and (ii) clauses (f), (g) and (i) of the definition of “Indebtedness”, but only to the extent such liabilities relate to Indebtedness described in clause (i) of this definition.

“Consolidated Total Indebtedness/Capitalization Ratio” means, at any date, the quotient of (a) Consolidated Total Indebtedness as of such date divided by (b) Consolidated Total Capitalization as of such date.

“Consolidated Total Leverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated Net Indebtedness as of such date to (b) Consolidated EBITDA for the Rolling Period ending on such date (or, with respect to any Rolling Period ending on the last day of the Covenant Changeover Quarter and for the next two fiscal quarters ending thereafter, Annualized Consolidated EBITDA for the Rolling Period ended on such date).

“Consolidated Total Owners’ Equity” means, as of any date of determination, the consolidated owners’ equity (including preferred equity, if any) of the Borrower and its Consolidated Subsidiaries determined in accordance with Section 1.04, but excluding the amount of any retained earnings or accumulated deficit.

“Consolidated Total Secured Indebtedness” means, at any date, all Consolidated Net Indebtedness as of such date that is secured by a Lien on any Property of the Borrower or any Consolidated Subsidiary (including the total Revolving Credit Exposures as of such date).

“Consolidated Total Secured Leverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated Total Secured Indebtedness as of such date to (b) Consolidated EBITDA for the Rolling Period ending on such date (or, with respect to any Rolling Period ending on the last day of the Covenant Changeover Quarter and for the next two fiscal quarters ending thereafter, Annualized Consolidated EBITDA for the Rolling Period ended on such date).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Administrative Agent, providing for the Administrative Agent’s exclusive control of a Deposit Account, Securities Account or Commodity Account, as applicable, after notice, executed and delivered by the applicable Loan Party and the applicable securities intermediary (with respect to a Securities Account), bank (with respect to a Deposit Account) or commodity intermediary (with respect to a Commodity Account), in each case at which such relevant account is maintained.

“Control Agreement Delivery Date” has the meaning assigned to such term in Section 8.18(b).

“Covenant Changeover Date” means (i) if the Subject Project is fully operational during each day of the fiscal quarter ending September 30, 2018, the date on which financial statements and a Compliance Certificate are delivered for the fiscal quarter ending on September 30, 2018 pursuant to Section 8.01(b) and (d) or (ii) if the Subject Project is not fully operational for each day of the fiscal quarter ending September 30, 2018, the date on which the Borrower delivers unaudited financial statements and a Compliance Certificate for the fiscal quarter ending on December 31, 2018 (for the avoidance of doubt, without limiting the Borrower’s obligations pursuant to Section 8.01(a) and (d)); provided, however, if the Subject Project has not been fully operational during each day of the fiscal quarter ending September 30, 2018, the Borrower may elect to cause the Covenant Changeover Date to occur after the last day of any calendar month, beginning with the calendar month ending September 30, 2018, by delivering unaudited consolidated financial statements of the Borrower for such calendar month, a notice of such election and a Compliance Certificate to the Administrative Agent, demonstrating compliance as of the last day of such calendar month with (A) a Consolidated Interest Coverage Ratio of not less than 2.50 to 1.00 (as such ratio is recomputed using (x) Consolidated EBITDA and Consolidated Interest Expense for such calendar month multiplied by an annualization factor of 12) and (B) a Consolidated Total Leverage Ratio of not more than 4.50 to 1.00 (as such ratio is recomputed using Consolidated EBITDA for such calendar month multiplied by an annualization factor of 12), and the Covenant Changeover Date shall be the date of the delivery of such financial statements, notice of such election and Compliance Certificate to the Administrative Agent.

“Covenant Changeover Quarter” means the fiscal quarter ending immediately prior to the Covenant Changeover Date.

“Credit Bid” means an offer submitted by the Administrative Agent (on behalf of the Lenders), based upon the instruction of the Required Lenders, to acquire the Property or Equity Interests of the Borrower or any Guarantor or any portion thereof in exchange for and in full and final satisfaction of all or a portion (as determined by the Administrative Agent, based upon the instruction of the Required Lenders) of the claims and Obligations under this Agreement and other Loan Documents.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Deeds” has the meaning assigned to such term in Section 7.16(d).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 4.04(a), any Lender, as determined by the Administrative Agent, that has (a) failed to fund all or any portion of its Loans or participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three (3) Business Days after request by the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of (A) a Bail-In Action or (B) a proceeding under any Debtor Relief Law, or has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a proceeding under any Debtor Relief Law, or has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.04(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, and each Lender.

“Deposit Account” has the meaning assigned to such term in the UCC.

“Disposition” means with respect to any Property, any sale, lease, Sale and Leaseback Transaction, Casualty Event, assignment, conveyance, transfer or other disposition thereof (including by way of merger or consolidation). The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures (excluding any maturity as a result of an optional redemption by the issuer thereunder) or is mandatorily redeemable (other than upon the occurrence of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments) for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other Obligations outstanding and all of the Commitments are terminated.

“Documentation Agents” means, collectively, ABN AMRO Capital USA LLC and PNC Bank National Association.

“dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States or any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Effective Date Properties” means the fee-owned real property, easement property, and leased real property (including terminal and storage facilities) of the Borrower or any of its Subsidiaries listed on Schedule 1.01(b).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.04(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required by Section 12.04(b)(iii)).

“Energy Policy Act” means the Energy Policy Act of 1992, Pub.L. No. 102-486, 106 Stat. 2776 (codified as amended in scattered sections of 15, 16, 25, 20, 42 U.S.C.), and any successor thereto.

“Environmental Laws” means any and all Governmental Requirements pertaining to public health or safety (to the extent related to exposure to Hazardous Materials), the protection, preservation, restoration, or reclamation of the environment or natural resources (including species, habitats, and wetlands), or the management, transportation, Release or threatened Release of any Hazardous Materials, including the National Environmental Policy Act, as amended; the Endangered Species Act, as amended; the Oil Pollution Act of 1990 (“OPA”), as amended; the Clean Air Act, as amended; the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended; the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended; the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended; the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended; the Hazardous Materials Transportation Act, as amended; the Natural Gas Pipeline Safety Act of 1968, the Hazardous Liquid Pipeline Act of 1979, the Pipeline Safety Improvement Act of 2002, the Pipeline Inspection, Protection, Safety and Enforcement Act of 2006, and the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011, all as amended; and their state counterparts.

“Environmental Permit” means any permit, registration, license, notice, approval (including approval of any spill, response, or integrity management plan), consent, exemption, variance or other authorization required under applicable Environmental Laws.

“Equity Cure Amount” has the meaning assigned to such term in Section 9.01(c)(ii).

“Equity Cure Contribution” has the meaning assigned to such term in Section 9.01(c)(ii).

“Equity Cure Contribution Date” has the meaning assigned to such term in Section 9.01(c)(ii).

“Equity Cure Delivery Date” has the meaning assigned to such term in Section 9.01(c)(i).

“Equity Cure Notice” has the meaning assigned to such term in Section 9.01(c)(i).

“Equity Cure Right” has the meaning assigned to such term in Section 9.01(c).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code and, solely for purposes of ERISA Section 302 and Section 412 of the Code, (m) or (o) of section 414 of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Plan; (b) the withdrawal of the Borrower, any Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of liability due to the complete or partial withdrawal from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the receipt by the Borrower or any Subsidiary of a notice of insolvency or termination under Section 4041A of ERISA; (e) the receipt by the Borrower or any Subsidiary of a notice of intent to terminate a Plan under Section 4041 of ERISA; (f) the receipt by the Borrower or any Subsidiary of any notice of the institution of proceedings to terminate a Plan by the PBGC; (g) the failure by the Borrower or any Subsidiary or any ERISA Affiliate to make by its due date any required contribution under Section 430(j) of the Code to any Plan; (h) the imposition of a Lien (other than an Excepted Lien) under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of the Borrower or any Subsidiary.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means:

(a)    Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b)    Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c)    statutory landlord’s liens and operators’, vendors’, carriers’, warehousemen’s, bailees’, repairmen’s, mechanics’, suppliers’, workers’, materialmens’, construction or other like Liens that either arise by operation of law in the ordinary course of business or are incident to the operation and maintenance of the Midstream Properties, each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(d)    Liens arising solely by virtue of customary deposit account agreements with the depositary institution or any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of its respective Subsidiaries to provide collateral to the depository institution (other than for the payment of administrative fees and expenses incurred in the ordinary course of business in connection with the maintenance of such deposit account) or any other Person (other than the Secured Parties pursuant to the Security Instruments or otherwise to secure the Obligations);

(e)    (i) immaterial title defects and irregularities, zoning and land use requirements, rights and interests of owners or lessees of a mineral estate to use of the related surface estate, and other easements, rights of way, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in Property of the Borrower or any Subsidiary and (ii) Liens disclosed in the title insurance policies required under the terms of this Agreement that, in each case of clause (e)(i) and (e)(ii), do not secure Indebtedness for borrowed money and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto;

(f)    Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations, obligations in respect of workers’ compensation, unemployment insurance or other forms of government benefits or insurance and other obligations of a like nature incurred in the ordinary course of business;

(g)    (i) any interest or title of a lessor or sub-lessor under any lease entered into by the Borrower or a Restricted Subsidiary covering only the assets so leased and (ii) with respect to Rights of Way and leases of real Property, Liens securing Indebtedness of the owner(s) or master tenant(s) of the underlying real Property, provided, that the foreclosure of any such Liens would not extinguish or terminate such Rights of Way and leases of real Property; provided that in the case of (i) and (ii), such Liens do not secure Indebtedness for borrowed money of the Borrower or any Subsidiary and do not encumber Property of the Borrower or any Subsidiary other than the Property that is the subject of such leases and items located thereon;

(h)    Liens, titles and interests of licensors of software and other intangible Property licensed by such licensors to the Borrower or any Subsidiary, restrictions and prohibitions on encumbrances and transferability with respect to such Property and the Borrower’s or such Subsidiary’s interests therein imposed by such licenses, and Liens and encumbrances encumbering such licensors’ titles and interests in such Property and to which the Borrower’s or such Subsidiary’s license interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record, provided that such Liens do not secure Indebtedness for borrowed money of the Borrower or any Subsidiary and do not encumber Property of the Borrower or any Subsidiary other than the Property that is the subject of such licenses;

(i)    judgment and attachment Liens not giving rise to an Event of Default;

(j)    contractual Liens arising in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, contracts for sale, transportation or exchange of oil and natural gas, marketing agreements, processing agreements, injunction, repressuring and recycling agreements, disposal agreements, and other agreements which are usual and customary in the Borrower’s business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause (j) does not materially impair the use of the Property covered by such Lien for the purpose of which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject hereto;

(k)    purported Liens evidenced by filing of UCC financing statements relating solely to operating leases or consignment or bailee arrangements entered into in the ordinary course of business; and

(l)    Liens consisting of any condemnation or eminent domain proceeding affecting real property, so long as appropriate legal proceedings have been duly initiated for the review of any such judgment or attachment Lien and have not been finally terminated or the period within which such proceeding may be initiated has not expired and no action to enforce such Lien has been commenced;

provided that if an action to enforce any Lien described in clauses (a) through (d) has been commenced and is not being contested in good faith by appropriate action or has not been adequately reserved for in accordance with GAAP, such Lien will not be an “Excepted Lien”. The term “Excepted Liens” shall not include any Lien securing Indebtedness for borrowed money other than the Obligations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Accounts” means (i) tax withholding accounts funded in the ordinary course of business or required by applicable law, (ii) deposit accounts used only for payroll obligations in the ordinary course of business, (iii) zero balance accounts, (iv) trust fund or other fiduciary accounts maintained for the primary benefit of any Person other than a Relevant Party or any Affiliate thereof and (v) petty cash accounts holding amounts not exceeding $250,000 individually or in the aggregate at any one time.

“Excluded Swap Obligations” means, with respect to any Loan Party, individually determined on a Loan Party by Loan Party basis, any Obligations in respect of any Swap Agreement if, and solely to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Obligations in respect of any Swap Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such related Obligations in respect of any Swap Agreement.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes imposed on it (in lieu of net income Taxes) and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.04(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party to this Agreement (or to such Lender immediately before it changed its lending office), (c) Taxes attributable to such recipient’s failure to comply with Section 5.03(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor sections that are substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations promulgated thereunder or official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into pursuant to the implementation of the foregoing and any fiscal or regulatory legislation, rule, practices or official guidance treaty, or convention entered into in connection with the implementation of the foregoing.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that the “Federal Funds Effective Rate” shall not be less than zero.

“Fee Letter” means that certain Fee Letter dated as of June 13, 2018, between RBC and the Borrower.

“FEMA” means the Federal Emergency Management Agency, a component of the United States Department of Homeland Security that administers the National Flood Insurance Program.

“FERC” means the Federal Energy Regulatory Commission or any of its successors.

“Financial Covenant Default” has the meaning assigned to such term in Section 9.01(c).

“Financial Officer” means, for any Person, a Person having the responsibility of a chief executive officer, president, chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer mean a Financial Officer of the Borrower.

“Financial Statements” has the meaning assigned to such term in Section 7.04(a).

“Flood Insurance” means, for any owned real property located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets or exceeds the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines.

“Flood Insurance Regulations” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, (e) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto and (f) all regulations promulgated by applicable Governmental Authorities pursuant to any of the foregoing.

“Foreign Lender” means any Lender that is not a U.S. Person as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than Letters of Credit as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, subject to the terms and conditions set forth in Section 1.04.

“Gathering Systems” means any pipeline systems owned or leased by any Relevant Party.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including (i) the National Association of Insurance Commissioners and (ii) any supranational bodies, such as the European Union or the European Central Bank).

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantee and Collateral Agreement” means that certain Guarantee and Collateral Agreement executed by the Borrower and the Guarantors on the Effective Date in substantially the form of Exhibit F-1 granting security interests in certain Collateral and unconditionally guarantying on a joint and several basis, payment of the Obligations, as the same may be amended, modified or supplemented from time to time.

“Guarantor” and “Guarantors” mean, collectively or individually as the context requires, each Subsidiary that is a party to the Guarantee and Collateral Agreement as a “Guarantor” and “Grantor” (as such terms are defined in the Guarantee and Collateral Agreement) and guarantees the Obligations (including pursuant to Section 6.01 and Section 8.14(a). On the Effective Date, there are no Guarantors.

“Hazardous Material” means any substance regulated or as to which liability may be imposed under any applicable Environmental Law, including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any derivatives thereof; (c) produced and frack water; and (d) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Highest Lawful Rate” means, with respect to each Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom (including gasoline, diesel fuel, jet fuel, asphalt and asphalt products).

“Immaterial Subsidiary” means any Restricted Subsidiary that (a) does not own Property with an aggregate fair market value in excess of one percent (1%) of Consolidated Total Assets as of the last day of the most recent fiscal quarter for which financial statements have been delivered hereunder, (b) has not contributed greater than one percent (1%) of Consolidated EBITDA for the Rolling Period most recently ended for which financial statements have been delivered hereunder (or, with respect to any Rolling Period ending on the last day of the Covenant Changeover Quarter and for the next two fiscal quarters ending thereafter, Annualized Consolidated EBITDA for the Rolling Period ended on such date), (c) has not incurred, created, assumed or suffered to exist any Indebtedness and (d) does not own any Property comprising any portion of any Processing Plant or Gathering System; provided that, if at any time the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Restricted Subsidiaries that are Immaterial Subsidiaries exceeds two percent (2%) of Consolidated Total Assets as of the last day of any such fiscal quarter or two percent (2%) of Consolidated EBITDA (or Annualized Consolidated EBITDA, as applicable) for any such Rolling Period, then the Borrower shall (or, in the event the Borrower has failed to do so, the Administrative Agent shall), on the date on which financial statements for such fiscal quarter are delivered hereunder, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries that no longer constitute “Immaterial Subsidiaries” to eliminate any such excess, and such designated Restricted Subsidiaries shall for all purposes of this Agreement no longer constitute Immaterial Subsidiaries.

“Improved Mortgaged Property” means all improved real property that contains Buildings or Manufactured (Mobile) Homes (as those terms are defined in applicable Flood Insurance Regulations), including all real property listed on Schedule 7.31.

“Indebtedness” means, for any Person, the sum of the following (without duplication):

(a)    all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments;

(b)    all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments;

(c)    all accounts payable, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (excluding accounts payable, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (including in respect of firm transportation, storage or drilling services), from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP);

(d)     all obligations under Capital Leases;

(e)    all obligations under Synthetic Leases;

(f)    all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person (it being understood that, for purposes of this Agreement, the amount of Indebtedness in this clause (f) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness or (ii) the fair market value of the Property encumbered);

(g)    all Indebtedness (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against monetary loss of the Indebtedness (howsoever such assurance shall be made, including by means of obligations to pay for goods or services even if such goods or services are not actually taken, received or utilized) to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or assurance against monetary loss;

(h)    all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or liquidity of others or to purchase the Indebtedness or Property of others, regardless of form;

(i)    any Indebtedness of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such Person’s liability; and

(j)    Disqualified Capital Stock; provided, however, that the term “Indebtedness” does not include ordinary course intercompany accounts payable among the Borrower and its Restricted Subsidiaries.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, advance, loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee, regardless of form, with respect to Indebtedness of any other Person. Notwithstanding anything to the contrary in this Agreement, “Investment” shall not include any advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but giving effect to any repayments of principal in the case of Investments in the form of loans and any return of initial capital invested (but not other distributions or dividends) in the case of equity Investments.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means RBC, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.07(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Commitment” means, at any time, $25,000,000.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement, as extended or otherwise modified by the Issuing Bank from time to time.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent by reference to the rate set by ICE Benchmark Administration (or any successor or substitute administrator) for dollar deposits in the London interbank market with a maturity comparable to such Interest Period (as set forth by any service selected by the Administrative Agent that has been nominated by ICE Benchmark Administration, or any successor or substitute administrator, as an authorized information vendor, or any successor to or substitute for any such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered in London, England by the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that the “LIBO Rate” shall not be less than zero.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, deed of trust, pledge, security agreement, conditional sale or trust receipt or a lease, consignment, encumbrance or bailment for security purposes. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations for such purposes. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owners of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing. It being understood that in no event shall an operating lease in and of itself be deemed a Lien.

“Liquidate” means, with respect to any Swap Agreement, (a) the sale, assignment, novation, unwind or termination of all or any part of such Swap Agreement or (b) the creation of an offsetting position against all or any part of such Swap Agreement. The terms “Liquidated” and “Liquidation” have correlative meanings thereto.

“Liquidity” means, at any time, the sum of (a) the difference of (i) the Loan Limit minus (ii) the total Revolving Credit Exposures at such time (but only to the extent the Borrower is permitted to borrow such amount under the terms of this Agreement, including, without limitation, Section 6.02) plus (b) Unrestricted Cash on hand at such time.

“LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Borrower dated as of July 1, 2018.

“Loan” means a loan made to the Borrower pursuant to Section 2.01.

“Loan Documents” means, collectively, this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments, the Fee Letter, any fee letter entered into between the Borrower or any other Loan Party and the Administrative Agent, the Arrangers or any Lender from time to time in respect of the Loans or other extensions of credit under this Agreement, any certificate required to be delivered under this Agreement or any other Loan Document by or on behalf of the Borrower or any other Loan Party, and any agreements entered into in connection herewith by any Borrower or any other Loan Party with or in favor of the Administrative Agent and/or the Lenders, including any amendments, modifications or supplements thereto or waivers thereof, and any other documents prepared in connection with the other Loan Documents, if any.

“Loan Limit” means, (i) at any time prior to the Covenant Changeover Date, the lesser of (a) the Maximum Availability at such time and (b) the aggregate amount of the Lenders’ Commitments at such time and (ii) at any time on and after the Covenant Changeover Date, the aggregate amount of the Lenders’ Commitments at such time.

“Loan Party” and “Loan Parties” mean, individually or collectively as the context requires, the Borrower and each Guarantor.

“Manufactured (Mobile) Home” has the meaning assigned to such term in the applicable Flood Insurance Regulations.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on, (a) the business, Property, operations or financial condition of the Relevant Parties taken as a whole, (b) the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents, (c) the ability of any Loan Party to perform its payment obligations under the Loan Documents to which it is or is to become a party or (d) the validity or enforceability of any Loan Document.

“Material Contracts” means, individually or collectively as the context requires (a) each Material Gathering Contract, and (b) each Material Sales Contract.

“Material Gathering Contract” means (i) any gathering contracts set forth on Schedule 7.23 and (ii) each other gathering, treating or processing contract entered into by a Relevant Party that (a) if a fee-based contract, provides for aggregate payments to such Relevant Party during any twelve (12) month period in excess of $10,000,000 and (b) if a percentage of proceeds contract, is reasonably anticipated to result in a share of proceeds retained by such Relevant Party for its own account during any twelve (12) month period in excess of $10,000,000.

“Material Indebtedness” means, at any time, Indebtedness (other than the Loans and Letters of Credit) or obligations in respect of Swap Agreements owed by any one or more of the Borrower and any other Relevant Party in an aggregate outstanding principal amount exceeding $10,000,000 at such time. For purposes of determining Material Indebtedness, the “outstanding principal amount” of the obligations of the Borrower or any other Relevant Party in respect of any Swap Agreement at any time shall be the Swap Termination Value thereof at such time.

“Material Project” the meaning assigned to such term in clause (b) of the definition of the term “Consolidated EBITDA”.

“Material Project EBITDA Adjustment” has the meaning assigned to such term in clause (b) of the definition of the term “Consolidated EBITDA”.

“Material Sales Contract” means (i) any sales contracts set forth on Schedule 7.23 and (ii) each sales contract entered into by a Relevant Party (a) that provides for aggregate payments to such Relevant Party during any twelve (12) month period in excess of $10,000,000 after excluding payments over to third parties of their shares of the Hydrocarbon proceeds received under such sales contracts or (b) that requires such Relevant Party to make payments during any twelve (12) month period in excess of $10,000,000 for Hydrocarbons purchased by such Relevant Party under such contract.

“Maturity Date” means August 10, 2023.

“Maximum Availability” means, during the period from and including the Effective Date to but excluding the Covenant Changeover Date, an amount equal to the maximum amount that, if added to Consolidated Total Indebtedness at such time, would not cause the Consolidated Total Indebtedness/Capitalization Ratio to exceed 0.35 to 1.00.

“Midstream Properties” means all tangible and intangible Property owned or leased by any Relevant Party used in (a) gathering, compressing, treating, processing and transporting Hydrocarbons, fresh water and produced water; (b) fractionating and transporting Hydrocarbons; or (c) marketing Hydrocarbons, including, without limitation, processing plants, gathering lines, pipelines, storage facilities, surface leases, Rights of Way and servitudes related to each of the foregoing.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Properties” means (a) the Effective Date Properties and (b) each item of fee-owned real property, easement property, or leased real property which shall be subject to a Mortgage delivered after the Effective Date (whether pursuant to Section 8.14 or otherwise).

“Mortgages” means each of the mortgages and deeds of trust or any other document, creating and evidencing a Lien on any Mortgaged Property, made by the Borrower or any other Relevant Party in favor of, or for the benefit of, the Administrative Agent (or its agent or subagent, as collateral agent) for the benefit of the Secured Parties, which shall be substantially in the form of Exhibit F-2 (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), or other form reasonably satisfactory to the Administrative Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local law.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, which (a) is currently contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof contributed to by the Borrower, a Subsidiary or an ERISA Affiliate (if any liability to the Borrower, a Subsidiary or an ERISA Affiliate remains).

“National Flood Insurance Program” means the program created by any Governmental Authority of the United States pursuant to the Flood Insurance Regulations, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the gross proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Instrument) and other customary fees and expenses actually incurred in connection therewith and net of Taxes and Permitted Tax Distributions paid or reasonably estimated to be payable as a result thereof (after taking into account any available Tax credits or deductions and any Tax sharing arrangements) and, in the case of any Asset Sale, any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow in accordance with GAAP, in either case for adjustment in respect of the sale price of such property or for liabilities associated with such Asset Sale and retained by any Loan Party until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Cash Proceeds shall include the amount of the reserve so reversed or the amount returned to any Loan Party from such escrow arrangement, as the case may be, and (b) in connection with any issuance or sale of Equity Interests or capital contributions or any incurrence of Indebtedness, the cash proceeds received from such issuance, sale, capital contribution or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, other professional fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Parent” has the meaning assigned to such term in the definition of “Separation Transaction”.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 12.02(b), and (b) has been approved by the Required Lenders.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Obligations” means (a) any and all amounts owing or to be owing by the Borrower, any Restricted Subsidiary or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) to the Administrative Agent, the Arrangers, the Issuing Bank, any Lender or any Related Party of any of the foregoing under any Loan Document; (b) all Secured Swap Obligations; (c) all Secured Cash Management Obligations; and (d) all renewals, extensions and/or rearrangements of any of the above. Without limitation of the foregoing, the term “Obligations” shall include the unpaid principal of and interest on the Loans and LC Exposure (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and LC Exposure and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, any of its Subsidiaries or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations (including, without limitation, to reimburse LC Disbursements), obligations to post cash collateral in respect of Letters of Credit, payments in respect of an early termination of Secured Swap

Obligations and unpaid amounts, fees, expenses, indemnities, costs, and all other obligations and liabilities of every nature of the Borrower, any Restricted Subsidiary or any Guarantor, whether absolute or contingent, due or to become due, now existing or hereafter arising under this Agreement, the other Loan Documents, any Secured Swap Agreement or any Secured Cash Management Agreement.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned any interest in the Loan or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04).

“Participant” has the meaning assigned to such term in Section 12.04(d)(i).

“Participant Register” has the meaning assigned to such term in Section 12.04(d)(iii).

“Payment in Full” means with respect to Obligations, the time at which (a) the Commitments shall have been terminated, (b) the Administrative Agent, the Issuing Bank and the Lenders shall not have any Obligations, Loans, LC Disbursements, fees or other amounts payable to any of them under the Loan Documents (other than contingent indemnification obligations and other provisions under the Loan Documents that by their terms expressly survive payment of the Obligations and termination of the Loan Documents) unpaid, unsatisfied or outstanding and (c) there shall not be any Letters of Credit outstanding that have not been Cash Collateralized in accordance with the terms hereof or had other arrangements made with respect thereto that are satisfactory to the Issuing Bank; (d) all Secured Swap Agreements have been terminated or novated and each Secured Swap Party has received payment of all amounts, if any, payable to it in connection therewith, or other arrangements satisfactory to each Secured Swap Party have been made with respect to any Secured Swap Agreement, and (e) all Secured Cash Management Agreements have been terminated and each Secured Cash Management Provider has received payment of all amounts, if any, payable to it in connection with such termination, or other arrangements satisfactory to each Secured Cash Management Provider have been made with respect to any Secured Cash Management Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Holder” means a Person or “group” (within the meaning of Rule 13d-5 of the Exchange Act) issued Equity Interests on February 28, 2017 as part of the Plan Rights Offering or any Affiliate of such Person or “group” (within the meaning of Rule 13d-5 of the Exchange Act).

“Permitted Investment Equity Proceeds” has the meaning assigned to such term in Section 9.05(o).

“Permitted Lien” means any Lien permitted under Section 9.03.

“Permitted Redemption Equity Proceeds” has the meaning assigned to such term in Section 9.04(j).

“Permitted Refinancing Indebtedness” means unsecured senior or unsecured senior subordinated notes (whether registered or privately placed and whether convertible into Equity Interests or not), issued or incurred by the Borrower (for purposes of this definition, “new Indebtedness”) incurred in exchange for, or proceeds of which are used to refinance, refund, renew, replace or extend all or any portion of the Permitted Senior Notes (the “Refinanced Indebtedness”) or all or any portion of any Refinanced Indebtedness; provided that (a) such new Indebtedness is in an aggregate principal amount not in excess of the aggregate principal amount then outstanding of the Refinanced Indebtedness, plus an amount necessary to pay accrued and unpaid interest and any fees and expenses, including premiums related to such exchange, refinancing, refunding, renewal, replacement or extension and original issue discount, related to such new Indebtedness; (b) such new Indebtedness has a stated maturity no earlier than the stated maturity of the Refinanced Indebtedness and an average life no shorter than the average life of the Refinanced Indebtedness; (c) such new Indebtedness does not have any scheduled principal amortization prior to the date that is 180 days after the Maturity Date; (d) such new Indebtedness does not have any mandatory prepayment, redemption, defeasance, tender, sinking fund or repurchase provisions (other than (A) a customary change of control tender offer provision and (B) a customary asset tender offer provision to the extent proceeds from asset dispositions are permitted to be applied first to the prepayment of the Obligations); (e) such new Indebtedness does not mature sooner than the date that is 180 days after the Maturity Date; (f) the terms and conditions of such new Indebtedness and any guarantees thereof, taken as a whole, are at least as favorable to the Borrower and its Restricted Subsidiaries as market terms for issuers of similar size and credit quality given the then prevailing market conditions and in any event are not more restrictive, taken as a whole, than those contained in this Agreement and the other Loan Documents or the Refinanced Indebtedness, and the terms of such Indebtedness does not contain any financial covenant maintenance tests; (g) no Subsidiary or other Person is required to guarantee such new Indebtedness unless such Subsidiary or other Person has guaranteed the Obligations pursuant to the Guarantee and Collateral Agreement; and (h) if such new

Indebtedness is senior subordinated Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.

“Permitted Senior Notes” means any unsecured senior or unsecured senior subordinated notes (whether registered or privately placed and whether convertible into Equity Interests or not) issued or incurred by the Borrower, as issuer, as the same may from time to time be amended, modified, supplemented or restated to the extent permitted by Section 9.20(b).

“Permitted Tax Distributions” means, for any taxable period or portion thereof in which the Borrower is a pass through entity (including a disregarded entity or partnership) for U.S. federal income tax purposes, payments and distributions which are distributed to the direct or indirect holders of the Equity Interests of the Borrower on or prior to each estimated payment date as well as each other applicable due date to enable such holders to timely make payments of U.S. federal, state and local taxes for such taxable period as a result of the operations of the Borrower not to exceed the product of (a) the net taxable income (which shall mean the net taxable income of the Borrower and its Subsidiaries that are pass through entities required to be reported by Borrower’s direct or indirect holders for U.S. federal income tax purposes) of the Borrower and its Subsidiaries for such period (calculated, if the tax rate being used is the individual rate, by taking into account the deduction pursuant to Section 199A of the Code, to the extent then reasonably applicable, and, if the rate being used is the corporate rate, any applicable state and local tax deductions), and (b) the highest applicable marginal U.S. federal, state and local tax rates applicable to any such holder (taking into account whether such holder is an individual or a corporation and the character as capital gain or ordinary income of any such net taxable income) resident in New York City, New York; provided that if the aggregate amount of such estimated distributions paid for any tax year exceeds the amount which would be calculated as of the end of any such applicable tax year, such excess shall be deducted from the next distribution(s) to occur after the completion of the Borrower’s annual audited financial statements and tax returns for such fiscal year.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA, subject to the provisions of Section 412 of the Code, Section 302 or Title IV of ERISA (other than a Multiemployer Plan), which (a) is currently sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by a Loan Party or an ERISA Affiliate (if any liability to a Loan Party or an ERISA Affiliate remains).

“Plan of Reorganization” means the plan of reorganization filed by Linn Energy, LLC and its Affiliates with the United States Bankruptcy Court for the Southern District of Texas on December 3, 2016, as amended or supplemented from time to time, and confirmed by the Bankruptcy Court on January 24, 2017.

“Plan Rights Offering” means the offering of rights to purchase shares of Linn Energy, Inc. and the issuance of such shares at an aggregate price of $530,000,000 in accordance with the terms of the Plan of Reorganization.

“Platform” has the meaning assigned to such term in Section 12.01(d)(i).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime commercial lending rate for loans in dollars in the United States; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Pro Forma Compliance” means, as of any date of determination, that the Borrower would be in compliance with each of the covenants contained in Section 9.01(b)(i), Section 9.01(b)(ii) and, to the extent applicable, Section 9.01(b)(iii), after giving pro forma effect to any incurrence or Redemption of Indebtedness to be made on such date of determination, calculated in a manner reasonably acceptable to the Administrative Agent, as each such ratio is recomputed on such date of determination using (a) Consolidated Net Indebtedness, and to the extent applicable, Consolidated Total Secured Indebtedness, outstanding on such date of determination; (b) Consolidated EBITDA for the Rolling Period ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available; and (c) Consolidated Interest Expense for the Rolling Period ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available, determined on a pro forma basis as if any incurrence or Redemption of Indebtedness since the last day of such Rolling Period, and any incurrence or Redemption of Indebtedness to be made on such date of determination, had occurred at the beginning of such Rolling Period.

“Processing Plants” means the Midstream Properties of the Relevant Parties comprised of processing plants, terminals, tankage and loading racks, including, without limitation, the Subject Project.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including, without limitation, cash, securities, accounts, contract rights and Equity Interests or other ownership interests of any Person), whether now in existence or owned or hereafter acquired.

“Purchase Money Indebtedness” means Indebtedness, the proceeds of which are used to finance the acquisition, construction, or improvement of inventory, equipment or other Property in the ordinary course of business.

“RBC” has the meaning assigned to such term in the introductory paragraph hereto.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or other insurance claim or any condemnation proceeding or condemnation award relating to any Property of the Borrower or any other Relevant Party that yields proceeds to the Borrower or any other Relevant Party (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds).

“Redemption” means with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment, or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Indebtedness. “Redeem” has the correlative meaning thereto.

“Register” has the meaning assigned to such term in Section 12.04(c).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any other Relevant Party in connection therewith that are not applied to prepay the Borrowings (and/or cash collateralize LC Exposure) pursuant to Section 3.04(b)(ii) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice to the Administrative Agent.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to make capital expenditures, make acquisitions or invest in or otherwise repair Property (other than inventory or working capital) useful in the businesses permitted pursuant to Section 9.06.

“Reinvestment Prepayment Amount” means with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring 180 days (or if the Borrower obtains a binding commitment for reinvestment during such 180 day period, 360 days) in each case after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Relevant Party” means, collectively or individually as the context requires, the Borrower and each Restricted Subsidiary.

“Remedial Work” has the meaning assigned to such term in Section 8.11.

“Required Lenders” means, at any time, (a) if there are less than three Lenders at such time, all Lenders, and (b) if there are three or more Lenders at such time, (i) at any time while no Loans or LC Exposure are outstanding, Lenders having greater than fifty percent (50%) of the aggregate Commitments; and (ii) at any time while any Loans or LC Exposure are outstanding, Lenders holding greater than fifty percent (50%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(d)); provided that the Commitments and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries.

“Restricted Subsidiaries” means all direct and indirect Subsidiaries of the Borrower other than Unrestricted Subsidiaries.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Rights of Way” has the meaning assigned to such term in Section 7.16(b).

“Rolling Period” means, with respect to any fiscal quarter ending on or after Covenant Changeover Quarter, the following specified period:

(a)    for Covenant Changeover Quarter, the Covenant Changeover Quarter;

(b)    for the first fiscal quarter ending after the Covenant Changeover Quarter, the period of two fiscal quarters then ended;

(c)    for the second fiscal quarter ending after the Covenant Changeover Quarter, the period of three fiscal quarters then ended; and

(d)    for each fiscal quarter thereafter, the period of four fiscal quarters ending on the last day of such fiscal quarter.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sale and Leaseback Transaction” means any sale or other transfer of any Property or asset by any Person with the intent to lease such property or asset as lessee.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Cash Management Agreement” means a Cash Management Agreement between (a) the Borrower or any other Relevant Party and (b) a Secured Cash Management Provider.

“Secured Cash Management Obligations” means any and all amounts and other obligations owing by the Borrower or any other Relevant Party to any Secured Cash Management Provider under any Secured Cash Management Agreement.

“Secured Cash Management Provider” means a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent.

“Secured Parties” means, collectively, the Administrative Agent, the Issuing Bank, each Lender, each Secured Swap Party, and each Secured Cash Management Provider.

“Secured Swap Agreement” means any Swap Agreement between the Borrower or any Restricted Subsidiary and any Person that entered into such Swap Agreement prior to the time, or during the time, that such Person was, a Lender or an Affiliate of a Lender (including any such Swap Agreement in existence prior to the date hereof), even if such Person subsequently ceases to be a Lender (or an Affiliate of a Lender) for any reason (any such Person, a “Secured Swap Party”); provided that, for the avoidance of doubt, the term “Secured Swap Agreement” shall not include any Swap Agreement or transactions under any Swap Agreement entered into after the time that such Secured Swap Party ceases to be a Lender or an Affiliate of a Lender.

“Secured Swap Obligations” means all amounts and other obligations owing to any Secured Swap Party under any Secured Swap Agreement (other than Excluded Swap Obligations).

“Secured Swap Party” has the meaning assigned to such term in the definition of Secured Swap Agreement.

“Securities Account” has the meaning assigned to such term in the UCC.

“Security Instruments” means the Guarantee and Collateral Agreement, the Mortgages, Control Agreements, the other agreements, instruments or certificates described or referred to in Schedule 1.01(a), and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any Restricted Subsidiary (other than Secured Swap Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of the Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“Separation Transaction” shall mean a transaction pursuant to which the Borrower (or a newly formed holding company that, directly or indirectly owns the Borrower (the “New Parent”)) becomes a standalone public company (whether by spinoff or otherwise) pursuant to an effective registration statement filed with the SEC in accordance with the Exchange Act.

“Solvent” means, with respect to the Borrower and its Consolidated Subsidiaries, or any group or subset thereof, as applicable, taken as a whole, as of any date, that (a) the value of the assets of such group or subset (at fair value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such group or subset as of such date, (b) as of such date, such group or subset is able to pay all liabilities of such group or subset as such liabilities mature in the ordinary course, and (c) as of such date, such group or subset does not have unreasonably small capital given the nature of its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Acquisition Period” means a period commencing on the date any Relevant Party consummates an acquisition for which the Relevant Parties paid aggregate net consideration of at least $10,000,000 and ending on the last day of the second full fiscal quarter ending after the date such acquisition is consummated.

“State Pipeline Regulatory Agencies” means, collectively, the Oklahoma Corporation Commission (including the Pipeline Safety Department), any similar Governmental Authorities in other jurisdictions, and any successor Governmental Authorities of any of the foregoing.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Project” means the construction and commissioning of the 225 MMcf/d Chisholm Trail Cryogenic Gas Plant located in Grant County, Oklahoma as further described in that certain engineering and construction agreement dated June 13, 2017 between the Borrower and BCCK Engineering Incorporated filed as an exhibit to Linn Energy, Inc.’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2017 filed with the SEC on August 3, 2017.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Syndication Agents” means, collectively, Citibank, N.A. and Capital One, National Association.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with Section 1.04, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of United States federal income taxes, if the lessee in respect thereof is obligated to make payments prior to the 91st day after the Maturity Date to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of (a) the Maturity Date and (b) the date of termination of the Commitments.

“Test Date” has the meaning assigned to such term in Section 9.01(c)(i).

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by such Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, and the grant of security interests and Liens and the provision of Collateral by the Borrower on Collateral pursuant to the Security Instruments, and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which such Guarantor is a party (including, without limitation, this Agreement with respect to the Borrower), the guaranteeing of the Obligations and the other obligations under the Guarantee and Collateral Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of Collateral under the Security Instruments, and the grant of Liens by such Guarantor on Collateral pursuant to the Security Instruments.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unadjusted Consolidated EBITDA” means, for any period of determination, the sum of (without duplication, and without giving effect to any extraordinary losses or gains during such period) the following determined on a consolidated basis: (a) Consolidated Net Income during such period, plus (b) to the extent deducted in determining Consolidated Net Income in such period: (i) income Tax expense, (ii) franchise Tax expense, (iii) Consolidated Interest Expense, (iv) amortization and depreciation expense, (v) other non-cash, non-recurring charges or losses during such period, (vi) non-recurring costs and expenses incurred in connection with the creation, organization, and capitalization of the Borrower and the establishment of its organizational existence (before and after the Separation Transaction), including legal and professional fees, organizational entity costs, hiring and recruiting costs, and other related costs associated with starting the Borrower’s businesses and costs and expenses incurred with the start-up of each Material Project, in each case documented in writing to the Administrative Agent and in an aggregate amount not to exceed $5,000,000 during any period of four fiscal quarters, and (vii) one-time fees, costs and expenses incurred on or prior to the Effective Date in connection with the Transactions, minus (c) to the extent added in determining Consolidated Net Income during such period: (i) non-cash, non-recurring items during such period and (ii) gains on sales or other dispositions of Property; provided further that if the Borrower or any of its Consolidated Subsidiaries shall acquire or dispose of any income producing Property, including any Person or group of Persons or any business unit or a majority of the Equity Interests of any Person or group of Persons, during such period in any transaction or series of transactions for aggregate consideration in excess of $10,000,000, then Unadjusted Consolidated EBITDA shall be calculated, which calculation shall be in form and substance reasonably satisfactory to the Administrative Agent, after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period.

“Unrestricted Cash” means, as of any date of determination, cash or Cash Equivalents of the Borrower or any of the Guarantors that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of such Guarantors on such date (it being understood that cash or Cash Equivalents subject to a control agreement in favor of any Person other than the Administrative Agent or any Lender shall be deemed “restricted”, and cash or Cash Equivalents restricted in favor of the Administrative Agent or any Lender shall be deemed not “restricted”), but only to the extent that such cash and Cash Equivalents are held in accounts with financial institutions in any jurisdiction located within the United States of America.

“Unrestricted Subsidiary” means, individually or collectively as the context requires, (a) any Subsidiary designated in writing to the Administrative Agent to be an “Unrestricted Subsidiary” in accordance with Section 8.19 and (b) any Subsidiary of an Unrestricted Subsidiary. As of the Effective Date, the Borrower does not have any Unrestricted Subsidiaries.

“United States” means the United States of America.

“USA Patriot Act” has the meaning assigned to such term in Section 12.17.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(f)(ii)(B)(3).

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

“Withholding Agent” means any Loan Party or the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02    Types of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”) and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.03    Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law or regulation shall be construed, unless otherwise specified, as referring to such law or regulation as amended, restated, amended and restated, modified, supplemented, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.04    Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent as part of, or along with, the audited annual financial statements delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Required Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. Notwithstanding the foregoing, for purposes of determining compliance with any covenant or metric (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. Notwithstanding anything to the contrary contained herein, in the event that the Borrower adopts ASC 842 (requiring all leases to be capitalized), only those leases (assuming for purposes hereof that such leases were in existence prior to the date of the Borrower’s adoption of ASC 842) that would constitute Capital Leases prior to the date of the Borrower’s adoption of ASC 842 shall be considered Capital Leases and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

ARTICLE II

The Credits

Section 2.01    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make revolving loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Applicable Percentage of the Loan Limit or (b) the total Revolving Credit Exposures exceeding the Loan Limit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02    Loans and Borrowings.

(a)    Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)    Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to (i) the entire unused balance of the Loan Limit or (ii) the amount required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)    Notes. The Loans made by each Lender, if requested by such Lender, shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption or an Additional Lender Agreement, as of the effective date of the Assignment and Assumption or Additional Lender Agreement, as applicable, payable to such Lender in a principal amount equal to its Commitment and otherwise duly completed. In the event that any Lender’s Commitment increases or decreases for any reason (whether pursuant to Sections 2.06 or 12.04(b) or otherwise), if requested by such Lender, the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Commitment after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or email (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., Houston, Texas time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e). Each Borrowing Request by telephone or email shall be irrevocable and shall be confirmed promptly by hand delivery or email to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)    the aggregate amount of the requested Borrowing;

(ii)    the date of such Borrowing, which shall be a Business Day;

(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)    the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing);

(vi)    if such Borrowing is to be made prior to the Covenant Changeover Date, the current Maximum Availability, including supporting detail for the calculation thereof; and

(vii)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Each Borrowing Request shall constitute a representation that (A) the amount of the requested Borrowing will not cause the total Revolving Credit Exposures to exceed the Loan Limit and (B) each condition precedent set forth in Section 6.02 has been satisfied with respect to such Borrowing.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04    Interest Elections.

(a)    Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)    Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone or email by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request by telephone or email shall be irrevocable and shall be confirmed promptly by hand delivery or email to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c)    Information in Interest Election Requests. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d)    Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one (1) month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05    Funding of Borrowings.

(a)    Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly (and if such funds are timely received in accordance with the preceding sentence, on the same date that such funds are so received) crediting the amounts so received, in like funds, to an account of the Borrower designated in the applicable Borrowing Request and that, from and after the Control Agreement Delivery Date, is subject to a Control Agreement; provided that

ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e) shall be remitted by the Administrative Agent to the Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b)    Funding by the Lenders; Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry practices on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.06    Termination, Reduction and Increase of Commitments.

(a)    Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Commitments are terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b)    Optional Termination and Reduction of Commitments.

(i)    The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (A) each reduction of the Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (B) the Borrower shall not terminate or reduce the Commitments to the extent that, (1) after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(a)(i), the total Revolving Credit Exposures would exceed the Loan Limit or (2) after giving effect to such termination or reduction, the total Commitments would be less than $50,000,000, except in connection with a termination of all of the Commitments.

(ii)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a transaction, in which case such notice may be revoked by the Borrower by notice to the Administrative Agent on or prior to the specified effective date of such termination if such condition is not otherwise satisfied.

(c)    Termination and Reductions of Commitments. Any termination or reduction of the Commitments shall be permanent and may not be reinstated. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(d)    Optional Increase in Commitments.

(i)    Subject to the conditions set forth in Section 2.06(d)(iv) and (vi), upon notice to the Administrative Agent (who shall promptly notify the Lenders), the Borrower may elect to increase the Commitments then in effect at any time on or after the Covenant Changeover Date by increasing the Commitment of a Lender or by causing a Person that at such time is not a Lender to become a Lender (each an “Additional Lender”), subject to the terms and conditions of this Section 2.06(d) (such additional Commitments, the “Additional Commitments”). At the time of sending such notice to the Administrative Agent, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders unless a shorter period is agreed to by the Administrative Agent in its sole discretion).

(ii)    Each Lender shall notify the Administrative Agent within the relevant time period specified in the notice referred to in Section 2.06(d)(i) whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested Additional Commitments. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. For the avoidance of doubt, no Lender shall have any obligation to provide any increase in its Commitments unless it agrees to do so in its sole discretion and no Lender shall have any right of first refusal (or similar right) to provide such Additional Commitments.

(iii)    Subject to the approval of the Administrative Agent and the Issuing Bank (which approvals shall not be unreasonably withheld or delayed) to the same extent their approval would be needed for an assignment to any new lender, the Borrower may also invite additional Eligible Assignees (including prior to, and in lieu of, inviting Lenders) to become Lenders. The Administrative Agent shall notify the Borrower of the Lenders’ and prospective lenders’ responses to each request made under this Section 2.06(d). With respect to each Lender that elects to increase its Commitment, the Borrower and such Lender shall execute and deliver to the Administrative Agent an agreement substantially in the form of Exhibit H-1 (a “Commitment Increase Agreement”), and the Borrower shall, if requested by such Lender, deliver a new Note payable to such Lender in a principal amount equal to its Commitment after giving effect to such increase, and otherwise duly completed. With respect to each Additional Lender that elects to provide an Additional Commitment, the Borrower and such approved Additional Lender(s) shall execute and deliver to the Administrative Agent an agreement substantially in the form of Exhibit H-2 (an “Additional Lender Agreement”), such Additional Lender(s) shall deliver to the Administrative Agent an Administrative Questionnaire, and the Borrower shall, if requested by such Additional Lender, deliver a Note payable to such Additional Lender in a principal amount equal to its Commitment, and otherwise duly completed.

(iv)    Any increase in the Commitments shall be subject to the following additional conditions:

(A)    any amendments to this Agreement or any other Loan Document to give effect to any such increase shall be effected solely with the consent of the Borrower, the Administrative Agent (which approval shall not be unreasonably withheld or delayed) and the Lenders or Additional Lenders providing such Commitments;

(B)    such increase shall not be less than $25,000,000 unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the aggregate Commitments would exceed $400,000,000;

(C)    no Default or Event of Default shall have occurred and be continuing immediately prior to the effective date of such increase or after giving effect to such increase;

(D)    unless all Lenders have increased their respective Commitments proportionately and there is no Additional Lender, if on the effective date of the increase in Commitments, there are any Eurodollar Loans outstanding, such Eurodollar Loans shall on or prior to such date be prepaid from the proceeds of the Loans made hereunder (reflecting such Additional Commitments), which prepayment shall be accompanied by accrued interest on the Eurodollar Loans being prepaid and any costs incurred by any Lender in accordance with Section 5.02; and

(E)    the Borrower shall be in Pro Forma Compliance.

(v)    Subject to acceptance and recording thereof pursuant to Section 2.06(d)(vi) from and after the effective date specified in the Commitment Increase Agreement or the Additional Lender Agreement: (A) the amount of the Commitments shall be increased as set forth therein, and (B) in the case of an Additional Lender Agreement, any Additional Lender party thereto shall be a party to this Agreement and the other Loan Documents and have the rights and obligations of a Lender under this Agreement and the other Loan Documents.

(vi)    Upon its receipt of (A) a duly completed Commitment Increase Agreement or an Additional Lender Agreement, executed by the Borrower and the Lender or the Borrower and the Additional Lender party thereto, as applicable, (B) the Administrative Questionnaire referred to in Section 2.06(d)(iii), if applicable, (C) if requested by the Administrative Agent, an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, which amendment shall only require the signatures of the Borrower, the Administrative Agent and any increasing Lender or Additional Lender, as the case may be, (D) a certificate of a Responsible Officer of each Loan Party (1) certifying as to attached resolutions or written consent(s) approving or consenting to such increase in Commitments or Additional Commitments, as the case may be, and (2) in the case of the Borrower, certifying as to the satisfaction of the conditions set forth in Section 2.06(d)(iv) and in Section 6.02, and (E) to the extent reasonably requested by the Administrative Agent, customary legal opinions and other documents, the Administrative Agent shall accept such Commitment Increase Agreement or Additional Lender Agreement and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(c). No increase in the Commitments shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(d)(vi).

Section 2.07    Letters of Credit.

(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of the other Relevant Parties, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the period from and including the Effective Date through but excluding the date that is five (5) Business Days prior to the end of the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control.

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i)    requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii)    specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii)    specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.07(c));

(iv)    specifying the amount of such Letter of Credit;

(v)    specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit;

(vi)    specifying the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit); and

(vii)    the current Maximum Availability, including supporting detail for the calculation thereof.

A Letter of Credit shall be issued, amended, renewed or extended only if (and each notice shall constitute a representation and warranty by the Borrower that), after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (x) the LC Exposure will not exceed the LC Commitment, (y) the total Revolving Credit Exposures will not exceed the Loan Limit, and (z) each condition precedent set forth in Section 6.02 has been satisfied with respect to such Letter of Credit.

If requested by the Issuing Bank in connection with any request for a Letter of Credit, the Borrower also shall submit an appropriately completed letter of credit application on the Issuing Bank’s standard form as in effect from time to time, which application may require the inclusion of draft language for such Letter of Credit that is reasonably acceptable to such Issuing Bank and may be required to be signed by a Responsible Officer of the Borrower.

The Issuing Bank will not be required to: (A) issue any Letter of Credit if (1) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, (2) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally, (3) except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is in an initial stated amount less than $10,000, (4) such Letter of Credit is to be denominated in a currency other than Dollars, or (5) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or (B) amend or extend any Letter of Credit if the Issuing Bank would not be required at such time to issue the Letter of Credit in its amended form under the terms hereof or if the beneficiary of such Letter of Credit does not accept the proposed amendment thereto. Any request for the issuance of a Letter of Credit that is made at any time that there is a Defaulting Lender shall be subject to Section 4.04(c).

(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one (1) year (or such longer period of time as the Issuing Bank may agree in its sole discretion) after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year (or such longer period of time as the Issuing Bank may agree in its sole discretion) after such renewal or extension, as applicable), and (ii) the date that is five (5) Business Days prior to the Maturity Date. Each Letter of Credit with a one (1) year term may provide for the renewal thereof for additional one (1) year periods, as applicable; provided that no such period shall extend beyond the date described in clause (ii) of this clause (c) unless Cash Collateralized or otherwise backstopped pursuant to arrangements satisfactory to the Issuing Bank in its sole discretion.

(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.07(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.07(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or the reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1 p.m., Houston, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Houston, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than noon, Houston, Texas time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 9:00 a.m., Houston, Texas time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower shall be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in

Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.07(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.07(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.07(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.07(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.07(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that neither the foregoing nor Section 12.03 shall be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. The responsibility of the Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit issued to it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining, in good faith, that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.

(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by email) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.07(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.07(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.07(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)    Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)    Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of Cash Collateral pursuant to this Section 2.07(j), (ii) the Borrower is required to Cash Collateralize a Defaulting Lender’s LC Exposure pursuant to Section 4.04(a)(v) or (iii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(b), then the Borrower shall deposit, in an account with or deliver to the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(b), the amount of such excess as provided in Section 3.04(b), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Relevant Party described in Section 10.01(h) or

Section 10.01(i). At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 4.04(a)(v) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Fronting Exposure.

(i)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for, in the case of the Borrower, its obligations with respect to Letters of Credit and, in the case of the Defaulting Lender, its obligation to fund participations in respect of Letters of Credit, in each case to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Fronting Exposure, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.07(j) or Section 4.04 in respect of Letters of Credit shall be applied, in the case of the Defaulting Lender, to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein. Thereafter, Cash Collateral shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Loan Parties under this Agreement or the other Loan Documents.

(iii)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.07(j) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 4.04, the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(b)(i), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(iv)    The Borrower’s obligation to deposit Cash Collateral pursuant to this Section 2.07(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment that the Borrower or any of the other Relevant Parties may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral. Other than any interest earned on the investment of such Cash Collateral, which investments shall be made at in consultation between the Borrower and the Administrative Agent at the Borrower’s risk and expense, such Cash Collateral shall not bear interest. Interest or profits, if any, on such investments shall constitute additional Cash Collateral.

(k)    Applicability of ISP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and the Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where the Issuing Bank or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade –International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

ARTICLE III

Payments of Principal and Interest; Prepayments; Fees

Section 3.01    Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (a) the amounts specified in Section 3.04(b) on the dates set forth therein and (b) if not so paid, the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02    Interest.

(a)    ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the sum of the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)    Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the sum of (i) the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus (ii) the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)    Post-Default Rate. Notwithstanding the foregoing, if (i) an Event of Default specified in Sections 10.01(a), 10.01(b), 10.01(h) and/or 10.01(i) has occurred and is continuing, or (ii) the Required Lenders so elect (or direct the Administrative Agent to so elect) in connection with the occurrence and continuance of any other Event of Default, then in each case (x) all Loans outstanding shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate otherwise applicable to such Loans (including the Applicable Margin applicable with respect to such Loans), and (y) fees and other obligations hereunder outstanding shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate otherwise applicable to ABR Loans (including the Applicable Margin applicable with respect to such Loans), in each case, not to exceed the Highest Lawful Rate.

(d)    Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)    Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with this Agreement, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or email as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made either as an ABR Borrowing or at an alternate rate of interest determined by the Required Lenders as their cost of funds.

Section 3.04    Prepayments.

(a)    Optional Prepayments.

(i)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(a)(ii).

(ii)    The Borrower shall notify the Administrative Agent by telephone or email of any prepayment hereunder (A) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three (3) Business Days before the date of prepayment, or (B) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, one (1) Business Day before the date of prepayment. Each such notice by telephone or email shall be irrevocable and shall be confirmed promptly by hand delivery or email to the Administrative Agent of a written notice of prepayment in substantially the form of Exhibit I and signed by the Borrower. Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if (x) a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as specified in Section 2.06(b) and (y) the Borrower states in such notice of prepayment that such notice (1) is therewith given or (2) is conditioned upon the effectiveness of other credit facilities or the consummation of a transaction, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments pursuant to this Section 3.04(a) shall be accompanied by accrued interest to the extent required by Section 3.02 and any payments to the extent required by Section 5.02.

(b)    Mandatory Prepayments and Commitment Reductions.

(i)    If, at any time, the total Revolving Credit Exposures exceeds the Loan Limit (including, without limitation, after giving effect to a termination or any reduction of the total Commitments pursuant to Section 2.06(b) or Section 10.02(b), or otherwise), then the Borrower shall, without notice or demand, (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains (or would remain) after prepaying all of the Borrowings as a result of an LC Exposure, pay to the

Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as Cash Collateral as provided in Section 2.07(j), (1) in the case of a termination or any reduction of the total Commitments after giving effect to a termination or any reduction of the total Commitments pursuant to Section 2.06(b) or Section 10.02(b), immediately on the date of such termination or reduction and (2) in any case other than a termination or any reduction of the total Commitments pursuant to Section 2.06(b) or Section 10.02(b), within five (5) Business Days after the date that the total Revolving Credit Exposures exceeds the Loan Limit.

(ii)    If, during any fiscal year of the Borrower, any Relevant Party receives Net Cash Proceeds from any Asset Sale or Recovery Event, and the amount of such Net Cash Proceeds, when combined with the aggregate amount of all Net Cash Proceeds received by all Relevant Parties from Asset Sales and Recovery Events during such fiscal year, exceeds $5,000,000, then, no later than three (3) Business Days following receipt of such Net Cash Proceeds (unless a Reinvestment Notice in respect thereof has been delivered to the Administrative Agent on or prior to such date), (A) the Borrower shall apply such Net Cash Proceeds to prepay Borrowings (and cash collateralize LC Exposure to the extent that all Borrowings have been prepaid) on such date in an amount equal to 100% of such Net Cash Proceeds and (B) the total Commitments shall be reduced automatically (without any further action) on the date of receipt of such Net Cash Proceeds by an amount equal to 100% of such Net Cash Proceeds; provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, (1) the Borrower shall prepay Borrowings (and cash collateralize LC Exposure to the extent that all Borrowings have been prepaid) in an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event and (2) the total Commitments shall be reduced automatically (without any further action) on such Reinvestment Prepayment Date (to the extent otherwise required by clause (B) above) by an amount equal to the Reinvestment Prepayment Amount with respect to such Reinvestment Event.

(iii)    If any Indebtedness shall be issued or incurred by the Borrower or any other Relevant Party (excluding any Indebtedness permitted by Section 9.02), then (A) the Borrower shall apply an amount equal to 100% of the Net Cash Proceeds thereof on the date of such issuance or incurrence to prepay Borrowings (and cash collateralize LC Exposure to the extent that all Borrowings have been prepaid) on such date in an amount equal to 100% of such Net Cash Proceeds and (B) the total Commitments shall be reduced automatically (without any further action) on the date of the issuance of incurrence thereof by an amount equal to 100% of such Net Cash Proceeds. Nothing in this paragraph is intended to permit any Relevant Party to incur Indebtedness other than as permitted under Section 9.02, and any such incurrence of Indebtedness shall be a violation of Section 9.02 and shall constitute an Event of Default.

(iv)    Each prepayment of Borrowings pursuant to Section 3.04(b) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to Section 3.04(b) shall be accompanied by accrued interest to the extent required by Section 3.02 and any payments to the extent required by Section 5.02. Each prepayment of Borrowings pursuant to Section 3.04(b) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar

Borrowing with the most number of days remaining in the Interest Period applicable thereto. Each reduction of the total Commitments pursuant to this Section 3.04(b) shall be made ratably in accordance with each Lender’s Applicable Percentage.

(c)    No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05    Fees.

(a)    Commitment Fees. Except as otherwise provided in Section 4.04(a)(iii)(A), the Borrower agrees to pay to the Administrative Agent for the account of each Lender (pro rata based on each Lender’s Commitment) a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For avoidance of doubt, the “unused amount” of the Commitment of any Lender shall be determined by subtracting such Lender’s Revolving Credit Exposure on the date of determination from such Lender’s Commitment on such date of determination.

(b)    Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.250% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $500 during any quarter, and (iii) to the Issuing Bank, for its own account, other fees in the amounts and at the times separately agreed between the Issuing Bank and the Borrower, including its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. During the continuation of an Event of Default, the fees payable pursuant to this

Section 3.05(b) shall increase by 2.00% per annum over the then applicable rate to the extent that interest at the post-default rate is then being charged under Section 3.02(c). Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)    Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed between the Borrower and the Administrative Agent, including pursuant to the Fee Letter.

ARTICLE IV

Payments; Pro Rata Treatment; Sharing of Set-offs

Section 4.01    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)    Payments by the Borrower. The Borrower shall make each payment required to be made by the Borrower hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 1:00 p.m., Houston, Texas time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances absent manifest error or overpayment. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of the other Lenders, to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (B) the provisions of this Section 4.01(c) shall not be construed to apply to (1) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any other Relevant Party or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply) . The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower and any other Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower and any other Loan Party in the amount of such participation.

Section 4.02    Payments by the Borrower; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry practices on interbank compensation.

Section 4.03    Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.07(d), Section 2.07(e), Section 4.02, Section 5.03(e), Section 12.03(c) or otherwise hereunder, then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder, in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its reasonable discretion.

Section 4.04    Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of the term “Required Lenders”.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.07(j); fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.07(j); sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Lenders (other than any Defaulting Lender) on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 4.04(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.04(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)    No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 3.05(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    If the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (v) below, then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized.

(C)    With respect to any fee in respect of Letters of Credit not required to be paid to any Defaulting Lender pursuant to clauses (A) or (B) above, the Borrower shall (x) pay to each Lender (other than any Defaulting Lender) that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such other Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Lenders (other than any Defaulting Lender) in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 6.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Revolving Credit Exposure of any Lender (other than any Defaulting Lender) to exceed such Lender’s Commitment; provided, that, subject to Section 12.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Lender (other than any Defaulting Lender) as a result of such Lender’s increased exposure following such reallocation.

(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to them hereunder or under applicable law, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.07(j).

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 4.04(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE V

Increased Costs; Break Funding Payments; Taxes; Illegality

Section 5.01    Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii)    subject any Lender or the Issuing Bank to any Taxes with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for (A) Indemnified Taxes, (B) Taxes described in subparagraphs (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes); or

(iii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Adequacy or Liquidity Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital adequacy or liquidity requirements and affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each affected Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

Section 5.03    Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that if the Borrower or any Guarantor shall be required by applicable law to deduct or withhold any Taxes from such payments, then (i) to the extent the Tax in question is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender, Issuing Bank or any recipient of a payment hereunder, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or such Guarantor shall make such deductions or withholdings and (iii) the Borrower or such Guarantor shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 5.03(a), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability under this Section 5.03 delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or a Guarantor to a Governmental Authority, pursuant to this Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(d)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)    Status of Recipients.

(i)    Solely for the purpose of this Section 5.03(f), the term “Lender” shall include the Issuing Bank. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Withholding Agent, at the time or times reasonably requested by the Withholding Agent, such properly completed and executed documentation reasonably requested by the Withholding Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Withholding Agent, shall deliver such other documentation prescribed by Governmental Requirements or reasonably requested by the Withholding Agent as will enable the Withholding Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A) and Section 5.03(f)(ii)(B) and Section 5.03(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,

(A)    any Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Withholding Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Withholding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed copies of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner; and

(iii)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Withholding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), executed copies of any other form prescribed by Governmental Requirements as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Governmental Requirements to permit the Withholding Agent to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered under this Section 5.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Withholding Agent in writing of its legal inability to do so.

(g)    FATCA. If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by Governmental Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.03(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)    Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This Section 5.03 shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(i)    Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, termination of this Agreement and the payment of the Loans and all other amounts payable hereunder and the payment of the Loans and all other amounts payable hereunder.

Section 5.04    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.04(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have paid, or shall have caused such assignee to have paid, to the Administrative Agent the assignment fee specified in Section 12.04(b)(iv), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.02), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments thereafter, (iv) such assignment does not conflict with applicable law, and (v) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver, or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Notwithstanding the foregoing, a Lender shall not be required to make any such assignment and, delegation if such Lender (or its Affiliate) is a Secured Swap Party with any outstanding Secured Swap Agreements, unless on or prior thereto, all such Secured Swap Agreements have been terminated or novated to another Person and such Lender (or its Affiliate) shall have received payment of all amounts, if any payable to it in connection with such termination or novation.

Section 5.05    Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI

Conditions Precedent

Section 6.01    Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the Business Day on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)    The Administrative Agent, the Arrangers and the Lenders shall have received all commitment, arrangement, upfront and agency fees and all other fees and amounts due and payable on or prior to the Effective Date (including pursuant to any Fee Letter), including, to the extent invoiced at least one (1) Business Day prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the fees and expenses of Paul Hastings LLP, counsel to the Administrative Agent).

(b)    The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party setting forth (i) resolutions of its members, board of directors or equivalent governing body or Person with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party and to enter into the Transactions, (ii) the officers of such Loan Party (A) who are authorized to sign the Loan Documents to which such Loan Party is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as such Loan Party’s representatives for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the Transactions, (iii) specimen signatures of such authorized officers, and (iv) the Organization Documents of each Loan Party, certified as being true and complete.

(c)    The Administrative Agent shall have received certificates of the appropriate state agencies with respect to the existence, qualification and good standing of each Loan Party.

(d)    The Administrative Agent shall have received a compliance certificate substantially in the form of Exhibit D-1, duly and properly executed by a Financial Officer of the Borrower and dated as of the Effective Date, certifying (i) as to the accuracy and completeness of all representations and warranties contained in the Loan Documents, (ii) that after giving effect to the Transactions on the Effective Date, the Relevant Parties are Solvent, (iii) that no Default has occurred or is continuing, (iv) that no Material Adverse Effect has occurred since December 31, 2017, (v) that no proceeding under any Debtor Relief Law is pending or threatened in respect of the Relevant Parties, its debts, or any substantial part of its assets, (vi) that the Relevant Parties have received all consents and approvals required by Section 7.03, and (vii) that the conditions set forth in clauses (p) and (r) of this Section 6.01 are satisfied as of the Effective Date.

(e)    The Administrative Agent shall have received from each party hereto counterparts (in such number as may be reasonably requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(f)    The Administrative Agent shall have received duly executed Notes payable to each Lender that has requested a Note in a principal amount equal to its Commitment dated as of the date hereof.

(g)    The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be reasonably requested by the Administrative Agent) of the Security Instruments, including the Guarantee and Collateral Agreement and each Mortgage. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:

(i)    be reasonably satisfied that the Security Instruments create first priority, perfected Liens (subject only to Excepted Liens) on substantially all of the tangible and intangible Property of the Relevant Parties and unrecorded Rights of Way; and

(ii)    have received certificates, together with undated, blank stock powers for such certificates, representing all of the issued and outstanding certificated Equity Interests in each of the Borrower’s Restricted Subsidiaries (if any);

(h)    Mortgages, etc.

(i)    The Administrative Agent shall have received a Mortgage with respect to each Effective Date Property (including, with respect to the Subject Project and the Midstream Properties related thereto), executed and delivered by a duly authorized officer of each party thereto.

(ii)    The Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the Effective Date Properties certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and the Title Insurance Company.

(iii)    The Administrative Agent shall have received in respect of each Effective Date Property (it being understood that no such request shall be made with respect to pipeline easements and rights-of-way and other similar matters that are not customarily insured) a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance, in each case, in such amounts, and in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid or arrangements therefor have been made.

(iv)    The Administrative Agent shall have received, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each parcel of Improved Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Loan Party relating thereto).

(v)    The Administrative Agent shall have received (A) a policy of flood insurance that (1) covers each parcel of Improved Mortgaged Property that is located in a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency) (it being understood that such policy may cover such properties on a collective basis) and (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the Flood Insurance Regulations, whichever is less and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(vi)    The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Effective Date Properties.

(vii)    The Mortgage encumbering each item of Effective Date Property shall have been duly recorded or filed (or arrangements for the recordation or filing thereof acceptable to the Administrative Agent shall have been made) in the offices specified on Schedule 7.19 in accordance with applicable Governmental Requirements, together with such financing statements and any other instruments necessary to grant a mortgage or deed of trust Lien and security interest upon each Effective Date Property constituting real property under applicable Governmental Requirements, and the Borrower shall have provided (or shall have made arrangements to provide, acceptable to the Administrative Agent) to the Administrative Agent evidence reasonably acceptable to the Administrative Agent of payment by the Borrower of all charges incurred in connection with the recordation of the Mortgages, including recording or filing and recording fees, documentary stamp Taxes, mortgage Taxes, intangibles Taxes, reasonable attorneys’ fees, title insurance company coordination fees, and all other fees, charges, costs and expenses reasonably required for the recording of the Mortgages and such financing statements and other ancillary instruments, including, without limitation, the execution and delivery by the Borrower and/or any of its Subsidiaries of customary affidavits, certificates, and other information for the payment of any of the above charges.

(i)    The Administrative Agent shall have received customary legal opinions from (i) Kirkland & Ellis LLP, special counsel to the Loan Parties, and (ii) local counsel in Oklahoma and any other jurisdictions reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent.

(j)    The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Relevant Parties are carrying insurance in accordance with Section 8.07.

(k)    The Administrative Agent shall have received (i) the Financial Statements, (ii) a financial model prepared by management (including projections) that is reasonably satisfactory to the Administrative Agent and (iii) the Budget. The Budget shall provide that the total amount of Capital Expenditures for construction of the Subject Project for the period from and including January 1, 2018 through December 31, 2019 shall not exceed $120,000,000.

(l)    The Administrative Agent shall have received appropriate UCC Lien search certificates for Delaware, Oklahoma and any other jurisdiction reasonably requested by the Administrative Agent, in each case reflecting no prior Liens (other than Liens being assigned or released on or prior to the Effective Date) encumbering the Properties of the Relevant Parties.

(m)    [Reserved].

(n)    The Administrative Agent shall be satisfied in its sole discretion with the legal, corporate and capital structure of the Relevant Parties on the Effective Date after giving effect to the Transactions (including the initial funding of Loans hereunder), and the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the sum of the undrawn Commitments hereunder (both before and immediately after giving effect to the making of any extension of credit hereunder on the Effective Date) and the Borrower’s reasonably anticipated operating cash flow (as set forth in the Budget most recently delivered by the Borrower hereunder) are sufficient to fund the construction of the Subject Project pursuant to and in accordance with the Budget.

(o)    The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower attaching (i) true and correct copies of all Material Contracts set forth on Schedule 7.23 and (ii) a schedule setting forth all Material Projects that are either (x) currently in process or (y) which the Borrower reasonably anticipates to commence construction on or before December 31, 2019.

(p)    The Administrative Agent shall be reasonably satisfied that, after giving pro forma effect to the Transactions on the Effective Date, including any Borrowings to be made on the Effective Date, the Consolidated Total Indebtedness/Capitalization Ratio of the Borrower (calculated in a manner reasonably acceptable to the Administrative Agent) will not exceed 0.35 to 1.00.

(q)    The Administrative Agent shall have received from the Relevant Parties, (i) to the extent requested by the Lenders or the Administrative Agent at least five Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and AML Laws, including the USA Patriot Act and (ii) at least five days prior to the Effective Date, a Beneficial Ownership Certification in relation to any Relevant Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(r)    No litigation, arbitration or similar proceeding shall be pending or threatened in writing that (i) calls into question the validity or enforceability of this Agreement, the other Loan Documents or the Transactions or (ii) which has had, or could reasonably be expected to have, a Material Adverse Effect.

(s)    The Borrower shall have been released from all obligations and liabilities existing under that certain Credit Agreement, dated as of August 4, 2017, among Linn Energy Holdco II LLC, Linn Energy Holdco LLC, Linn Energy, Inc., each of the lenders from time to time party thereto and Royal Bank of Canada, as administrative agent, and all “Loan Documents” related thereto, and the Administrative Agent shall have received customary releases, terminations and other documents in connection therewith, and all Liens on the Borrower’s Property in connection therewith shall have been terminated and released, in each case prior to or concurrently with the Effective Date. On the Effective Date, after giving effect to the Transactions, the Borrower shall not have any outstanding Indebtedness other than Indebtedness under this Agreement and as otherwise permitted by Section 9.02.

(t)    The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans, and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived in accordance with Section 12.02) at or prior to 5:00 p.m., Houston, Texas time, on August 13, 2018 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time). For purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.01 to be consented to or approved by or acceptable or reasonably satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the date hereof specifying its objection thereto.

Section 6.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, (i) no Default shall have occurred and be continuing and (ii) the total Revolving Credit Exposures shall not exceed the Loan Limit.

(b)    The representations and warranties of the Borrower and its Subsidiaries set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except (i) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date and (ii) to the extent that any representation or warranty that is qualified by “material” or “Material Adverse Effect” references therein, such representation or warranty shall be true and correct in all respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(c)    The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit and related Letter of Credit Agreement in accordance with Section 2.07(b), as applicable.

(d)    Prior to the Covenant Changeover Date, the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying: (i) that attached thereto is an updated Budget as of the date of such Borrowing or issuance, amendment, renewal or extension of such Letter of Credit, as applicable (or certifying that the Budget most recently delivered pursuant to this Agreement has not changed since the date of delivery thereof); (ii) that the cumulative Capital Expenditures actually made by the Borrower and the Restricted Subsidiaries for the Subject Project during the period from and including the Effective Date through and including the date of such Borrowing or issuance, amendment, renewal or extension of such Letter of Credit, as applicable, do not exceed 115% of the budgeted cumulative Capital Expenditures for the Subject Project as of the most recently ended calendar month, as set forth in the most recently delivered Budget hereunder (excluding the amount of any Capital Expenditures funded solely with the proceeds of any issuance of the Borrower’s Equity Interests (other than Disqualified Capital Stock), to the extent that the Borrower delivers evidence thereof in form and substance reasonably satisfactory to the Administrative Agent); and (iii) as to the anticipated Capital Expenditures to be funded in part by such Borrowing or issuance, amendment, renewal or extension of such Letter of Credit, as applicable, which Capital Expenditures shall be contemplated by the Budget attached thereto.

(e)    During the period from and including the Effective Date to but excluding the Covenant Changeover Date, at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Borrower shall be in pro forma compliance with the financial covenant set forth in Section 9.01(a), calculated in a manner reasonably acceptable to the Administrative Agent after giving effect to such Borrowing, which financial covenant shall be recomputed on such date using (x) Consolidated Total Indebtedness outstanding on such date and (y) Consolidated Total Capitalization as of such date (and the Borrower shall have provided to the Administrative Agent a certificate of a Financial Officer setting forth reasonably detailed calculations demonstrating compliance therewith and certifying that attached thereto is supporting detail for such calculations).

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Sections 6.02(a), (b), and (e).

ARTICLE VII

Representations and Warranties

The Borrower, for itself and on behalf of each of its Restricted Subsidiaries, represents and warrants, to the Administrative Agent, the Issuing Bank and the Lenders that:

Section 7.01    Organization; Powers. Each Relevant Party is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to result in a Material Adverse Effect.

Section 7.02    Authority; Enforceability. The Transactions are within each Loan Party’s corporate, limited liability company, or partnership powers and have been duly authorized by all necessary corporate, limited liability company, or partnership action and, if required, equity owner action. Each Loan Document to which a Loan Party is a party has been duly executed and delivered by such Loan Party, as applicable, and constitutes a legal, valid and binding obligation of such Loan Party, as applicable, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03    Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to result in a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation, any Organization Documents of the Borrower or any other Loan Party, or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other material instrument binding upon the Borrower or any of its Subsidiaries (including any Material Contract) or any of their respective Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any other Loan Party (other than the Liens created by the Loan Documents and Excepted Liens).

Section 7.04    Financial Condition; No Material Adverse Effect.

(a)     The Borrower has heretofore furnished to the Lenders (i) the Borrower’s unaudited consolidated balance sheet and related statements of income or operations, owners’ equity and cash flows as of the end of and for the fiscal quarter ending March 31, 2018, certified by its chief financial officer as having been prepared in good faith based upon reasonable assumptions and (ii) a pro forma unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the Effective Date and a pro forma statement of capitalization of the Borrower, after giving effect to the making of the initial Loans hereunder, the application of the proceeds thereof and to the Transactions contemplated to occur on the Effective Date, certified by its chief financial officer as having been prepared in good faith based upon reasonable assumptions (collectively, the “Financial Statements”).

(b)    Since December 31, 2017, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c)    Except as set forth on Schedule 7.04(c) or as referred to or reflected or provided for in the Financial Statements, neither the Borrower nor any of its Consolidated Subsidiaries has, on the Effective Date after giving effect to the Transactions on such date, any Material Indebtedness (including Disqualified Capital Stock), other material liabilities, contingent liabilities, off balance sheet liabilities, partnership liabilities for taxes or unusual forward or long-term commitments.

(d)    The projections regarding the financial performance of the Borrower and its Consolidated Subsidiaries furnished to the Lenders have been prepared in good faith by the Borrower and based upon assumptions believed by the Borrower to be reasonable at the time such projections were provided (and on the Effective Date in the case of forecasts provided prior to the Effective Date) (it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that actual results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that neither the Borrower nor any other Relevant Party makes any representation that such projections will be realized).

Section 7.05    Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority, including, without limitation, FERC or any equivalent state regulatory agency, pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or any other Relevant Party or any of their Properties (a) not fully covered by insurance (except for normal deductibles) that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (b) that involve any Loan Document.

Section 7.06    Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a)    the Borrower and the other Relevant Parties and each of their respective Properties and operations thereon are, and for the last three (3) years have been, in compliance with all applicable Environmental Laws;

(b)    the Borrower and the other Relevant Parties have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of the Borrower or the other Relevant Parties has received any written notice or to Borrower’s knowledge, any threat that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be denied;

(c)    there are no claims, demands, suits, orders, inquiries, investigations, requests for information or proceedings by or before any arbitrator or Governmental Authority concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Law that is pending or, to Borrower’s knowledge, threatened in writing against the Borrower or any other Relevant Party or any of their respective Properties or as a result of any operations at such Properties;

(d)    [reserved];

(e)    (i) there has been no Release or, to the Borrower’s knowledge, threatened Release of Hazardous Materials at, on, under or from the Borrower’s or any other Relevant Party’s Properties that would give rise to a liability of a Relevant Party under any Environmental Law, and (ii) to the knowledge of the Borrower, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties, in each case, so as to give rise to liability to the Borrower or any other Relevant Party;

(f)    neither the Borrower nor any other Relevant Party has received any written notice asserting an alleged liability or obligation of a Relevant Party under any applicable Environmental Laws with respect to (i) the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Borrower’s or any other Relevant Party’s Properties, or (ii) non-compliance or alleged non-compliance with Environmental Law;

(g)    to Borrower’s knowledge, there has been no exposure of any Person to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrower’s or the other Relevant Parties’ Properties that could form the basis for a claim for damages or compensation; and

(h)    to the extent requested by the Administrative Agent, the Borrower has provided, or has caused the other Relevant Parties to provide, to the Administrative Agent copies of all environmental site assessment reports, investigations, studies, and analyses on environmental matters relating to any alleged non-compliance with or liability under Environmental Laws relating to Relevant Parties’ respective Properties or operations thereon that were in any of the Borrower’s or the other Relevant Parties’ possession on or prior to the Effective Date.

The representations and warranties set forth in this Section 7.06 constitute the sole representations and warranties of the Borrower and the Relevant Parties relating to environmental matters, including Environmental Laws, Environmental Permits and Hazardous Materials.

Section 7.07    Compliance with the Laws and Agreements; No Defaults.

(a)    The Borrower and each other Relevant Party is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to be or to do the foregoing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)    Neither the Borrower nor any other Relevant Party is in default, nor has any event or circumstance occurred that, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or any other Relevant Party to Redeem or make any offer to Redeem under any indenture, note, credit agreement, or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any other Loan Party or any of their Properties is bound, in each case except as could not reasonably be expected to result in a Material Adverse Effect.

(c)    No Default has occurred and is continuing.

Section 7.08    Investment Company Act. Neither the Borrower nor any other Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09    Taxes. The Borrower and each Subsidiary has, to the extent required, timely filed or caused to be filed all federal and all other material Tax returns and reports required to have been filed (after giving effect to any grace periods or extensions). The Borrower and each Subsidiary has paid or caused to be paid all federal and all other material Taxes required to have been paid by it to the extent the same have become due and payable, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Relevant Party, as applicable, has set aside on its books adequate reserves in accordance with Section 1.04. No currently outstanding Tax Lien is filed against the Borrower, any Subsidiary, or any of their respective Properties, and, to the knowledge of the Borrower or any other Relevant Party, no material tax assessment claim is being asserted against the Borrower, any Subsidiary, or any of their respective Properties with respect to any such material amount of Tax or other such governmental charge.

Section 7.10    ERISA. None of the Borrower or any Subsidiary sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Plan or Multiemployer Plan. Except as would not reasonably be expected to constitute a Material Adverse Effect, no ERISA Event has occurred.

Section 7.11    Disclosure; No Material Misstatements.

(a)    The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any of the Relevant Parties are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The Financial Statements and all other financial reports, financial statements, certificates and other written information (other than forward-looking information and information of a general economic or industry specific nature) furnished by or on behalf of the Borrower or any other Relevant Party to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished from time to time), including, without limitation, any such information so furnished to permit the Lenders to comply with the USA Patriot Act, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to any financial model, projected financial information and projected natural gas supply and throughput, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by Borrower and any applicable Relevant Party to be reasonable at the time delivered to the Administrative Agent or any Lender or any of their Affiliates as provided above (it being understood that such financial model, projected financial information and projected natural gas supply and throughput may be subject to significant contingencies, no assurance can be given that such financial model, projected financial information and projected natural gas supply and throughput will be realized, and actual results may vary materially from such financial model, projected financial information and project natural gas supply and throughput). As of the Effective Date, there is no known fact peculiar to the Borrower or any other Relevant Party which could reasonably be expected to result in a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any other Relevant Party prior to, or on, the date hereof in connection with the transactions contemplated hereby.

(b)    As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 7.12    Insurance. The Borrower has, and has caused all of the other Relevant Parties to have, insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and of comparable size and engaged in the same or a similar business for the assets and operations of the Borrower and the other Relevant Parties, and otherwise sufficient for the compliance by each of them with all material Governmental Requirements and all Material Contracts. The Administrative Agent and the Lenders have been (or will be in accordance with the terms of this Agreement) named as additional insureds in respect of such liability insurance policies, and the Administrative Agent has been named as lenders’ loss payee with respect to Property loss insurance as required by Section 8.07. No Loan Party owns or leases any Building or Manufactured (Mobile) Home constituting Mortgaged Property for which such Loan Party has not delivered to the Administrative Agent evidence or confirmation reasonably satisfactory to the Administrative Agent in accordance with the terms of this Agreement that (i) such Loan Party maintains Flood Insurance for such Building or Manufactured (Mobile) Home or (ii) such Building or Manufactured (Mobile) Home is not located in a Special Flood Hazard Area.

Section 7.13    EEA Financial Institutions. No Relevant Party is an EEA Financial Institution.

Section 7.14    Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders, which shall be a supplement to Schedule 7.14), neither the Borrower nor the Subsidiaries has any Subsidiaries. No Relevant Party has any Foreign Subsidiaries, and each Restricted Subsidiary is a Wholly-Owned Subsidiary. All of the outstanding Equity Interests of each Relevant Party and each Subsidiary (other than any Unrestricted Subsidiary) have been validly issued and have not been issued in violation of any preemptive or similar rights, and, to the extent applicable, are fully paid and non-assessable.

Section 7.15    Capitalization; Location of Business and Offices. Schedule 7.15 hereto (as supplemented in a notice delivered to the Administrative Agent pursuant to Section 8.01(j) in accordance with Section 12.01) accurately reflects (a) the jurisdiction of incorporation or organization (if applicable) of the Borrower and its Subsidiaries, (b) each jurisdiction in which the Borrower or any of its Subsidiaries is qualified to transact business as a foreign corporation, foreign partnership or foreign limited liability company, (c) the organizational identification number of the Borrower and each of its Subsidiaries in its jurisdiction of organization, (d) the authorized, issued and outstanding Equity Interests of the Borrower and its Subsidiaries, including the names of (and number of shares or other equity securities held by) the record and beneficial owners of such Equity Interests, and (e) all outstanding warrants, options, subscription rights, convertible securities or other rights to purchase capital stock or limited liability company interests of the Borrower’s Subsidiaries. Except as set forth on Schedule 7.15 hereto, there are no outstanding shareholders agreements, voting agreements or other agreements of any nature which in any way restrict or effect the transfer, pledge or voting of any of the Equity Interests of any Subsidiary or subject any of such Equity Interests to any put, call, redemption obligation or similar right or obligation of any nature. The Borrower’s and its Subsidiaries’ principal place of business and chief executive offices are located at the address specified in Section 12.01 or as set forth in a notice delivered pursuant to Section 8.01(j) and Section 12.01(c).

Section 7.16    Properties; Titles, Etc.

(a)    Each Relevant Party has good and valid title to, valid leasehold interests in, or valid easements, rights of way or other property interests in all of its real and personal Property free and clear of all Liens except Permitted Liens.

(b)    From and after the construction and commercial operation of any Gathering Systems, such Gathering Systems are or will be covered by valid and subsisting recorded fee deeds, leases, easements, rights of way, servitudes, permits, licenses or other instruments and agreements (collectively, “Rights of Way”) in favor of the Borrower or any other applicable Relevant Party (or their predecessors in interest) and their respective successors and assigns, except where the failure of the Gathering Systems to be so covered, individually or in the aggregate, (i) does not interfere with the ordinary conduct of business of any Relevant Party, (ii) does not materially detract from the value or the use of the Gathering Systems or (iii) could not reasonably be expected to result in a Material Adverse Effect.

(c)    From and after the construction and commercial operation of any Gathering Systems, the Rights of Way establish or will establish a contiguous and continuous right of way for such Gathering Systems and grant or will grant the Borrower or any other applicable Relevant Party (or their predecessors in interest) the right to construct, operate, and maintain such Gathering Systems in, over, under, or across the land covered thereby in accordance with applicable law and customary industry practices; provided, however, (i) some of the Rights of Way granted to the Relevant Parties (or their predecessors in interest) by private parties and Governmental Authorities are revocable at the right of the applicable grantor, (ii) some of the Rights of Way cross properties that are subject to Liens in favor of third parties that have not been subordinated to the Rights of Way; and (iii) some Rights of Way are subject to certain defects, limitations and restrictions; provided, further, none of the limitations, defects, and restrictions described in clauses (i), (ii) and (iii) above, individually or in the aggregate, (A) materially interfere with the ordinary conduct of business of the Borrower or any other Relevant Party, (B) materially detract from the value or the use of such Gathering Systems or (C) could reasonably be expected to result in a Material Adverse Effect.

(d)    Each Processing Plant is located on lands covered by fee deeds, real property leases, or other instruments (collectively “Deeds”) in favor of the Borrower or any other applicable Relevant Party (or their predecessors in interest) and their respective successors and assigns. The Deeds grant the Borrower or any other applicable Relevant Party (or their predecessors in interest) the right to construct, operate, and maintain each Processing Plant on the land covered thereby in the same way that a prudent owner and operator would inspect, operate, repair, and maintain similar assets.

(e)    All Rights of Way and all Deeds necessary for the conduct of the business of the Borrower and the other Relevant Parties are valid and subsisting, in full force and effect, and there exists no breach, default or event or circumstance that, with the giving of notice or the passage of time or both, would give rise to a default under any such Rights of Way or Deeds that could reasonably be expected to result in a Material Adverse Effect. All rental and other payments due under any Rights of Way or Deeds by any Relevant Party (and their predecessors in interest) have been duly paid in accordance with the terms thereof, except to the extent that a failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(f)    The rights and Properties presently owned, leased or licensed by the Borrower and the other Relevant Parties including, without limitation, all Rights of Way and Deeds, include all rights and Properties necessary to permit the Borrower and the other Relevant Parties to conduct their businesses in all material respects in the same manner as such businesses have been conducted prior to the Effective Date.

(g)    Except as could not reasonably be expected to result in a Material Adverse Effect, neither the businesses nor the Properties of any of the Relevant Parties is affected in any manner as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.

(h)    No eminent domain proceeding or taking has been commenced or, to the knowledge of any of the Relevant Parties, is contemplated with respect to all or any portion of the Midstream Properties, except to the extent that an adverse determination in such proceeding (i) would not materially interfere with the ordinary conduct of business of any Relevant Party, (ii) would not materially detract from the value or the use of the Midstream Properties and (iii) could not reasonably be expected to result in a Material Adverse Effect.

(i)    The Borrower and each other Relevant Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Relevant Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 7.17    Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the offices, Processing Plants, Midstream Properties, improvements, fixtures, equipment, and other Property owned, leased or used by the Borrower and each of its Subsidiaries in the conduct of their businesses are (a) being maintained in a state adequate to conduct normal operations, (b) in good operating condition, subject to ordinary wear and tear, and routine maintenance or repair, (c) sufficient for the operation of the businesses of the Borrower and each other Relevant Party as currently conducted, and (d) in conformity with all Governmental Requirements relating thereto.

Section 7.18    Effective Date Properties. The Effective Date Properties constitute all fee-owned real properties owned by, all leased real properties leased by, and all easements and rights-of-way owned by, any Relevant Party as of the Effective Date.

Section 7.19    [Reserved].

Section 7.20    Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used by the Relevant Parties to (a) fund Capital Expenditures, including the construction of the Subject Project pursuant to and in accordance with the Budget most recently delivered by the Borrower hereunder, (b) pay fees and expenses in connection with the Transactions and (c) to fund working capital and other general and lawful business purposes, as the case may be, of the Borrower and each of the other Relevant Parties. Neither the Borrower nor any other Relevant Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.21    Solvency. The Borrower and its Restricted Subsidiaries are Solvent. Neither the Borrower nor any of its Restricted Subsidiaries is planning to take any action described in Section 10.01(h) or Section 10.01(i).

Section 7.22    Common Enterprise. The Borrower and each other Relevant Party and their business operations are closely integrated with one another into a single, interdependent and collective, common enterprise so that all of them will benefit from the financial accommodations provided under this Agreement. The Borrower and each other Relevant Party intend to render services to or for the benefit of each other, which services may include providing administrative, marketing, payroll and management services to or for the benefit of each other, purchasing or selling and supplying goods to or from or for the benefit of each other, and making loans and advances and providing other financial accommodations to or for the benefit of each other (in each case, except as may be prohibited by this Agreement).

Section 7.23    Material Contracts. Schedule 7.23 hereto contains a complete list, as of the Effective Date, of all Material Contracts of the Borrower and each other Relevant Party, including all amendments thereto. All such Material Contracts are in full force and effect except to the extent any such Material Contract has terminated in a manner permitted under this Agreement. Neither the Borrower nor any other Relevant Party is in breach under any Material Contract in any way that could reasonably be expected to result in a Material Adverse Effect, and to the knowledge of the Borrower and each other Relevant Party, no other Person that is party thereto is in breach under any Material Contract in any way that could reasonably be expected to result in a Material Adverse Effect. None of the Material Contracts prohibits the transactions contemplated under the Loan Documents. Except as shown in Schedule 7.23 hereto, each of the Material Contracts is currently in the name of, or has been assigned to, a Loan Party (with the consent or acceptance of each other party thereto if and to the extent that such consent or acceptance is required thereunder), and, except as a result of anti-assignment provisions that are not rendered unenforceable by applicable laws (as described on Schedule 7.23), a security interest in each of the Material Contracts may be granted to the Administrative Agent. The Borrower and the other Relevant Parties have delivered to the Administrative Agent a complete and current copy of each of their Material Contracts existing on the Effective Date.

Section 7.24    Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable by the Borrower or any other Relevant Party with respect to the Transactions.

Section 7.25    Employee Matters. As of the Effective Date, (a) neither the Borrower nor any other Relevant Party is party to any collective bargaining agreement, (b) no petition for certification or union election is pending or, to the knowledge of the Borrower or any other Relevant Party, threatened with respect to the employees thereof, and (c) there are no strikes, slowdowns, work stoppages or, labor controversies pending or, to the knowledge of the Borrower or any other Relevant Party, threatened between the Borrower or any other Relevant Party, on the one hand, and its employees, on the other hand, except as could not reasonably be expected to have a Material Adverse Effect.

Section 7.26    Anti-Terrorism Laws; Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with the USA Patriot Act, Anti-Corruption Laws, applicable AML Laws and applicable Sanctions. The Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of each of the Borrower, its directors and agents, are in compliance with the USA Patriot Act, Anti-Corruption Laws, applicable AML Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective officers or employees, or (b) to the knowledge of the Borrower, any directors or agent of the Borrower or any Subsidiary or other Affiliate that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person, or (ii) is in violation of AML Laws, Anti-Corruption Laws, or Sanctions. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will cause a violation of AML Laws, Anti-Corruption Laws or applicable Sanctions. Neither the Borrower nor any of its Subsidiaries, or to the knowledge of the Borrower, any other Affiliate, has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country.

Section 7.27    Federal and State Regulation.

(a)    No portion of the Gathering Systems includes any interstate common carrier pipeline operations subject to rate regulation by the FERC. (i) Borrower is a natural-gas company under the Natural Gas Act solely with respect to the Blue Mountain Delivery Line and (ii) neither Borrower nor any other Relevant Party provides transportation or storage services under the Natural Gas Policy Act. With the exception of the Blue Mountain Delivery Line, the Gathering Systems consist entirely of Midstream Properties exempt from FERC jurisdiction pursuant to section 1(b) of the Natural Gas Act.

(b)    The Relevant Parties are in compliance, in all material respects, with all rules, regulations and orders, if any, of the FERC and all State Pipeline Regulatory Agencies applicable to the Gathering Systems and the Midstream Properties, including, but not limited to, FERC requirements regarding record keeping, reporting and environmental conditions associated with the construction of the Blue Mountain Delivery Line.

(c)    As of the date of this Agreement, neither the Borrower nor any other Relevant Party is liable for any refunds or interest thereon as a result of an order from the FERC or any other Governmental Authority with jurisdiction over the Gathering Systems.

(d)    The Relevant Parties’ reports, if any, on Form 6 filed with the FERC complies as to form with all applicable legal requirements and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements therein not misleading.

(e)    With respect to the Blue Mountain Delivery Line, (i) the Limited Jurisdiction Certificate of Public Convenience and Necessity, (ii) the blanket certificate under Subpart F of Part 157 of FERC’s regulations, and (iii) the waivers of certain FERC regulations concerning interstate pipeline facilities, each as granted in Docket No. CP18-14-000 on March 13, 2018 are all in full force and effect and the Borrower is in compliance with all FERC Orders, certificates and regulations applicable to the Blue Mountain Delivery Line, or has received waivers thereof. Borrower has not received a request from any third party for firm service on the Blue Mountain Delivery Line.

(f)    Without limiting the generality of Section 7.07(a) of this Agreement, no certificate, license, permit, consent, authorization or order (to the extent not otherwise obtained) is required to be obtained by the Borrower or any other Relevant Party from any Governmental Authority to construct, own, operate and maintain the Midstream Properties, or to transport and/or distribute Hydrocarbons under existing contracts and agreements as the Midstream Properties are presently owned, operated and maintained.

Section 7.28    [Reserved]

Section 7.29    Availability of Funds. The sum of the undrawn Commitments hereunder and the Borrower’s reasonably anticipated operating cash flow (as set forth in the Budget most recently delivered by the Borrower hereunder) is sufficient to fund the remaining construction costs for the Subject Project as set forth in the Budget most recently delivered by the Borrower hereunder.

Section 7.30    Accounts. Schedule 7.30 lists all Deposit Accounts, Securities Accounts and Commodity Accounts maintained by or for the benefit of the Borrower or any other Relevant Party.

Section 7.31    Flood Insurance Related Matters. As of the Effective Date, except as set forth on Schedule 7.31, no Mortgage encumbers improved real property that contains Buildings or Manufactured (Mobile) Homes (as those terms are defined in applicable Flood Insurance Regulations). The Borrower and the Subsidiaries have obtained flood insurance in accordance with Section 8.07, with respect to each Improved Mortgaged Property that is located in a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency).

ARTICLE VIII

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other Obligations under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower, for itself and each of the other Relevant Parties, covenants and agrees with the Administrative Agent, the Issuing Bank and the Lenders that:

Section 8.01    Financial Statements; Ratings Change; Other Information. The Borrower will furnish to the Administrative Agent:

(a)    Annual Financial Statements. Not later than (i) September 30, 2018, with respect to the fiscal year of the Borrower ending December 31, 2017 and (ii) one hundred twenty (120) days after the end of each fiscal year of the Borrower ending on or after December 31, 2018, the Borrower’s and its Consolidated Subsidiaries’ audited consolidated balance sheet and related statements of income or operations, owners’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form to the figures for the previous fiscal year, all reported on by independent public accountants of nationally recognized standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit other than a qualification as to any upcoming debt maturity) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with Section 1.04.

(b)    Quarterly Financial Statements. Not later than sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (it being understood that no fourth quarter quarterly financials will be required pursuant to this Section 8.01(b)), (i) the Borrower’s unaudited consolidated balance sheet and related statements of income or operations, owners’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form to the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, and (ii) reports of newly entered and terminated Material Contracts, operations and systems volumes, by month, during such quarterly accounting period. All of the foregoing financial statements shall be certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with Section 1.04 consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)    Annual Financial Projections. Concurrently with any delivery of financial statements under Section 8.01(a), an annual budget and forecast, together with projections for the Borrower and its Consolidated Subsidiaries, including volumes, for the then-current fiscal year of the Borrower and the next fiscal year of the Borrower.

(d)    Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D-2 hereto (a “Compliance Certificate”) (i) certifying that such Financial Officer has reviewed the terms of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision, a review in reasonable detail of the transactions and financial condition of the Borrower and its Consolidated Subsidiaries during the period covered by such financial statements, which review has not disclosed the existence during or at the end of such period of any condition or event which constitutes a Default and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01, (iii) setting forth consolidating spreadsheets and eliminating entries with respect to any Unrestricted Subsidiaries, in such form as would be presentable to the Borrower’s auditors, (iv) stating whether any change in GAAP or in the application thereof that requires any change in the financial reporting of the Relevant Parties, or in any other accounting or financial reporting practices of the Relevant Parties, has occurred since the date of the financial statements referred to in Section 8.01 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (v) specifying any Restricted Subsidiary that no longer constitutes an Immaterial Subsidiary, (vi) attaching a schedule (in form and substance reasonably satisfactory to the Administrative Agent) of any acquisitions by the Loan Parties’ of fee owned real Property, leased real Property or Rights of Way since the delivery of the last such Compliance Certificate (or, in the case of the first such Compliance Certificate, since the Effective Date), and (vii) attaching a schedule setting forth each new Material Contract or Deposit Account, Securities Account or Commodity Accounts, entered into, or opened, since the delivery of the last such Compliance Certificate (or, in the case of the first such Compliance Certificate, since the Effective Date).

(e)    Certificate of Financial Officer – Swap Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) and (b), a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of the last Business Day of the relevant fiscal period, a true and complete list of all Swap Agreements of the Borrower and each other Relevant Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the estimated net mark-to-market value therefor, any new credit support agreements relating thereto (other than Security Instruments), any margin required or supplied under any credit support document (other than Security Instruments), and the counterparty to each such agreement.

(f)    Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), one or more certificates of insurance coverage from the Borrower’s insurance broker or insurers with respect to the insurance required by Section 8.07, in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent, copies of all applicable policies.

(g)    SEC and Other Filings. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any other Relevant Party with the SEC, or with any national or foreign securities exchange, as the case may be.

(h)    Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any material financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, or any indenture, loan or credit or other similar agreement in respect of Material Indebtedness other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(i)    Immaterial Subsidiaries. Upon request of the Administrative Agent, within ten (10) days (or such longer period as the Administrative Agent may agree in its sole discretion), a list of any Immaterial Subsidiaries and a reasonably detailed calculation of such Subsidiary’s Consolidated Total Assets and Consolidated EBITDA, together with such other information regarding the business and affairs of such Immaterial Subsidiary as may be reasonably requested by the Administrative Agent; and promptly, and in any event within fifteen (15) days (or such longer period as the Administrative Agent may agree in its sole discretion) after any Immaterial Subsidiary that is not a Guarantor ceases to be an Immaterial Subsidiary pursuant to the definition thereof (as demonstrated in the most recently delivered financial statements under clauses (a) or (b) above), written notice thereof.

(j)    Information Regarding Loan Parties. Ten (10) days’ prior written notice (unless otherwise agreed by the Administrative Agent) of any change in (i) any Loan Party’s corporate, limited liability company or partnership name, (ii) the location of any Loan Party’s chief executive office or principal place of business, (iii) any Loan Party’s identity or corporate, limited liability company or partnership structure or in the jurisdiction in which such Person is incorporated or formed, (iv) any Loan Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) any Loan Party’s federal taxpayer identification number.

(k)    Notices of Certain Changes. Promptly, but in any event within five (5) Business Days (or such longer period as the Administrative Agent may agree to in its sole discretion) after the execution thereof, copies of any amendment, modification or supplement to any agreement governing any Permitted Senior Notes or Permitted Refinancing Indebtedness, or any material amendment, modification or supplement to the certificate or articles of formation, operating agreement, any preferred equity designation or any other Organization Document of the Borrower or any other Loan Party.

(l)    Regulatory Notices. Promptly, but in any event within ten (10) Business Days (or such longer period as the Administrative Agent may agree to in its sole discretion) after receipt thereof by any Relevant Party, a copy of any material notice, summons, citation, proceeding or order received from the FERC or any other State Pipeline Regulatory Agency concerning the regulation of any material portion of the Gathering Systems or the Midstream Properties.

(m)    Material Contracts. Prompt written notice, but in any event within ten (10) Business Days (or such longer period as the Administrative Agent may agree to in its sole discretion) thereof, of any material breach, non-performance, termination or material amendment of, or any material default under, a Material Contract.

(n)    Notice of Permitted Senior Notes Issuance. Written notice on or prior to the offering of any Permitted Senior Notes incurred in reliance on Section 9.02(i), the amount thereof and the anticipated date of closing and any material agreements governing such Permitted Senior Notes.

(o)    Other Requested Information. Promptly following any reasonable request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Borrower or any other Relevant Party (including, without limitation, any Plan maintained or sponsored by a Loan Party and any reports or other information required to be filed by a Loan Party with a Governmental Authority with respect to any Plan under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA Patriot Act or other applicable AML laws.

(p)    Request for Firm Service. Promptly, but in any event within ten (10) Business Days (or such longer period as the Administrative Agent may agree to in its sole discretion) after receipt thereof by any Relevant Party, a copy of any request for firm transportation service on the Blue Mountain Delivery Line.

Section 8.02    Notices of Material Events. The Borrower will furnish to the Administrative Agent (which shall furnish such notice and information to the Lenders) prompt written notice of the following upon any Responsible Officer of any Relevant Party becoming aware of the same:

(a)    the occurrence of any Default;

(b)    the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any Relevant Party not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in liability to the Relevant Parties in excess of $10,000,000, net of any insurance coverage, subject to normal deductibles;

(c)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(d)    (i) the receipt by any Relevant Party of any environmental site assessment reports, investigations, studies, analyses or other correspondence on environmental matters relating to any alleged non-compliance with or liability under Environmental Laws related to their respective Properties or operations thereon, which reports, investigation, studies, analyses or other correspondence, individually or in the aggregate, show environmental issues that would reasonably be expected to result in a Material Adverse Effect or (ii) the Release of Hazardous Material on, under, about or from any of the Borrower’s or any other Relevant Party’s Properties or any other property offsite the Property to the extent caused by the Borrower’s or any Restricted Subsidiary’s operations which Release would reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03    Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, consents, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10 or any disposition permitted under Section 9.11.

Section 8.04    Payment of Obligations. The Borrower will, and will cause each Restricted Subsidiary to, pay its obligations, including Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith and, where applicable, by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with Section 1.04 and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of the Borrower or such Restricted Subsidiary.

Section 8.05    Performance of Obligations under Loan Documents. The Borrower will pay the Loans and the other Obligations in accordance with the terms hereof, and the Borrower will, and will cause each other Loan Party to, do and perform every act and discharge all of the obligations required to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at or within the time or times and in the manner specified herein and therein.

Section 8.06    Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each Restricted Subsidiary to:

(a)    operate its Properties or cause such Properties to be operated in a careful and efficient manner in accordance with the customary practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable Environmental Laws, except, in each case, where the failure to comply could not reasonably be expected to result in a Material Adverse Effect;

(b)    preserve, maintain and keep in good repair, condition, working order and efficiency (ordinary wear and tear excepted) all Property material to the conduct of its business, including, without limitation, all equipment, machinery and facilities; and

(c)    promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with customary industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its material Properties.

Section 8.07    Insurance.

(a)    The Borrower will, and will cause each other Relevant Party to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies of similar size engaged in the same or similar businesses operating in the same or similar locations (it being understood and agreed that the insurance policies in effect on the Effective Date meet such standards). The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear to the extent practical and applicable. Such policies shall name the Administrative Agent and the Lenders as “additional insureds” and the Administrative Agent “lenders’ loss payee”, as applicable, and provide that the insurer will give at least thirty (30) days’ prior notice of any cancellation (other than any cancellation for non-payment of premium, which shall be subject to ten (10) days’ prior notice) to the Administrative Agent.

(b)    With respect to each parcel of Improved Mortgaged Property located in a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in an amount not less than the outstanding principal amount of the Obligations that are reasonably allocable to such Improved Mortgaged Property or the maximum limit of coverage made available with respect to the particular type of property under the Flood Insurance Regulations, and otherwise comply with the Flood Insurance Regulations, it being understood that such flood insurance may be obtained from private insurance companies and issued on a collective basis to cover all of such Improved Mortgaged Property located in a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency).

Section 8.08    Books and Records; Inspection Rights. The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account as needed to allow it to provide the financial statements and reports required hereunder. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its Responsible Officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested.

Section 8.09    Compliance with Laws.

(a)    The Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except (other than with respect to Anti-Corruption Laws, applicable AML Laws and applicable Sanctions) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.

(b)    In the event of a determination by FERC that any portion of the Gathering Systems, other than the Blue Mountain Delivery Line, is subject to regulation as (i) an interstate common carrier pipeline subject to rate regulation by FERC or (ii) an interstate natural gas pipeline subject to regulation by FERC, the Borrower will, and will cause each other Loan Party to, comply in all material respects with FERC requirements applicable to regulated pipelines including, but not limited to, maintaining a FERC compliant tariff setting forth the rates and terms and conditions applicable to transportation service on the interstate common carrier pipeline or interstate natural gas pipeline, or obtain waivers of such regulatory requirements from the FERC.

Section 8.10    Compliance with Agreements; Maintenance of Material Contracts.

(a)    The Borrower will, and will cause each Restricted Subsidiary to, comply with all agreements, contracts and instruments binding on it or affecting its Properties or business, including, without limitation, the Material Contracts, except to the extent that such non-compliance could not reasonably be expected to result in a Material Adverse Effect.

(b)    Except as could not reasonably be expected to (i) result in uninsured liability or uninsured economic loss to the Relevant Parties, individually or in the aggregate, in excess of $10,000,000 or (ii) result in a Material Adverse Effect, the Borrower will, and will cause each other Relevant Party to, perform and observe all the payment terms and other material terms and provisions of each Material Contract to be performed or observed by it, maintain each Material Contract in full force and effect and enforce such Material Contract in accordance with its terms. Upon request of the Administrative Agent at any time that an Event of Default has occurred and is continuing, the Borrower shall make to each counterparty to any Material Contract such demands and requests for information and reports or for other action as any Loan Party or any Restricted Subsidiary thereof is entitled to make under such Material Contract, and cause each of its Restricted Subsidiaries to do so.

Section 8.11    Environmental Matters.

(a)    The Borrower shall, without cost or expense to the Administrative Agent, the Issuing Bank or the Lenders: (i) comply, and shall cause its Properties and operations and each Restricted Subsidiary and each Restricted Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Restricted Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or any Restricted Subsidiary’s Properties or any other property offsite the Property to the extent caused by the Borrower’s or any Restricted Subsidiary’s operations except in compliance with applicable Environmental Laws, if the Release or threatened Release, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; (iii) obtain, file or prepare, and shall cause each Restricted Subsidiary to obtain, file or prepare, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or any Restricted Subsidiary’s Properties, except where such failure to obtain, file or prepare could not reasonably be expected to result in a Material Adverse Effect; and (iv) commence and prosecute to completion, and shall cause each Restricted Subsidiary to commence and prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) required under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or any Restricted Subsidiary’s Properties, if failure to commence and prosecute to completion such Remedial Work could reasonably be expected to result in a Material Adverse Effect.

(b)    Borrower will promptly, but in any event within five (5) Business Days thereof, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Borrower or Restricted Subsidiaries or their Properties in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $10,000,000, not fully covered by insurance, subject to normal deductibles.

(c)    The Borrower shall, and shall cause each Restricted Subsidiary to, provide such environmental audits, studies and tests as may be reasonably requested by the Administrative Agent and the Lenders in response to any Event of Default; provided, however, that there shall be no obligation to provide to the Administrative Agent any such environmental audits, studies and tests whose disclosure to the Administrative Agent would require the consent of a Person other than the Borrower or one of its Restricted Subsidiaries and which consent Borrower or one of its Restricted Subsidiaries cannot obtain on commercially reasonable terms.

Section 8.12    Further Assurances.

(a)    The Borrower at its sole expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Restricted Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the Collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate in accordance with the terms of this Agreement and the other Loan Documents, in the reasonable discretion of the Administrative Agent, in connection therewith.

(b)    The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, describing all or any part of the Collateral as “all assets” of the applicable Loan Party (or words of similar effect) without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering such Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.13    Phase I Environmental Site Assessments. If the Borrower or any other Relevant Party desires to acquire any Processing Plant for consideration in excess of $20,000,000, the Borrower shall, or shall cause such Relevant Party to, provide to the Administrative Agent the results of a Phase I environmental site assessment for such Processing Plant, or such other non-invasive environmental assessment, audit, or test report for such Processing Plant which Administrative Agent shall expressly authorize prior to or within ninety (90) days after the acquisition of such Processing Plant, provided that the Administrative Agent may, in its sole and absolute discretion, elect not to require any such site assessment, audit, or test report that would otherwise be so required.

Section 8.14    Additional Collateral; Additional Guarantors.

(a)    In the event that (i) the Borrower or any Restricted Subsidiary acquires or forms a Subsidiary that is not designated as an “Unrestricted Subsidiary” in accordance with Section 8.19 or (ii) any Restricted Subsidiary ceases to be an Immaterial Subsidiary, the Borrower shall promptly and in any event within twenty (20) days thereof (or such later date as agreed by the Administrative Agent in its sole discretion), (A) cause such Subsidiary to execute and deliver to the Administrative Agent a supplement to the Guarantee and Collateral Agreement and such other Security Instruments (in proper form for filing, registration or recordation, as applicable) as are reasonably requested by the Administrative Agent, and take such actions necessary or reasonably advisable to grant to the Administrative Agent for the benefit of the Secured Parties a first priority, perfected Lien (except for Permitted Liens) on all of the tangible and intangible Property of such Restricted Subsidiary that constitutes Collateral under the Guarantee and Collateral Agreement and all Rights of Way, fee-owned real property, and leased real property of such Restricted Subsidiary, (B) cause the owner of the Equity Interests in such Subsidiary to pledge such Equity Interests (including, without limitation, delivery of original certificates evidencing the Equity Interests, if any, of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof), and (C) cause such Restricted Subsidiary or other pledgor to execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(b)    The Borrower will at all times cause all of the tangible and intangible Property of each Loan Party that constitutes Collateral under the Guarantee and Collateral Agreement to be subject to a first priority perfected Lien (except for Permitted Liens) pursuant to the Security Instruments.

(c)    If, during any calendar quarter, the Borrower or any other Loan Party acquires any fee-owned real property, Rights of Way or leased real property (with respect to the foregoing, excluding, (i) fee-owned real property, Rights of Way or leased real property of less than $1,000,000 individually (provided that the aggregate value of all such fee-owned real property, Rights of Way, and leasehold interests so excluded shall not exceed $10,000,000 at any time; and provided further that Property relating to the same gathering or pipeline system, facility or project shall be aggregated for purposes of the above individual and aggregate thresholds) and (ii) leasehold interests not in respect of the Midstream Properties, Material Projects or other capital projects of the Borrower and its Restricted Subsidiaries), the Borrower shall, or shall cause such other Loan Party to, within sixty (60) days after the end of such calendar quarter (or such later date as agreed by the Administrative Agent in its sole discretion): (A) provide copies of any applicable recorded Deeds and/or Rights of Way to the Administrative Agent and execute and deliver a first priority (subject only to Excepted Liens) Mortgage in favor of the Administrative Agent for the benefit of the Secured Parties, covering such Property; (B) provide the Administrative Agent with (1) (x) title information in form and substance satisfactory to the Administrative Agent covering such Properties and/or (y) to the extent requested by the Administrative Agent, title and extended coverage insurance covering such Property in an amount equal to the purchase price of such Property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (2) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent; (C) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the

Administrative Agent; and (D) to the extent such Property constitutes Improved Mortgaged Property, deliver to the Administrative Agent a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each parcel of Improved Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Loan Party relating thereto), and otherwise comply with Section 8.07(b) with respect to such Property to the extent applicable.

Section 8.15    ERISA Compliance. The Borrower will promptly furnish and will cause its Subsidiaries to promptly furnish to the Administrative Agent upon becoming aware of the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect, specifying the nature thereof and what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto.

Section 8.16    Maintenance of Gathering Systems and Processing Plants. The Borrower will, and will cause each other Relevant Party to, (a) maintain or cause the maintenance of their respective interests and rights in the Rights of Way for their Gathering Systems and in their Processing Plants, to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (b) subject to Permitted Liens, maintain the Gathering Systems within the confines of the Rights of Way without material encroachment upon any adjoining property and maintain the Processing Plants within the boundaries of the Deeds and without material encroachment upon any adjoining property if failure to do so could reasonably be expected to result in a Material Adverse Effect, (c) maintain such rights of ingress and egress necessary to permit the Relevant Parties to inspect, operate, repair, and maintain the Midstream Properties, including the Gathering Systems and the Processing Plants, to the extent that failure to maintain such rights, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and provided that the Relevant Parties may hire third parties to perform these functions and (d) maintain all material agreements, licenses, permits, and other rights required for any of the foregoing described in (a), (b), and (c) of this Section 8.16 in full force and effect in accordance with their terms, timely make any payments due thereunder, and prevent any default thereunder which could result in a termination or loss thereof, except any such failure to pay or default that could not reasonably, individually or in the aggregate, be expected to result in a Material Adverse Effect.

Section 8.17    Commodity Exchange Act Keepwell Provisions. The Borrower hereby guarantees the payment and performance of all Obligations of each Loan Party (other than the Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Loan Party (other than the Borrower) in order for such Loan Party to honor its obligations under the Guarantee and Collateral Agreement including obligations with respect to Swap Agreements (provided, however, that the Borrower shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section shall remain in full force and effect until all Obligations are paid in full to the Lenders, the Administrative Agent and all other Secured Parties, and all of the Lenders’ Commitments are terminated. The Borrower intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 8.18    Accounts.

(a)    The Borrower shall, and shall cause each other Relevant Party to: (i) deposit or cause to be deposited directly, all Cash Receipts (excluding Cash Receipts described in the definition of “Excluded Accounts” which are deposited in Excluded Accounts) into one or more Deposit Accounts in which the Administrative Agent has been granted a first-priority Lien and is subject to a Control Agreement, (ii) deposit or credit or cause to be deposited or credited directly, all securities and financial assets held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Borrower and each other Relevant Party (including, without limitation, all marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper) into one or more Securities Accounts in which the Administrative Agent has been granted a first-priority Lien and that is subject to a Control Agreement and (iii) cause all commodity contracts held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Borrower and each other Relevant Party, to be carried or held in one or more Commodity Accounts in which the Administrative Agent has been granted a first-priority Lien and that is subject to a Control Agreement.

(b)    Notwithstanding the requirements set forth in Section 8.18(a), with respect to each Deposit Account, Securities Account and Commodity Account of the Loan Parties set forth on Schedule 7.30 (other than any Excluded Account), the Borrower shall, and shall cause each Relevant Party to, no later than the tenth (10th) day after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion) (such date, the “Control Agreement Delivery Date”), deliver to the Administrative Agent a duly executed Control Agreement with respect to each such account.

Section 8.19    Unrestricted Subsidiaries.

(a)    After the Covenant Changeover Date, the Borrower may designate a Subsidiary as an “Unrestricted Subsidiary” by written notification thereof to the Administrative Agent, provided that (i) no Default or Event of Default exists at the time of or after giving effect to such designation, (ii) the Borrower is in Pro Forma Compliance, (iii) at all times after giving effect to such designation, (A) none of the holders of any Indebtedness, obligations or liabilities of such Unrestricted Subsidiary shall have any direct or indirect recourse to the Relevant Parties or any of their respective Properties for the payment of such Indebtedness, obligations or liabilities, other than as contemplated by Section 9.02(e)(ii) and (B) neither the Borrower nor any Restricted Subsidiary will be required to maintain or preserve such Unrestricted Subsidiary’s financial condition or cause such Unrestricted Subsidiary to achieve any specified level of operating results, (iv) such Unrestricted Subsidiary does not own, directly or indirectly, any Equity Interests in the Borrower or any Restricted Subsidiary upon giving effect to such designation and (v) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Indebtedness of the Borrower or its Restricted Subsidiaries. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the fair market value of all such Person’s outstanding Investment therein pursuant to which Section 9.05 shall apply. No Restricted Subsidiary may be re-designated as an “Unrestricted Subsidiary”.

(b)    The Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and an incurrence of Liens by a Restricted Subsidiary on the property of such Unrestricted Subsidiary then subject to any Liens, and such designation will only be permitted if (i) such Indebtedness is permitted under Section 9.02 and such Liens are permitted under Section 9.03, (ii) no Default or Event of Default would be in existence immediately following such designation, (iii) all representations and warranties herein with respect to such designated Restricted Subsidiary will be true and correct in all material respects (without duplication of any materiality qualifier) as if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (without duplication of any materiality qualifier) as of such earlier date, (iv) the Borrower is in Pro Forma Compliance and (v) such Subsidiary becomes a Guarantor pursuant to, and otherwise satisfies the requirements of, Section 8.14 on such date.

Section 8.20    Minimum Fixed Revenues.

(a)    Not later than 45 days after the Effective Date (or such later date as may be approved by the Administrative Agent in its sole discretion) (the “Post-Closing Hedge Date”), the Administrative Agent shall have received satisfactory evidence that at least 75% of the Relevant Parties’ projected gross margin for each of the twelve successive full calendar months ending after the Post-Closing Hedge Date (based upon the financial model delivered to the Administrative Agent pursuant to Section 6.01(k)) will be received from (i) processing and similar fees expected to be received during such month under “fee-based” agreements (i.e., for which no commodity price exposure is retained by the Relevant Parties), (ii) settlement payments from commodity Swap Agreements to be received during such month or (iii) a combination of (i) and (ii).

(b)    If the Borrower’s Consolidated Total Leverage Ratio exceeds 2.00 to 1.00 as of the last day of any fiscal quarter of the Borrower, the Borrower shall deliver satisfactory evidence to the Administrative Agent concurrently with the delivery of the Compliance Certificate for such fiscal quarter demonstrating that at least 75% of the Relevant Parties’ projected gross margin for each of the successive twelve full calendar months following the date of such Compliance Certificate (based upon the financial model most recently delivered to the Administrative Agent) will be received from (i) processing and similar fees expected to be received during such month under “fee-based” agreements (i.e., for which no commodity price exposure is retained by the Relevant Parties), (ii) settlement payments from commodity hedging agreements to be received during such month or (iii) a combination of (i) and (ii).

Section 8.21    Construction Report. If, as of the last day of each fiscal quarter ending on or prior to the Covenant Changeover Date, the cumulative Capital Expenditures actually made by the Borrower and the Restricted Subsidiaries for the Subject Project through and including such date are less than 70% of the budgeted cumulative Capital Expenditures for the Subject Project as of such date (as set forth in the most recently delivered Budget hereunder), then upon the Administrative Agent’s written request, the Borrower shall deliver, within sixty (60) days of such request, a report of an independent engineering firm or construction consultant reasonably acceptable to the Administrative Agent with respect to the Subject Project, which report shall be in form and substance reasonably satisfactory to the Administrative Agent and shall include a cost and valuation analysis with respect to the construction of the Subject Project.

ARTICLE IX

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other Obligations under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower, for itself and each of its Restricted Subsidiaries, covenants and agrees, with the Administrative Agent, the Issuing Bank and the Lenders that:

Section 9.01    Financial Covenants.

(a)    Consolidated Total Indebtedness/Capitalization Ratio. As of the last day of each of the fiscal quarters of the Borrower ending prior to the Covenant Changeover Quarter, the Borrower shall not permit the Consolidated Total Indebtedness/Capitalization Ratio of the Borrower as of such date to exceed 0.35 to 1.00.

(b)    On and after the Covenant Changeover Date.

(i)    Consolidated Interest Coverage Ratio. As of the last day of any fiscal quarter of the Borrower, commencing with the Covenant Changeover Quarter, the Borrower shall not permit the Consolidated Interest Coverage Ratio for the Rolling Period ending on such date to be less than 2.50 to 1.00.

(ii)    Consolidated Total Leverage Ratio. As of the last day of any fiscal quarter of the Borrower, commencing with the Covenant Changeover Quarter, the Borrower shall not permit the Consolidated Total Leverage Ratio as of such date to exceed 4.50 to 1.00 (unless the last day of such fiscal quarter of the Borrower occurs during any Specified Acquisition Period, in which case the Borrower shall not permit the Consolidated Total Leverage Ratio as of such date to exceed 5.00 to 1.00).

(iii)    Consolidated Total Secured Leverage Ratio. As of the last day of any fiscal quarter of the Borrower, at any time when any Permitted Senior Notes or Permitted Refinancing Indebtedness is outstanding, the Borrower shall not permit the Consolidated Total Secured Leverage Ratio as of such date to exceed 3.00 to 1.00.

(c)    Right to Cure Financial Covenant Defaults. Notwithstanding anything to the contrary contained in this Section 9.01 or in Article X, in the event that the Borrower fails to comply with any of the Consolidated Interest Coverage Ratio financial covenant set forth in Section 9.01(b)(i), the Consolidated Total Leverage Ratio financial covenant set forth in Section 9.01(b)(ii) and/or the Consolidated Total Secured Leverage Ratio financial covenant set forth in Section 9.01(b)(iii) (any such event, a “Financial Covenant Default”) for any fiscal quarter ending on or prior to June 30, 2019, then the Borrower shall have the right to cure such Financial

Covenant Default (such right, the “Equity Cure Right”) subject to the following terms and conditions (it being understood and agreed that no such Equity Cure Right shall exist for any fiscal quarter ending after June 30, 2019):

(i)    The Borrower shall deliver to the Administrative Agent irrevocable written notice of its intent to exercise the Equity Cure Right (the “Equity Cure Notice”) no later than ten (10) Business Days after the date on which financial statements and a Compliance Certificate are delivered in accordance with Section 8.01(a) or (b), as applicable, or Section 8.01(d), as of and for the period ending on the last day (the “Test Date”) of the Rolling Period in respect of which a Financial Covenant Default has occurred (the “Equity Cure Delivery Date”). The Equity Cure Notice shall specify the Borrower’s failure to comply with each of the relevant financial covenants for which the equity cure shall apply and shall set forth the calculation of the Equity Cure Amount (as defined below) and be certified by a Financial Officer of the Borrower.

(ii)    No later than ten (10) Business Days after the Equity Cure Delivery Date (the “Equity Cure Contribution Date”), the Borrower shall issue common Equity Interests (other than Disqualified Capital Stock) or otherwise receive capital contributions (other than Permitted Investment Equity Proceeds and Permitted Redemption Equity Proceeds) (such purchase or capital contribution, as applicable, the “Equity Cure Contribution”) resulting in the Borrower receiving net cash proceeds in an aggregate amount not less than the greater of (A) the minimum amount, which, if added to Consolidated EBITDA (or, with respect to any Rolling Period ending on the Covenant Changeover Quarter and for the next two fiscal quarters ending thereafter, Annualized Consolidated EBITDA for the Rolling Period ending on such date), would result in the Borrower being in pro forma compliance with the Consolidated Interest Coverage Ratio as of the Test Date and (B) the minimum amount which, if added to Consolidated EBITDA (or, with respect to any Rolling Period ending on the Covenant Changeover Quarter and for the next two fiscal quarters ending thereafter, Annualized Consolidated EBITDA for the Rolling Period ending on such date), would result in the Borrower being in pro forma compliance with the Consolidated Total Leverage Ratio (and the Consolidated Total Secured Leverage Ratio, if applicable) as of the Test Date (such amount, which shall be calculated in a manner reasonably satisfactory to the Administrative Agent, the “Equity Cure Amount”).

(iii)    The Equity Cure Right may only be exercised for a total of two (2) times during the tenor of this Agreement and may not be exercised with respect to any fiscal quarter of the Borrower ending after June 30, 2019.

(iv)    From the date on which financial statements and a Compliance Certificate as of and for the period ending on the Test Date are delivered in accordance with Section 8.01(a) or (b), as applicable, and Section 8.01(d) until the earliest to occur of (A) the Equity Cure Contribution Date or (B) the date on which the Administrative Agent is notified by the Borrower that the Equity Cure Contribution will not be consummated, the Borrower shall not be permitted to borrow Loans or request the issuance, amendment, renewal or extension of any Letter of Credit hereunder, but neither the Administrative Agent nor any Lender shall impose default interest, accelerate the Obligations, terminate the Commitments or exercise any enforcement remedy against any Loan Party or any of its respective Property, in each case solely with respect to such Financial Covenant Default. Notwithstanding anything to the contrary in this Section 9.01(c)(iv), the Administrative Agent and the Lenders shall be entitled to exercise any of their respective rights and remedies under this Agreement and under applicable law to the extent that any other Event of Default (other than the Financial Covenant Default) has occurred and is continuing.

(v)    Upon the timely consummation of the Equity Cure Contribution, the receipt by the Borrower of the Equity Cure Amount in cash, the Borrower shall be deemed to have satisfied the Consolidated Interest Coverage Ratio, the Consolidated Total Leverage Ratio or the Consolidated Total Secured Leverage Ratio, as the case may be, as of the Test Date with the same effect as though there was no failure to comply therewith as of the Test Date, and the Financial Covenant Default shall be automatically deemed cured and waived for all purposes of this Agreement.

(vi)    Notwithstanding anything to the contrary in this Agreement:

(A) No Equity Cure Amount shall be retroactively credited to Consolidated EBITDA or Annualized Consolidated EBITDA for the purposes of determining compliance with any financial covenant or test, except with respect to the applicable Financial Covenant Default.

(B) Consolidated Total Indebtedness as of the last day of any fiscal quarter for which the foregoing cure right is exercised shall not be deemed reduced by such Equity Cure Amount, even if the proceeds of such Equity Cure Amount are actually used to repay Indebtedness.

(C) The amount of the Equity Cure Amount that is added to Consolidated EBITDA shall not be greater than the amount required (as determined by the Administrative Agent in its sole discretion exercised in good faith) to cause the Borrower to be in compliance with the Consolidated Interest Coverage Ratio financial covenant set forth in Section 9.01(b)(i), the Consolidated Total Leverage Ratio financial covenant set forth in Section 9.01(b)(ii) and/or the Consolidated Total Secured Leverage Ratio financial covenant set forth in Section 9.01(b)(iii), as applicable.

(D) For the purpose of any calculation of Annualized Consolidated EBITDA hereunder, the increase of Annualized Consolidated EBITDA by the Equity Cure Amount shall be included in the calculation of Annualized Consolidated EBITDA for the applicable Test Date (and any period that includes such Test Date) only after first calculating Annualized Consolidated EBITDA without giving effect to such increase (i.e., the Equity Cure Amount shall not be annualized).

Section 9.02    Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, assume or suffer to exist any Indebtedness, except:

(a)    the Obligations arising under the Loan Documents or the Secured Swap Agreements;

(b)    Indebtedness under Capital Leases or that constitutes Purchase Money Indebtedness; provided that the aggregate principal amount of all Indebtedness described in this Section 9.02(b) at any one time outstanding shall not exceed an amount equal to $10,000,000;

(c)    Indebtedness (other than Indebtedness for borrowed money) in connection with worker’s compensation claims, performance bonds, bid bonds, surety bonds, appeal bonds, customs bonds or similar obligations incurred in the ordinary course of business;

(d)    intercompany Indebtedness (x) between the Borrower and any Guarantor, (y) between Guarantors, or (z) between the Borrower and any Subsidiary that is not a Guarantor; provided that (i) such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than a Loan Party (or under the Security Instruments), (ii) any such Indebtedness owed by a Loan Party shall be subordinated to the Obligations on terms set forth in the Guarantee and Collateral Agreement; and (iii) with respect to clause (z) hereof, such intercompany Indebtedness shall not exceed $5,000,000.

(e)     guarantees by any Loan Party of Indebtedness of any other Loan Party that is otherwise permitted under this Section 9.02;

(f)    endorsements of negotiable instruments for deposit or collection in the ordinary course of business;

(g)    Indebtedness incurred to finance insurance premiums in the ordinary course of business in an amount not to exceed such insurance premiums;

(h)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(i)    Permitted Senior Notes and any guarantees thereof incurred after the Covenant Changeover Date; provided that (i) both before and immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, no Default or Event of Default has occurred and is continuing or would result therefrom; (ii) such Indebtedness and any guarantees thereof (A) are on terms and conditions that are at least as favorable to the Borrower and the Restricted Subsidiaries as market terms for issuers of similar size and credit quality given the then prevailing market conditions and in any event are not more restrictive, taken as a whole, than those contained in this Agreement and the other Loan Documents and (B) do not contain any financial covenant maintenance tests; (iii) such Indebtedness does not have any scheduled principal amortization prior to the date that is 180 days after the Maturity Date; (iv) such Indebtedness does not mature sooner than the date that is 180 days after the Maturity Date; (v) such Indebtedness does not have any mandatory prepayment, redemption, defeasance, tender, sinking fund or repurchase provisions (other than (A) a customary change of control tender offer provision and (B) a customary asset tender offer provision to the extent proceeds from asset dispositions are permitted to be applied first to the prepayment of the Obligations); (vi) both before, and immediately after giving effect to, the incurrence of such Indebtedness and the use of proceeds thereof, the Borrower is in Pro Forma Compliance; (vii) no Subsidiary or other Person is required to guarantee such Indebtedness unless such Subsidiary or other Person has guaranteed the Obligations pursuant to the Guarantee and Collateral Agreement; (viii) if such Indebtedness is senior subordinated Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent and (ix) the Borrower shall have complied with Section 8.01(n);

(j)    Permitted Refinancing Indebtedness and any guarantees thereof, the proceeds of which shall be used concurrently with the incurrence thereof to refinance any outstanding Permitted Senior Notes permitted under Section 9.02(i) or to refinance any outstanding Refinanced Indebtedness, as the case may be; and

(k)    other unsecured Indebtedness of the Borrower and its Restricted Subsidiaries not to exceed $15,000,000 in the aggregate at any one time outstanding.

Section 9.03    Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)    Liens securing the payment of any Obligations pursuant to the Security Instruments;

(b)    Excepted Liens;

(c)    Liens securing Capital Leases and Purchase Money Indebtedness permitted by Section 9.02(b) but only on the Property under lease or the Property purchased with such Purchase Money Indebtedness, as applicable, together with accessions or additions thereto, improvements thereon, insurance thereon and the products and proceeds thereof (it being understood that individual financings of the type permitted under Section 9.02(b) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates);

(d)    Liens attaching to cash earnest money deposits made by a Relevant Party or other escrowed amounts in connection with an acquisition by a Relevant Party permitted under Section 9.05 pursuant to a binding and enforceable acquisition agreement;

(e)    Liens to secure the Indebtedness permitted under Section 9.02(g) , so long as such Liens attach solely to such insurance policies and the unearned premiums in respect of such insurance policies (including any gross unearned premiums and any payment on account of loss which results in reduction of unearned premiums); and

(f)    Liens not otherwise permitted hereunder on assets other than the Collateral securing Indebtedness or other obligations in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

No intention to subordinate the first priority Liens granted in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Instruments is to be hereby implied or expressed by the permitted existence of Liens pursuant to this Section 9.03.

Section 9.04    Restricted Payments. The Borrower will not, and will not permit any other Relevant Party to, declare or make, or agree to pay or make, directly or indirectly (collectively in this Section, “make” or “making”, as the case may be), any Restricted Payment, except:

(a)    the Borrower may make Restricted Payments with respect to any of its Equity Interests payable solely in additional shares (or the right to acquire additional shares) of any of its Equity Interests (other than Disqualified Capital Stock);

(b)    any Loan Party or Subsidiary of a Loan Party may make Restricted Payments to any Loan Party;

(c)    after the Covenant Changeover Date, the Borrower may declare and make other Restricted Payments in cash, so long as before and after giving effect to any such Restricted Payments and both at the time such Restricted Payments is declared and at the time such Restricted Payments is paid, each of the following conditions is satisfied:

(i)    no Default or Event of Default exists or would result therefrom;

(ii)    the Borrower is in pro forma compliance with a Consolidated Total Leverage Ratio of not more than 3.50 to 1.00, as such ratio is recomputed using (a) Consolidated Net Indebtedness as of such date to (b) Consolidated EBITDA for the Rolling Period ending on the last day of the fiscal quarter immediately preceding such date for which financial statements are available (or, with respect to any Rolling Period ending on the last day of the Covenant Changeover Quarter and for the next two fiscal quarters ending thereafter, Annualized Consolidated EBITDA for the Rolling Period ended on such date); and

(iii)    Liquidity is not less than 15% of the Loan Limit;

(d)    from and after the Covenant Changeover Date, so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may (i) repurchase its or, if applicable, the New Parent’s Equity Interests that are owned by former officers, directors, consultants or employees (or the respective estates thereof) of the Relevant Parties and, if applicable, the New Parent in connection with their resignation, termination or severance of employment and (ii) make other Restricted Payments, in each case, pursuant to and in accordance with the incentive equity plans or other benefit or incentive plans maintained for, or any other contracts, agreements or arrangements with, the Relevant Parties’, and if applicable, the New Parent’s, respective current or former directors, officers, consultants or employees, collectively in the case of clauses (i) and (ii), in an aggregate amount not to exceed $5,000,000 during any fiscal year;

(e)    the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its common or subordinated Equity Interests with the proceeds received from the substantially concurrent issue of new common or subordinated Equity Interests (excluding Disqualified Capital Stock);

(f)    the Borrower may (i) make payments of cash, dividends, distributions, advances or other Restricted Payments to allow for the payment of cash in lieu of the issuance of fractional units upon (A) the exercise of options, warrants or other securities convertible or exchangeable for Equity Interests of the Borrower or (B) the vesting, exercise and/or settlement of equity or equity-based awards, and (ii) repurchase (or make Restricted Payments to any direct or indirect parent to enable it to repurchase) options or warrants or other securities convertible or exchangeable for Equity Interests of the Borrower if such Equity Interests of the Borrower constitute all or a portion of the “cashless” exercise price of such options, warrants or other securities;

(g)    in the event the Borrower becomes an entity taxable as a partnership for U.S. federal income tax purposes, the Borrower may make Permitted Tax Distributions on account of its Equity Interests sufficient to permit the Borrower to satisfy the requirements in Section 5.04 of the LLC Agreement;

(h)    in the event the Borrower is a “disregarded entity” for U.S. federal income tax purposes, the Borrower may make Permitted Tax Distributions on account of its Equity Interests sufficient to permit its regarded owner to satisfy Tax obligations attributable to the Borrower, determined as if the Tax items attributable to the Borrower or such Subsidiary are the only Tax items of such regarded owner;

(i)    so long as (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) the Borrower’s or, if applicable, the New Parent’s Equity Interests are not listed for trading on a national exchange at the time of vesting and/or settlement of an award under any benefit or incentive plan, then the Borrower may withhold the number of Equity Interests otherwise deliverable pursuant to such award with a fair market value equal to the total income and employment taxes imposed as a result of the vesting and/or settlement of such award and may make such tax payment (or may make a payment in the amount of such tax payment to the holder of such award); and

(j)    redemption of preferred equity with cash proceeds of an issuance of (or contribution in the form of) preferred equity or common equity, which, in the case of preferred equity, is otherwise permitted to be issued hereunder and, in each case, is applied to redeem the preferred equity within fifteen (15) days of the receipt thereof (“Permitted Redemption Equity Proceeds”).

Section 9.05    Investments, Loans and Advances. The Borrower will not, and will not permit any Relevant Party to, make or permit to remain outstanding any Investments other than:

(a)    Investments existing on, or contractually committed to as of, the Effective Date that are disclosed in Schedule 9.05 and any modification, replacement, renewal or extension thereof so long as such modification, replacement, renewal or extension thereof does not increase the amount of such Investment;

(b)    accounts receivable arising in the ordinary course of business;

(c)    direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one (1) year from the date of creation thereof;

(d)    commercial paper maturing within one (1) year from the date of creation thereof rated in the highest or second highest grade by S&P or Moody’s;

(e)    demand deposits, and time deposits maturing within one (1) year from the date of creation thereof, with or issued by any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;

(f)    Investments in money market funds investing at least 95% of their assets (measured by value) in Investments of the types described in Section 9.05(c), Section 9.05(d) or Section 9.05(e);

(g)    Investments made by the Borrower or any Subsidiary in or to any other Person that, prior to such Investment, is a Loan Party;

(h)    Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any other Relevant Party as a result of a proceeding of the obligor under any Debtor Relief Laws in respect of such debts or upon the enforcement of such debts or of any Lien in favor of the Borrower or any other Relevant Party securing such debts; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(h) exceeds $10,000,000;

(i)    Investments constituting Indebtedness permitted under Section 9.02;

(j)    Investments received as the non-cash portion of consideration received in connection with dispositions of Property permitted under Section 9.11;

(k)    from and after the Covenant Changeover Date, loans and advances to officers, directors, and employees of the Relevant Parties in an aggregate amount not to exceed $2,500,000 at any time outstanding;

(l)    Investments consisting of non-cash deemed loans or notes payable to the Relevant Parties by current or former officers, directors, consultants and other employees in respect of the unpaid portion of the purchase price of Equity Interests issued by the Borrower to such Persons pursuant to an equity incentive program or other arrangement (whether before or after the Separation Transaction);

(m)    prior to the Covenant Changeover Date, other Investments made by the Borrower or any other Relevant Party not to exceed $5,000,000 in the aggregate at any time;

(n)    Investments made in the ordinary course of business (i) constituting deposits, prepayments or other credits to suppliers or other customers, (ii) in the form of advances made to distributors, suppliers, licensors and licensees and (iii) consisting of endorsements for collection or deposit and customary trade arrangements for customers;

(o)    Investments, including Investments in the form of (i) loans made by the Borrower to Unrestricted Subsidiaries or (ii) capital contributions made by the Borrower to Unrestricted Subsidiaries; provided that (A) no Default or Event of Default exists or would result therefrom, (B) such Investment shall be funded solely with cash proceeds (“Permitted Investment Equity Proceeds”) received by the Borrower from the issuance of the Borrower’s common Equity Interests (other than Disqualified Capital Stock) and (C) such Investment shall be made within fifteen (15) days of the Borrower’s receipt of such Permitted Investment Equity Proceeds; and

(p)    after the Covenant Changeover Date, the Borrower may make additional Investments without limit in cash, so long as before and after giving effect to any such Investment, each of the following conditions is satisfied:

(i)    no Default or Event of Default exists or would result therefrom;

(ii)    the Borrower is in pro forma compliance with a Consolidated Total Leverage Ratio of not more than 3.50 to 1.00, as such ratio is recomputed using (a) Consolidated Net Indebtedness as of such date to (b) Consolidated EBITDA for the Rolling Period ending on the last day of the fiscal quarter immediately preceding such date for which financial statements are available (or, with respect to any Rolling Period ending on the last day of the Covenant Changeover Quarter and for the next two fiscal quarters ending thereafter, Annualized Consolidated EBITDA for the Rolling Period ended on such date); and

(iii)    Liquidity is not less than 10% of the Loan Limit.

Section 9.06    Nature of Business; International Operations. The Borrower will not, and will not permit any other Relevant Party to, engage (directly or indirectly) in any line of business other than acting as midstream companies primarily engaged in gathering, treating, storing, transporting, fractionating, processing, blending and selling Hydrocarbons (and related substances) and the products thereof and other businesses reasonably related or incidental thereto. The Borrower will not, and will not permit any other Relevant Party to, acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) to purchase or lease, or acquire Rights of Way in, any real Property not located within the geographical boundaries of the United States.

Section 9.07    Proceeds of Loans. The Borrower will not permit the proceeds of the Loans or Letters of Credit to be used for any purpose other than those permitted by Section 7.20. Neither the Borrower nor any Restricted Subsidiary or any Person acting on behalf of the Borrower or any Restricted Subsidiary has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Restricted Subsidiaries and its or their respective directors, officers, employees, Affiliates and agents shall not use, directly or indirectly, the proceeds of any Borrowing or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Restricted Subsidiary, other Affiliate, joint venture partner or other Person, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor lender, investor or otherwise).

Section 9.08    ERISA Compliance. Except to the extent that such obligations would not reasonably be expected to have a Material Adverse Effect, the Borrower will not, and will not permit any other Restricted Subsidiary to, at any time, (a) contribute to any Plan or Multiemployer Plan or (b) take any action that would result in a Lien arising under ERISA or Section 430 of the Code.

Section 9.09    Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any of its Restricted Subsidiaries out of the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.10    Mergers, Etc. The Borrower will not, and will not permit any other Relevant Party to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that:

(a)    the Borrower or any other Loan Party may participate in a consolidation with any other Person so long as (i) no Event of Default is continuing, (ii) any such consolidation would not cause a Default hereunder, (iii) if the Borrower consolidates with any Person, the Borrower shall be the surviving Person, and (iv) if any other Loan Party consolidates with any Person (other than the Borrower or another Loan Party) and such Loan Party is not the surviving Person, such surviving Person shall expressly assume in writing (in form and substance reasonably satisfactory to the Administrative Agent) all obligations of such Loan Party under the Loan Documents (including by becoming a Guarantor and otherwise complying with the requirements of Section 8.12 and Section 8.14); and

(b)    any Restricted Subsidiary may wind-up, dissolve, liquidate or sell or transfer its assets if (i) all of its Property is transferred to the Borrower or another Loan Party and (ii) the Loan Party acquiring such Property promptly complies with its applicable obligations under Sections 8.12 and 8.14;

(c)    any Relevant Party (other than the Borrower) may participate in a consolidation with (i) the Borrower (provided that the Borrower shall be the continuing or surviving Person) or (ii) any other Relevant Party (provided that if one of such Relevant Parties is a Loan Party, then the continuing or surviving Person shall be a Loan Party);

(d)    any Restricted Subsidiary that is not a Loan Party may merge with (i) another Restricted Subsidiary that is not a Loan Party or (ii) any Loan Party so long as the Loan Party is the surviving Person;

(e)    any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its Property to any other Person to the extent permitted by Section 9.11 (other than Section 9.11(g)).

Section 9.11    Sale of Properties. The Borrower will not, and will not permit any other Relevant Party to, sell, assign, farm-out, convey or otherwise transfer any Property except for:

(a)    the sale of inventory in the ordinary course of business;

(b)    the sale or transfer of equipment and supplies (including related contractual rights) that (i) are obsolete, surplus, worn out, or are no longer necessary for or useful in the business of the applicable Relevant Party or (ii) in the case of equipment, is replaced by equipment of at least comparable value and use;

(c)    (i) dispositions of accounts receivables in connection with the collection or compromise thereof in the ordinary course of business and not in connection with any financing transaction, (ii) termination of leases in the ordinary course of business, (iii) the expiration of any option agreement in respect of real or personal Property, (iv) any surrender, waiver, settlement, or release of contractual rights or other litigation claims in the ordinary course of business, (v) the abandonment, cancellation or lapse of intellectual property rights that, in the reasonable good faith determination of the Borrower, are not material to the business and operations of the Borrower and its Restricted Subsidiaries and (vi) termination or other disposition of Swap Agreements in the ordinary course of business;

(d)    the sale or other transfer of surplus Rights of Way that are no longer used or otherwise necessary in the business of the Relevant Parties;

(e)    the transfer of Property from one Loan Party to another Loan Party; so long as at such time the Loan Party acquiring such Property has complied with its applicable obligations under Sections 8.12 and 8.14 (without giving effect to any grace periods or extended time for compliance set forth therein);

(f)    from and after the Covenant Changeover Date, Dispositions of Properties not regulated by clauses (a) through (e) above; provided that that (i) at the time of such Disposition, no Event of Default shall exist or would immediately result from such Disposition, (ii) the consideration received shall be at least equal to the fair market value of the Property subject to such Disposition, (iii) the Borrower or any of its Relevant Party shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents, (iv) the Borrower shall deliver to the Administrative Agent a certificate certifying that such Disposition was for fair market value and was otherwise in compliance with this Section 9.11(f); provided that no certificate shall be required for any Disposition to the extent the Net Cash Proceeds for such Disposition are not in excess of $10,000,000 individually and $20,000,000 in the aggregate during any fiscal year and (v) any Dispositions made pursuant to this Section 9.11(f) shall otherwise be subject to Section 3.04(b)(ii);

(g)    to the extent constituting a transfer or other disposition of Property, (i) uses of cash and Cash Equivalents in transactions not otherwise prohibited under this Agreement or any other Loan Document, (ii) any Casualty Event (subject to Section 3.04(b)(ii)), and (iii) Permitted Liens, Restricted Payments permitted by Section 9.04, Investments permitted by Section 9.05 (excluding Section 9.05(j)) and mergers, consolidations and transfers of assets permitted by Section 9.10 (other than Section 9.10(e));

(h)    grants of leases, subleases, licenses or sublicenses, easements, rights of way or similar rights or encumbrances, in each case, in the ordinary course of business and which do not materially interfere with the business and operations of the Borrower and its Restricted Subsidiaries; and

(i)    dispositions of letters of credit or similar instruments to banks or other financial institutions in the ordinary course of business in exchange for cash and Cash Equivalents.

Section 9.12    [Reserved].

Section 9.13    Transactions with Affiliates. The Borrower will not, and will not permit any other Relevant Party to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than (a) in respect of any Loan Party, any other Loan Party and (b) in respect of any Restricted Subsidiary that is not a Loan Party, any other Restricted Subsidiary that is not a Loan Party), except for (i) transactions contemplated by the Borrower’s and its Subsidiaries’ Organization Documents and any management services agreement, transition services agreement reimbursement or similar agreement between the Borrower or any of its Affiliates, in each case, as in effect on the Effective Date (as amended from time to time in a manner not materially adverse to the Lenders) and disclosed on Schedule 9.13 and (ii) transactions that are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 9.14    Subsidiaries. The Borrower will not, and will not permit any Restricted Subsidiary to, create or acquire any additional Subsidiary unless the Borrower complies with Section 8.14(a). The Borrower shall not, and shall not permit any other Relevant Party to, sell, assign or otherwise dispose of any Equity Interests in any Restricted Subsidiary except in compliance with Section 9.10(a) or Section 9.11(f). Neither the Borrower nor any other Relevant Party shall create or acquire any non-Wholly-Owned Subsidiary or Foreign Subsidiary, except in each case for Unrestricted Subsidiaries.

Section 9.15    [Reserved].

Section 9.16    Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any other Relevant Party to, create, incur, assume or suffer to exist any contract, agreement or understanding that in any way (i) prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent for the benefit of the Lenders, or that requires the consent or authorization of Persons other than any Relevant Party in connection therewith, or (ii) restricts any Restricted Subsidiary from paying dividends or making distributions to the applicable Relevant Party, or that requires the consent or authorization of Persons other than any Relevant Party in connection therewith, other than (a) the Loan Documents, (b) Capital Leases creating Liens permitted by Section 9.03(c), but then only with respect to the Property that is the subject of such Capital Lease, (c) documents evidencing or securing Purchase Money Indebtedness creating Liens permitted by Section 9.03(c), but then only with respect to the Property that is the subject of such Purchase Money Indebtedness, (d) documents creating Liens which are described in clauses (e), (g), (h) or (j) of the definition of the term “Excepted Liens”, but then only with respect to the Property that is the subject of the applicable lease, document or license described in such clause (e), (g), (h) or (j), (e) customary restrictions and conditions on transfers and investments contained in any agreement relating to the sale of any asset or any subsidiary pending consummation of such sale, (f) customary provisions in joint venture agreements and other similar agreements permitted by Section 9.05 and applicable to joint ventures and Equity Interests therein and (g) solely with respect to clause (ii), documentation governing Indebtedness incurred under Section 9.02(i), (j) or (k).

Section 9.17    Swap Agreements. The Borrower will not, and will not permit any Relevant Party to, enter into any Swap Agreements with any Person other than other Swap Agreements in respect of commodities or interest rates (a) with an Approved Counterparty and (b) that are entered into for the purpose of hedging exposure to interest rates or commodity price risk (including basis risk) and that are not for speculative purposes. In no event shall any Swap Agreement contain any requirement, agreement or covenant for any Relevant Party to maintain or post (other than, in the case of a Loan Party, pursuant to a Security Instrument) collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures.

Section 9.18    Sale and Leaseback. The Borrower shall not, and shall not permit any other Relevant Party to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, whether now owned or hereafter acquired, and thereafter rent or lease such Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

Section 9.19    Amendments to Organization Documents, Material Contracts, or Fiscal Year End.

(a)    The Borrower shall not, and shall not permit any other Relevant Party to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organization Documents in any manner that would reasonably be expected to be materially adverse to the Lenders.

(b)    The Borrower shall not, and shall not permit any other Relevant Party to, take any of the following actions if such action could reasonably be expected to be materially adverse to the Lenders: (i) amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) any Material Contract, (ii) assign to any Person (other than any Loan Party) any of its rights under any Material Contract or (iii) waive any of its rights of material value under any Material Contract.

(c)    The Borrower shall not, and shall not permit any other Relevant Party to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) any management, reimbursement or similar agreement between any Relevant Party and any of its Affiliates in a manner materially adverse to the Lenders without the prior written consent of the Administrative Agent.

(d)    The Borrower shall not, and shall not permit any other Relevant Party to, change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.

Section 9.20    Redemption or Repayment of Permitted Senior Notes or Permitted Refinancing Indebtedness. The Borrower shall not, and shall not permit any other Relevant Party to:

(a)    call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) any Permitted Senior Notes or any Permitted Refinancing Indebtedness; provided that, the Borrower may optionally prepay the Permitted Senior Notes or the Permitted Refinancing Indebtedness (A) with the (i) proceeds of Permitted Refinancing Indebtedness or (ii) proceeds of the sale of common Equity Interests of the Borrower (other than Disqualified Capital Stock) or (B) after the Covenant Changeover Date, so long as before and after giving effect to any such prepayment, each of the following conditions is satisfied: (i) no Default or Event of Default exists or would result therefrom, (ii) the Borrower is in pro forma compliance with a Consolidated Total Leverage Ratio of not more than 3.50 to 1.00, as such ratio is recomputed using (a) Consolidated Net Indebtedness as of such date to (b) Consolidated EBITDA for the Rolling Period ending on the last day of the fiscal quarter immediately preceding such date for which financial statements are available (or, with respect to any Rolling Period ending on the last day of the Covenant Changeover Quarter and for the next two fiscal quarters ending thereafter, Annualized Consolidated EBITDA for the Rolling Period ended on such date); and (iii) Liquidity is not less than 15% of the Loan Limit; or

(b)    amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Permitted Senior Notes or any Permitted Refinancing Indebtedness, or any notes evidencing, or any indenture, agreement, instrument, certificate or other document governing or relating to, any Permitted Senior Notes or any Permitted Refinancing Indebtedness if: (i) the effect of such amendment, modification or waiver is to shorten the final maturity to a date that is earlier than the date that is 91 days after the Maturity Date, or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon or modify the method of calculating the interest rate; (ii) such action adds, amends, changes or otherwise modifies covenants, events of default or other agreements to the extent such covenants, events of default or other agreements are more restrictive, taken as a whole, than those contained in this Agreement or the other Loan Documents, or adds financial covenants that are more restrictive than those contained in this Agreement, in each case, as reasonably determined by the Borrower in good faith; or (iii) the effect of such amendment, modification or waiver is to designate any Permitted Senior Notes or Permitted Refinancing Indebtedness as subordinate in right of payment to any other Indebtedness (other than the Obligations) unless such Permitted Senior Notes or Permitted Refinancing Indebtedness is expressly subordinate to the payment in full of all of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.

ARTICLE X

Events of Default; Remedies

Section 10.01    Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a)    The Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b)    The Borrower or any Loan Party shall fail to pay any interest on any Loan or any fee or other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c)    Any representation or warranty made or deemed made by or on behalf of the Borrower or any Relevant Party in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document required under any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made or, to the extent any such representation or warranty is qualified by “material” or “Material Adverse Effect” references therein, such representation or warranty shall prove to have been incorrect in any respect when made or deemed made.

(d)    The Borrower or any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in, Section 8.02, Section 8.03 (with respect to the Borrower’s legal existence), Section 8.14, Section 8.18, Section 8.20 or in Article IX.

(e)    The Borrower or any other Relevant Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of the Required Lenders) or (ii) a Responsible Officer of the Borrower otherwise becoming aware of such default.

(f)    The Borrower or any other Relevant Party shall fail to make any payment of principal of or interest on any Material Indebtedness, when and as the same shall become due and payable, and such failure to pay shall extend beyond any applicable period of grace.

(g)    Any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity.

(h)    An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Relevant Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign Debtor Relief Laws now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Relevant Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)    The Borrower or any other Relevant Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign Debtor Relief Laws now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower any other Relevant Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any limited liability company or other action for the purpose of effecting any of the foregoing.

(j)    Any Relevant Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k)    (i) One or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by independent third party insurance provided by creditworthy insurers as to which the insurer does not dispute coverage) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against, any Relevant Party or multiple Relevant Parties and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, vacated, or discharged, or any action shall be legally taken by a judgment creditor or judgment creditors to attach or levy upon any assets of any Relevant Party to enforce any such judgment.

(l)    The Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or any Relevant Party that is a party thereto or shall be repudiated in writing by any of them, or shall cease to create a valid and perfected Lien of the priority required thereby on a material portion of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement and the other Loan Documents or as a result of Payment in Full, or the Borrower or any Relevant Party or any of their Affiliates shall so state in writing.

(m)    A Change in Control shall occur.

(n)    (i) Any default, event of default or other circumstance or event shall have occurred under one or more Subject Material Contracts (which such Subject Material Contracts have not been replaced) which has not been cured within any applicable grace period and which default, event of default or other circumstance or event, individually or in the aggregate, results in the termination of or acceleration of the obligations thereunder, or enables or permits (with or without the giving of notice, the lapse of time or both) the counterparty or counterparties to such Subject Material Contract(s) to terminate such Subject Material Contract(s) or accelerate the obligations thereunder (excluding any alleged default, event of default or other circumstance or event that is the subject of a bona fide dispute between the Relevant Party and the counterparty to the Subject Material Contract, which bona fide dispute is being diligently pursued in good faith by appropriate action by the Relevant Party) or (ii) one or more Subject Material Contracts shall have been terminated and is not replaced prior to its stated or scheduled expiration. “Subject Material Contracts” means one or more gathering, treating, processing or sales contracts, that, individually or in the aggregate, account for more than 25% of Unadjusted Consolidated EBITDA for either the most recently ended Rolling Period or fiscal quarter, in each case, for which financial statements have been delivered pursuant to Section 8.01(a) or (b), as applicable.

(o)    An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

Section 10.02    Remedies. Subject to Section 9.01(c):

(a)    In the case of an Event of Default other than one described in Section 10.01(h) or Section 10.01(i), at any time during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Loan Documents (including, without limitation, the payment of Cash Collateral to secure the LC Exposure as provided in Section 2.07(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Relevant Party; and in case of an Event of Default described in Section 10.01(h) or Section 10.01(i), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Loan Parties accrued hereunder and the other Loan Documents (including, without limitation, the payment of Cash Collateral to secure the LC Exposure as provided in Section 2.07(j)), shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Relevant Party.

(b)    In the case of the occurrence of an Event of Default, the Administrative Agent will have all other rights and remedies available at law and equity.

(c)    All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:

(i)    first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii)    second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders;

(iii)    third, pro rata to payment of accrued interest on the Loans;

(iv)    fourth, pro rata to payment of (A) principal outstanding on the Loans, (B) reimbursement obligations in respect of Letters of Credit pursuant to Section 2.07(e) (and cash collateralization of LC Exposure hereunder), (C) Secured Swap Obligations owing to Secured Swap Parties and (D) Secured Cash Management Obligations owing to Secured Cash Management Providers;

(v)    fifth, pro rata to any other Obligations; and

(vi)    sixth, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement;

provided that, for the avoidance of doubt, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from the Borrower and any other Guarantors to preserve the allocation to Obligations otherwise set forth above in this Section 10.02(c).

ARTICLE XI

The Administrative Agent

Section 11.01    Appointment; Powers. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Section 11.06) are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any Guarantor shall have rights as a third party beneficiary of any of such provisions.

Section 11.02    Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any other Relevant Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Relevant Parties or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03    Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Required Lenders, the Required Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Relevant Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05    Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06    Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right, upon the consent of the Borrower (or, during any Default or Event of Default, in consultation with the Borrower), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07    Administrative Agent as Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 11.08    No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Relevant Parties of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the

Relevant Parties. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates. In this regard, each Lender acknowledges that Paul Hastings LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any other Relevant Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10    Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting the provisions of Section 5.03(a) or Section 5.03(c), each Lender and the Issuing Bank shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender or the Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 11.10. The agreements in this Section 11.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 11.11    Authority of Administrative Agent to Release Collateral and Liens. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to release any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents and to release any Guarantor from the Guarantee and Collateral Agreement pursuant to the terms thereof. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any Disposition of Property to the extent such Disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents.

Section 11.12    Credit Bidding. Each of the Borrower and the Lenders hereby irrevocably authorize (and by entering into a Secured Swap Agreement, each Approved Counterparty shall be deemed to authorize) the Administrative Agent, based upon the instruction of the Required Lenders, to Credit Bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (and the Borrower and its Subsidiaries shall approve the Administrative Agent as a qualified bidder and such Credit Bid as a qualified bid) at any sale thereof conducted by the Administrative Agent, based upon the instruction of the Required Lenders, under any provisions of the UCC, as part of any sale or investor solicitation process conducted by the Borrower or any of its Subsidiaries, any interim receiver, manager, receiver and manager, administrative receiver, trustee, agent or other Person pursuant or under any insolvency laws; provided, however, that (a) the Required Lenders may not direct the Administrative Agent in any manner that does not treat each of the Lenders equally, without preference or discrimination, in respect of consideration received as a result of the Credit Bid, (b) the acquisition documents shall be commercially reasonable and contain customary protections for minority holders, such as, among other things, anti-dilution and tag-along rights, (c) the exchanged debt or equity securities must be freely transferable, without restriction (subject to applicable securities laws) and (d) reasonable efforts shall be made to structure the acquisition in a manner that causes the governance documents pertaining thereto to not impose any obligations or liabilities upon the Lenders individually (such as indemnification obligations).

Section 11.13    The Arrangers, Documentation Agents and Syndication Agents. None of the Arrangers, the Documentation Agents or the Syndication Agents shall have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their respective duties, responsibilities and liabilities in its capacity as a Lender hereunder.

ARTICLE XII

Miscellaneous

Section 12.01    Notices.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email or electronic communication:

(i)    if to the Borrower, to it at the following:

Blue Mountain Midstream LLC

600 Travis Street, Suite 5100

Houston, Texas 77002

Attn: Greg Harper, CEO

Email: greg.harper@bmtnm.com

(ii)    if to the Administrative Agent or the Issuing Bank, to it at the following:

Royal Bank of Canada

Royal Bank Plaza, 200 Bay Street

12th Floor, South Tower

Toronto, Ontario M5J 2W7

Attention: Manager, Agency Services

Facsimile: (416) 842-4023

with a copy to:

Royal Bank of Canada

2800 Post Oak Boulevard

Suite 3900

Houston, Texas 77056

Attn: Don McKinnerney

Email: Don.McKinnerney@rbccm.com

(iii)    if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile or email shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 12.01(b) below, shall be effective as provided in Section 12.01(b).

(b)    Electronic Communications.

(i)    Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II, Article III, Article IV and Article V if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article(s) by electronic communication. The Administrative Agent or the Borrower may, in its or their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or them; provided that approval of such procedures may be limited to particular notices or communications.

(ii)    Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an email address shall be deemed received either upon actual receipt thereof or upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefore.

(c)    Change of Address, Etc. Any party hereto may change its address, email address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)    Platform.

(i)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on the Platform (as defined below). “Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or any other Relevant Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Relevant Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any other Relevant Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

Section 12.02    Waivers; Amendments.

(a)    No failure on the part of the Administrative Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)    Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender, or amend or otherwise modify the definition of “Maximum Availability”, without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (except for the waiver of default interest, which shall only require the written consent of the Required Lenders), or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each

Lender adversely affected thereby, (iii) postpone the scheduled date of payment (except with respect to mandatory prepayments pursuant to Section 3.04(b), which shall only require the written consent of the Required Lenders) of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date or Maturity Date without the written consent of each Lender adversely affected thereby, (iv) except as expressly permitted pursuant to the Loan Documents, release any Guarantor or release all or substantially all of the Collateral, without the written consent of each Lender, (v) amend, modify, or waive any provisions of Section 4.01(b), Section 4.01(c) or any other term or condition hereof in any manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 3.04(c) or Section 6.01 without the written consent of each Lender, (vii) modify the terms of Section 10.02(c) or Section 12.15 without the written consent of each Lender, each Secured Swap Party and each Secured Cash Management Provider adversely affected thereby, or amend or otherwise change the definition of “Secured Swap Agreement ” or “Secured Swap Party” without the written consent of each Secured Swap Party adversely affected thereby, or the definition of “Secured Cash Management Agreement” or “Secured Cash Management Provider” without the written consent of each Secured Cash Management Provider adversely affected thereby, (viii) amend or otherwise modify any Security Instrument in a manner that results in the Secured Swap Parties or Secured Cash Management Providers secured by such Security Instrument no longer being secured thereby on an equal and ratable basis with the principal of the Loans without the written consent of each Secured Swap Party or Secured Cash Management Provider adversely affected thereby or (ix) change any of the provisions of this Section 12.02(b) or the definitions of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided that any waiver or amendment of Section 12.15, this proviso in this Section 12.02(b)(ix), Section 12.02(b)(vii) or Section 12.02(b)(viii) shall also require the written consent of each Secured Swap Party and each Secured Cash Management Provider; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, (x) any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, (y) the Borrower and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document and (z) the Administrative Agent and the Borrower or other applicable Loan Party may enter into any amendment, modification or waiver of this Agreement or any other Loan Document or enter into any agreement or instrument to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or Property to become Collateral to secure the Obligations for the benefit of the Lenders or as required by any Governmental Requirement to give effect to, protect or otherwise enhance the rights or benefits of any Lender under the Loan Documents without the consent of any Lender.

Section 12.03    Expenses, Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates (including, without limitation, the reasonable fees and expenses of counsel thereto, but limited, in the case of fees and expenses of counsel, to the reasonable and documented out-of-pocket fees and expenses of one counsel to the Administrative Agent and the Arrangers, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional counsel to all similarly affected parties, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction for the Administrative Agent and the Arrangers, taken as a whole)) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) without duplication of any other provision of this clause (a), all reasonable and documented out-of-pocket costs, expenses, Other Taxes, assessments and other charges incurred by any the Administrative Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) without duplication of any other provision of this clause (a), all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) without duplication of any other provision of this clause (a), all reasonable and documented out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of their respective rights in connection with this Agreement and the other Loan Documents, including their respective rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    INDEMNIFICATION BY THE BORROWER. THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), THE ARRANGERS, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE

CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (ii) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY OTHER LOAN PARTY SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) [RESERVED], (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, HAVE RESULTED IN PRESENT LIABILITY UNDER ENVIRONMENTAL LAWS APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS OF THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) [RESERVED], OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, IN EACH CASE WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY LOAN PARTY OR ANY SUBSIDIARY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT

LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES OR RELATED EXPENSES ARE (x) DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (y) THE RESULT OF ANY DISPUTE SOLELY AMONG THE INDEMNITEES AND NOT ARISING OUT OF ANY ACT OR OMISSION OF ANY LOAN PARTY OR ANY OF THEIR RESPECTIVE SUBSIDIARIES (OTHER THAN ANY PROCEEDING AGAINST THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE AFFILIATES SOLELY IN ITS CAPACITY OR IN FULFILLING ITS ROLE AS AN ARRANGER, ADMINISTRATIVE AGENT OR SIMILAR ROLE).

(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required Section 12.03(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Arrangers, the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Arrangers, the Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Arrangers or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Arrangers or the Issuing Bank in connection with such capacity.

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower, shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. Subject to Section 12.12, no Indemnitee referred to in Section 12.03(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the Transactions.

(e)    Payments. All amounts due under this Section 12.03 shall be payable within ten (10) days after written demand therefor.

Section 12.04    Assignments and Participations.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues a Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except to an assignee in accordance with the provisions of this Section 12.04 and (iii) no Lender may assign to the Borrower, an Affiliate of the Borrower, a Defaulting Lender or an Affiliate of a Defaulting Lender all or any portion of such Lender’s rights and obligations under this Agreement or all or any portion of its Commitments or the Loans owing to it hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(d)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignments shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in Section 12.04(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date) shall not be less than $5,000,000, unless the Administrative Agent otherwise consents and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loan and the Commitment assigned.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 12.04(b)(i)(B) and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)    the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Borrower. No such assignment shall be made to the Borrower or any of its Affiliates or Subsidiaries.

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.04(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(d).

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Upon the Administrative Agent’s receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(c). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(d)    Participations.

(i)    Any Lender may at any time, without the consent of, or notice to the Borrower, the Administrative Agent or the Issuing Bank, sell participations to any Person (other than a natural Person or the Borrower or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(ii)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.02(b) that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03 and Section 12.12. Subject to Section 12.04(e), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 (subject to the requirements and limitations therein, including the requirement under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.09 as though it were a Lender, provided that such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(iii)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03 as though it were a Lender and does in fact so comply therewith.

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    Restrictions if Registration Required. Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the other Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05    Commodity Exchange Act Keepwell Provisions. The Borrower hereby guarantees the payment and performance of all Obligations of each Loan Party (other than itself) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Loan Party (other than itself) in order for such Loan Party to honor its obligations under the Guarantee and Collateral Agreement, including obligations with respect to Swap Agreements (provided, however, that the Borrower shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred (a) without rendering its obligations under this Section, or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount, and (b) without rendering such Loan Party liable for amounts to creditors, other than the Secured Parties, that such Loan Party would not otherwise have made available to such creditors if this Section was not in effect). The obligations of the Borrower under this Section shall remain in full force and effect until all Obligations are paid in full to the Lenders, the Administrative Agent and all other Secured Parties, and all of the Lenders’ Commitments are terminated. The Borrower intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 12.06    Survival; Revival; Reinstatement.

(a)    All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)    To the extent that any payments on the Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any Debtor Relief Laws, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.07    Counterparts; Integration; Effectiveness; Electronic Execution.

(a)    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)    Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)    Effectiveness. Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement as an attachment to an email or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

(d)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.08    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.09    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (of whatsoever kind, including, without limitation, obligations under Swap Agreements, and in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or any other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such other Loan Party may be unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section 12.09 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.10    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c)    EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d)    EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND FOR ANY COUNTERCLAIM THEREIN; (ii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO

THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.10.

Section 12.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.12    Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates on a confidential basis (it being understood that such Affiliate to whom disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to its and such Affiliates’ respective partners, directors, officers, employees, accountants, agents, advisors and other representatives for the purposes of providing services hereunder and on a confidential and “need-to-know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (c) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (d) to the extent required by applicable Governmental Requirement or Governmental Authority or by any subpoena or similar legal process, (e) to any other party to this Agreement or any other Loan Document, (f) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (g) subject to an agreement containing provisions substantially the same as those of this Section 12.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to any Relevant Party and its obligations, (h) with the consent of the Borrower, (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.12 or (ii) becomes available to the Administrative Agent, the Issuing Bank, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than a Relevant Party or (j) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender to the extent such rating agency is subject to a customary confidentiality obligation with respect to such information. For purposes of this Section 12.12, “Information” means all information received by the Administrative Agent, the Issuing Bank(s) or any Lender from any Relevant Party or any Relevant Party’s representatives, subsidiaries or Affiliates relating to any Relevant Party or any of their respective businesses or securities, other than any such information that is available to the Administrative Agent, the Issuing Bank(s) or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.13    Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until Payment in Full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.13 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.13.

Section 12.14    EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.15    Collateral Matters; Swap Agreements; Cash Management Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to Secured Swap Parties and Secured Cash Management Providers on a pro rata basis (but subject to the terms of the Loan Documents, including, without limitation, provisions thereof relating to the application and priority of payments to the Persons entitled thereto) in respect of Secured Swap Obligations and Secured Cash Management Obligations. Except as provided in Section 12.12(b), no Secured Swap Party or Secured Cash Management Provider shall have any voting rights under any Loan Document as a result of the existence of any Secured Swap Obligation or Secured Cash Management Obligation owed to it.

Section 12.16    No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries other than (a) the Indemnitees and (b) to the extent contemplated by the last sentence of Section 12.04(a).

Section 12.17    USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the name and address of the Borrower and its Subsidiaries and other information that will allow such Lender to identify the Borrower and its Subsidiaries in accordance with the USA Patriot Act. This notice is given in accordance with the USA Patriot Act and is effective for the Administrative Agent and each Lender.

Section 12.18    Non-Fiduciary Status. The arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders, on the other hand. The Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; The Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Borrower, or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents. The Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and any of its Affiliates, and none of the Administrative Agent, the Arrangers, nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.19    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; an

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:

BLUE MOUNTAIN MIDSTREAM LLC

By:	/s/ Greg Harper
Name: Greg Harper
Title: Chief Executive Officer

SIGNATURE PAGE TO CREDIT AGREEMENT

ROYAL BANK OF CANADA, as Administrative Agent

By:	/s/ Helena Sadowski
Name: Helena Sadowski
Title: Manager, Agency

SIGNATURE PAGE TO CREDIT AGREEMENT

ROYAL BANK OF CANADA, as Issuing Bank and Lender

By:	/s/ Don J. McKinnerney
Name: Don J. McKinnerney
Title: Authorized Signatory

SIGNATURE PAGE TO CREDIT AGREEMENT

CITIBANK, N.A., as Lender

By:	/s/ Saqeeb Ludhi
Name: Saqeeb Ludhi
Title: Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

ABN AMRO USA CAPITAL LLC, as Lender

By:	/s/ Darrell Holley
Name: Darrell Holley
Title: Managing Director

By:	/s/ Anna C. Ferreira
Name: Anna C. Ferreira
Title: Vice-President

SIGNATURE PAGE TO CREDIT AGREEMENT

CAPITAL ONE, NATIONAL ASSOCIATION, as Lender

By:	/s/ Mason McGurrin
Name: Mason McGurrin
Title: Managing Director

SIGNATURE PAGE TO CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Daniel Winters
Name: Daniel Winters
Title: Assistant Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

BARCLAYS BANK PLC, as Lender

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

SIGNATURE PAGE TO CREDIT AGREEMENT

COMERICA BANK, as Lender

By:	/s/ William B. Robinson
Name: William B. Robinson
Title: Senior Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

CADENCE BANK, N.A., as Lender

By:	/s/ David Anderson
Name: David Anderson
Title: Senior Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

ANNEX I

LIST OF COMMITMENTS

Name of Lender	Commitment	Applicable Percentage
Royal Bank of Canada	$28,000,000.00	14.000000000%
Citibank, N.A.	$28,000,000.00	14.000000000%
ABN AMRO Capital USA LLC	$28,000,000.00	14.000000000%
Capital One, National Association	$28,000,000.00	14.000000000%
PNC Bank National Association	$28,000,000.00	14.000000000%
Barclays Bank PLC	$20,000,000.00	10.000000000%
Comerica Bank	$20,000,000.00	10.000000000%
Cadence Bank, N.A.	$20,000,000.00	10.000000000%

TOTAL:	$200,000,000.00	100.000000000%

EXHIBIT A

FORM OF NOTE

$[ ]	[ ] [ ], 20[ ]

FOR VALUE RECEIVED, Blue Mountain Midstream LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to [            ] (the “Lender”), at the principal office of Royal Bank of Canada (in such capacity, the “Administrative Agent”), at the location set forth in, or otherwise designated pursuant to Section 4.01(a) of the Credit Agreement, the principal sum of [            ] dollars ($[            ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note. Transfers of this Note shall be governed by, and subject to, Section 12.04 of the Credit Agreement, notwithstanding anything in this Note to the contrary.

This Note is one of the Notes referred to in the Credit Agreement, dated as of August 10, 2018, by and among the Borrower, the Administrative Agent, and the other lenders from time to time party thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used in this Note and not defined herein have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to the Credit Agreement, is subject to the terms and conditions set forth in the Credit Agreement, and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

[Signature page follows]

Exhibit A

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Blue Mountain Midstream LLC

By:

Name:
Title:

Exhibit A

EXHIBIT B

FORM OF BORROWING REQUEST

[ ]	[ ], 20[ ]

Blue Mountain Midstream LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 2.03 of the Credit Agreement dated as of August 10, 2018 (together with all amendments, restatements, amendments and restatements, supplements or other modifications thereto, the “Credit Agreement”) by and among the Borrower, Royal Bank of Canada, as Administrative Agent and Issuing Bank, and the lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein has the meaning provided in the Credit Agreement), hereby requests a Borrowing as follows:

(i)	Aggregate amount of the requested Borrowing is $[ ];

(ii)	Date of such Borrowing is [ ], 20[ ];

(iii)	Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(iv)	In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is [ ];

(v)

Total Revolving Credit Exposures on the date hereof are $[                        ] (without giving effect to the requested Borrowing) and pro forma total Revolving Credit Exposures are $[                        ] (giving effect to the requested Borrowing);

(vi)	The current Maximum Availability is $[ ]; and, attached hereto is a reasonably detailed calculation of Maximum Availability pursuant to the definition thereof; and

(vii)	Location and number of the Borrower’s account to which funds are to be disbursed pursuant to Section 2.05(a) of the Credit Agreement, is as follows:

Recipient name:	Blue Mountain Midstream LLC
Account number:	[ ]
TO:	[ ]
[ ]
[ ]
ABA #:	[ ]

The undersigned certifies that he/she is the [                            ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower (and not individually) that the conditions to borrowing specified in Section 6.02 of the Credit Agreement are satisfied as of the

Exhibit B

date hereof and that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

[Signature page follows]

Blue Mountain Midstream LLC

By:

Name:
Title:

Exhibit B

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST

[ ]	[ ], 20[ ]

Blue Mountain Midstream LLC, a Delaware limited liability company (the “Borrower”), pursuant to Section 2.04(b) of the Credit Agreement dated as of August 10, 2018 (together with all amendments, restatements, amendments and restatements, supplements or other modifications thereto, the “Credit Agreement”) by and among the Borrower, Royal Bank of Canada, as Administrative Agent and Issuing Bank, and the lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

The Borrowing to which this Interest Election Request applies is [                        ];

[1.	Eurodollar Loan continuation/conversion for Eurodollar Loan maturing on [ ]:

Aggregate amount to be continued as a Eurodollar Loan is $[                        ].

In the case of a continued Eurodollar Loan, the length of the Interest Period is [                        ].

Aggregate amount to be converted to ABR Loans is $[                        ].]

[2.	Conversion of outstanding ABR Loans to Eurodollar Loans:

Convert $[                        ] of the outstanding ABR Loans to a Eurodollar Loan on [                        ] with an Interest Period of [                        ].]

[3.]	The effective date of the election made pursuant to this Interest Election Request is [ ], 20[ ].

The undersigned certifies that he/she is the [                        ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower (and not individually) that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

Exhibit C

Blue Mountain Midstream LLC

By:

Name:
Title:

Exhibit C

EXHIBIT D-1

FORM OF COMPLIANCE CERTIFICATE (EFFECTIVE DATE)

Date: [    ], 2018

The undersigned hereby certifies that he/she is the [____] of Blue Mountain Midstream LLC, a Delaware limited liability company (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement dated as of August 10, 2018 (together with all amendments, restatements, supplements or other modifications thereto being the “Credit Agreement”) by and among the Borrower, Royal Bank of Canada, as Administrative Agent and Issuing Bank, and the lenders which are or become a party thereto, the undersigned certifies, on behalf and as the act of the Borrower (and not individually), as follows (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):

(a) The representations and warranties of the Borrower and its Subsidiaries contained in Article VII of the Credit Agreement and in the Loan Documents and otherwise made in writing by or on behalf of the Borrower or any Restricted Subsidiary pursuant to the Agreement and the Loan Documents are true and correct in all material respects, except (i) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date hereof, such representations and warranties are true and correct in all material respects as of such specified earlier date and (ii) to the extent that any representation or warranty that is qualified by “material” or “Material Adverse Effect” references therein, such representation or warranty is true and correct in all respects on and as of the date hereof.

(b) After giving effect to the Transactions and the other transactions contemplated hereby, the Relevant Parties are Solvent.

(c) There exists no Default or Event of Default.

(d) Since [                ], no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(e) No proceeding under any Debtor Relief Law is pending or threatened in respect of the Relevant Parties, its debts, or any substantial part of its assets.

(f) The Relevant Parties have received all consents and approvals required by Section 7.03 of the Credit Agreement.

(g) The Borrower has satisfied the conditions set forth in Section 6.01(p) and Section 6.01(r) as of the date hereof.

[Signature page follows]

Exhibit D-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate, solely in the undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Borrower, on behalf of Borrower and not in the undersigned’s individual or personal capacity and without personal liability, as of the date first stated above.

BLUE MOUNTAIN MIDSTREAM LLC

By:

Name:

Title:

Exhibit D-1

EXHIBIT D-2

FORM OF

COMPLIANCE CERTIFICATE (ONGOING)

The undersigned hereby certifies, as of [                            ], 20[        ] that he/she is the [            ] of Blue Mountain Midstream LLC, a Delaware limited liability company (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement dated as of August 10, 2018 (together with all amendments, restatements, supplements or other modifications thereto being the “Credit Agreement”) by and among the Borrower, Royal Bank of Canada, as Administrative Agent and Issuing Bank, and the lenders which are or become a party thereto, the undersigned certifies, on behalf and as the act of the Borrower (and not individually), as follows (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):

(a)

The undersigned has made or caused to be made under his or her supervision, a review in reasonable detail of the transactions and financial condition of the Borrower and its Consolidated Subsidiaries during the period covered by such financial statements, which review has not disclosed the existence during or at the end of such period of any condition or event which constitutes a Default [except as set forth below.][1]

(b)

Attached hereto are the reasonably detailed calculations necessary to determine whether the Borrower is in compliance with Section 9.01 of the Credit Agreement as of the end of the [fiscal quarter][fiscal year] ending [                        ].

(c)	Attached hereto are consolidating spreadsheets and eliminating entries with respect to any Unrestricted Subsidiaries, in such form as would be presentable to the Borrower’s auditors.

(d)	[Except as set forth below,][2] [N]o change in GAAP or in the application thereof has occurred since the Effective Date.

(e)

All Material Owned Real Property and Material Leased Real Property that is required to be mortgaged as of such date in accordance with Section 8.14(c) is subject to a first priority (subject only to Excepted Liens) Mortgage in favor of the Administrative Agent for the benefit of the Secured Parties and attached hereto is a schedule listing the Loan Parties’ owned and leased real Properties.

EXECUTED AND DELIVERED as of the first date set forth above.

Blue Mountain Midstream LLC

By:

Name:
Title:

[1]	If a Default has occurred and is continuing, this certificate shall specify the details thereof and any action taken or proposed to be taken with respect thereto.
[2]

If a change in GAAP or in the application thereof has occurred since the Effective Date, this certificate shall specify the effect of such change on the financial statements accompanying this certificate.

Exhibit D-2

EXHIBIT E-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of August 10, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Blue Mountain Midstream LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto and Royal Bank of Canada, as Administrative Agent and Issuing Bank. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (b) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                        , 20    _

Exhibit E-1

EXHIBIT E-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of August 10, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Blue Mountain Midstream LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto and Royal Bank of Canada, as Administrative Agent and Issuing Bank. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                        , 20

Exhibit E-2

EXHIBIT E-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of August 10, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Blue Mountain Midstream LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto and Royal Bank of Canada, as Administrative Agent and Issuing Bank. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or IRS Form W-8BEN-E or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                          , 20

Exhibit E-4

EXHIBIT E-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of August 10, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Blue Mountain Midstream LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto and Royal Bank of Canada, as Administrative Agent and Issuing Bank. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or IRS Form W-8BEN-E or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                        , 20

Exhibit E-4

EXHIBIT F-1

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

[See attached.]

Exhibit F-1

Execution Version

GUARANTEE AND COLLATERAL AGREEMENT

made by

BLUE MOUNTAIN MIDSTREAM LLC

and

each of the other Grantors (as defined herein)

in favor of

ROYAL BANK OF CANADA,

as Administrative Agent

Dated as of August 10, 2018

(continued)

-i-

(continued)

-ii-

(continued)

SCHEDULES

Schedule	1	Notice Addresses
Schedule	2	Investment Property
Schedule	3	Perfection Matters
Schedule	4	Jurisdictions of Organization and Chief Executive Offices
Schedule	5	Inventory and Equipment Locations
Schedule	6	Intellectual Property

ANNEXES

Annex	1	Form of Acknowledgement and Consent
Annex	2	Form of Assumption Agreement
Annex	3	Form of Supplement

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GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT, dated as of August 10, 2018, made by Blue Mountain Midstream LLC, a Delaware limited liability company (the “Borrower”), and each of the other signatories hereto other than the Administrative Agent (the Borrower and such other signatories other than the Administrative Agent, together with any other entity that becomes a party hereto from time to time after the date hereof as provided herein, the “Grantors”), in favor of Royal Bank of Canada, as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) for (i) the banks and other financial institutions or entities (the “Lenders”) from time to time parties to that certain Credit Agreement, dated as of even date herewith (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders, and the Administrative Agent and (ii) the other Secured Parties.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make loans and other extensions of credit to the Borrower, upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligations of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises, and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

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ARTICLE 1.

DEFINED TERMS

Section 1.1 Definitions.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the Applicable UCC: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Account, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments, Inventory, Letter-of-Credit Rights, Payment Intangibles, Supporting Obligations, Tangible Chattel Paper and Transmitting Utility.

(b) The following terms shall have the following meanings:

“Acknowledgement and Consent” means an Acknowledgment and Consent substantially in the form of Annex 1 hereto.

“Agreement” means this Guarantee and Collateral Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Applicable UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York, provided, however that, in the event that, by reason of mandatory provisions of any applicable law, any of the attachment, perfection or priority of the Administrative Agent’s or any other Secured Party’s security interest in any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the State of New York, “Applicable UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

“Assumption Agreement” means an Assumption Agreement substantially in the form of Annex 2 hereto.

“Collateral” has the meaning given such term in Section 3.1.

“Collateral Account” means any collateral account established by the Administrative Agent as provided in Section 6.1 or Section 6.4.

“Copyright Licenses” means any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 6), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights” means (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

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“Deposit Account” has the meaning given such term in the Applicable UCC and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depository institution.

“Excluded Property” means, with respect to a Grantor, (a) any Excluded Account, (b) any equipment or goods that are subject to a “purchase money security interest” or a Lien securing a Capital Lease, in each case permitted by the Credit Agreement and, in each case, such Grantor’s rights and interests therein, but only to the extent that such item (or any agreement governing such item) contains a term or is subject to a rule of law, statute or regulation that restricts, prohibits or requires a consent (that has not been obtained) of a Person (other than such Grantor) to, the creation, attachment or perfection of the security interest granted herein, and any such restriction, prohibition and/or requirement of consent is effective and enforceable under applicable law and is not rendered ineffective by applicable law (including, without limitation, pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Applicable UCC), (c) “intent-to-use” applications for registration of Trademarks to the extent that, and solely during the period in which, the grant, attachment or enforcement of a security interest therein would, under applicable federal law, impair the registrability of such applications or the validity or enforceability of registrations issuing from such applications, (d) any permit, contract, lease, license or agreement, if and to the extent that and for so long as, the grant of a security interest therein is prohibited thereby or would constitute or result in a breach, termination or default thereunder by the terms of such permit, contract, lease, license or agreement, or is subject to a rule of law, statute or regulation that restricts, prohibits or requires a consent (that has not been obtained) of a Person (other than such Grantor) to, the creation, attachment or perfection of the security interest granted herein, and any such restriction, prohibition and/or requirement of consent is effective and enforceable under applicable law and is not rendered ineffective by applicable law (including, without limitation, pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Applicable UCC) (or any successor provision or provisions) or any other applicable law, (e) any property to the extent a grant or maintenance of a Lien in such property would result in material adverse tax consequences to the Borrower or any Restricted Subsidiary of the Borrower, as reasonably determined by the Borrower in consultation with the Administrative Agent and (f) any motor vehicles, aircraft, rolling stock or other assets subject to certificate-of-title statutes; provided, however, that any such Collateral that at any time ceases to satisfy the criteria for Excluded Property (whether as a result of the applicable Grantor obtaining any necessary consent, any change in any rule of law, statute or regulation, or otherwise), shall no longer be Excluded Property; and provided, further, however, that notwithstanding anything to the contrary contained in this definition of “Excluded Property” or elsewhere in this Agreement, the term “Collateral” shall include the following to the extent the same otherwise constitutes Collateral (and therefore, the following shall not constitute Excluded Property): (i) all Equity Interests issued by Subsidiaries, which are directly owned by the Borrower or any other Grantor, (ii) all rights and payments under or in respect of Swap Agreements, (iii) Receivables, (iv) Payment Intangibles and any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account), (v) the right to any distributions (whether periodic or in liquidation or dissolution) with respect to any Equity Interests and (vi) all rights of such Grantor under any contract, licensing agreement, instrument or similar agreement between such Grantor and any Affiliate thereof.

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“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor, or the grant of such security interest by such Guarantor, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Guarantor Obligations” means, with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, the guarantee contained in Article 2) or any other Secured Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Secured Parties that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Secured Document, but excluding Excluded Swap Obligations).

“Guarantors” means the collective reference to each Grantor other than the Borrower.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, trade secrets and confidential information, the tangible and digital embodiments of the foregoing, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note” means any promissory note evidencing loans made by any Grantor to the Borrower or any of its Subsidiaries.

“Investment Property” means the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the Applicable UCC and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Securities.

“Issuers” means the collective reference to each issuer of any Pledged Securities.

“LLC” means, with respect to any Grantor, each limited liability company described or referred to in Schedule 2 in which such Grantor owns an Equity Interest.

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“LLC Agreement” means each limited liability company operating agreement governing an LLC, as each agreement has heretofore been, and may hereafter be, amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Obligations” means the collective reference to the unpaid principal of and interest on the Loans and LC Exposure and all other obligations and liabilities of the Borrower and the Restricted Subsidiaries and any Guarantor (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and LC Exposure and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, any of the Restricted Subsidiaries or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement and the other Secured Documents, in each case whether on account of principal, interest, reimbursement obligations (including, without limitation, obligations to reimburse LC Disbursements), payments in respect of an early termination date, unpaid amounts, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Secured Parties that are required to be paid by the Borrower, any of the Restricted Subsidiaries or any Guarantor pursuant to the terms of any of the foregoing agreements); provided that “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations of such Guarantor.

“Partnership” means, with respect to any Grantor, each partnership described or referred to in Schedule 2 in which such Grantor owns an Equity Interest.

“Partnership Agreement” means each partnership agreement governing a Partnership, as each such agreement has heretofore been, and may hereafter be, amended, restated, amended and restated, supplemented or otherwise modified.

“Patents” means (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 6, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Patent License” means any written agreements providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 6.

“Pledged LLC Interests” means, with respect to any Grantor, all right, title and interest of such Grantor as a member of all LLCs and all right, title and interest of such Grantor in, to and under the LLC Agreements.

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“Pledged Notes” means all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Partnership Interests” means, with respect to any Grantor, all right, title and interest of such Grantor as a limited partner or general partner in all Partnerships and all right, title and interest of such Grantor in, to and under the Partnership Agreements.

“Pledged Securities” means, collectively, (a) the Equity Interests described or referred to on Schedule 2 (as the same may be supplemented from time to time pursuant to a Supplement), together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Equity Interests of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; and (b) (i) the certificates or instruments, if any, representing such Equity Interests, (ii) all dividends (whether in the form of cash, Equity Interests or otherwise), cash, instruments, rights to subscribe, purchase or sell and all other rights and property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests, (iii) all replacements, additions to and substitutions for any of the Property referred to in this definition, including, without limitation, claims against third parties, (iv) the proceeds, interest, profits and other income of or on any of the Property referred to in this definition, (v) all security entitlements in respect of any of the foregoing, if any, and (vi) all books and records relating to any of the Property referred to in this definition.

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the Applicable UCC and, in any event, shall include, without limitation, all dividends or other income from all Investment Property, collections thereon or distributions or payments with respect thereto.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Grantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivable” means any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Release Date” means the date upon which Payment in Full occurs.

“Secured Documents” means the collective reference to the Credit Agreement, the other Loan Documents, each Secured Swap Agreement and each Secured Cash Management Agreement, and any other document made, delivered or given in connection with any of the foregoing.

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“Secured Obligations” means (i) in the case of the Borrower, the Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Secured Parties” means the collective reference to the Administrative Agent, the Arranger, the Issuing Bank, the Lenders, each Secured Swap Party, each Secured Cash Management Provider, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.05 of the Credit Agreement, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Securities Act” means the Securities Act of 1933, as amended.

“Supplement” means a Supplement substantially in the form of Annex 3 hereto.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Trademarks” means (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) the right to obtain all renewals thereof.

“Trademark License” means any written agreement providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6.

Section 1.2    Other Definitional Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections,

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Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

ARTICLE 2.

GUARANTEE

Section 2.1 Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and permitted assigns, the prompt and complete payment and performance by the Borrower, the Restricted Subsidiaries and any other Guarantor when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b) Anything herein or in any other Secured Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Secured Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Article 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Parties hereunder.

(d) The guarantee contained in this Article 2 shall remain in full force and effect until the Release Date, notwithstanding that from time to time during the term of the Credit Agreement, the Borrower, any Restricted Subsidiary or any Guarantor may be free from any Obligations.

(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person, or received or collected by the Administrative Agent or any other Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Release Date.

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Section 2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Release Date.

Section 2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until the Release Date. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Release Date, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in accordance with Section 10.02(c) of the Credit Agreement.

Section 2.4 Amendments, etc. with respect to the Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, (i) any demand for payment of any of the Obligations made by the Administrative Agent or any other Secured Party may be rescinded by the Administrative Agent or such other Secured Party, (ii) any of the Obligations may be continued, (iii) any of the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, restated, amended and restated, modified, accelerated, compromised, waived, surrendered or released by, or any indulgence or forbearance in respect thereof granted by, the Administrative Agent or any other Secured Party, (iv) any of the Secured Documents may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Majority Lenders or all Lenders, as the case may be) may deem advisable from time to time or (v) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Article 2 or any property subject thereto.

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Section 2.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon the guarantee contained in this Article 2 or acceptance of the guarantee contained in this Article 2; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article 2. To the maximum extent permitted by applicable law, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that the guarantee contained in this Article 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and not of collection without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any other Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any Subsidiary for the Obligations, or of such Guarantor under the guarantee contained in this Article 2, in bankruptcy or in any other instance (other than a defense of payment). When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.

Section 2.6 Payments. Each Guarantor hereby agrees that payments hereunder will be paid to the Administrative Agent, for the benefit of the Secured Parties, without set-off or counterclaim in dollars at the Administrative Agent’s office for funding as set forth in Section 12.01 of the Credit Agreement.

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ARTICLE 3.

GRANT OF SECURITY INTEREST

Section 3.1 Grant of Security Interest. Each Grantor hereby pledges, collaterally assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Secured Obligations:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Commercial Tort Claims;

(d) all Deposit Accounts, all Securities Accounts and all Commodity Accounts;

(e) all Documents;

(f) all Equipment;

(g) all Fixtures;

(h) all General Intangibles (including, without limitation, rights in and under Payment Intangibles and Swap Agreements) and all rights under insurance contracts and rights to insurance proceeds;

(i) all Goods;

(j) all Instruments;

(k) all Intellectual Property;

(l) all Inventory;

(m) all Investment Property;

(n) all Letter-of-Credit Rights;

(o) all books and records pertaining to the Collateral; and

(p) to the extent not otherwise included, all Proceeds, Supporting Obligations, profits, offspring, rents and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding the foregoing, as used herein, the term “Collateral” shall not include the Excluded Property; provided, however, the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect the Administrative Agent’s unconditional continuing Liens upon any rights or interests of any Grantor in or to the Proceeds, profits, offspring and products thereof (including Proceeds from the sale, license, lease or other disposition thereof and monies due or to become due under any such lease, license,

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contract or agreement (including any accounts or other Receivables)), in each case, to the extent not constituting Excluded Property. In addition, notwithstanding anything to the contrary in this Agreement, no Grantor shall be required to take any action to perfect any Collateral as to which the Administrative Agent (as determined in its sole discretion) and the Borrower agree in writing that the costs of perfecting a security interest in such Collateral are excessive in relation to the value to the Administrative Agent and the Secured Parties of the security interest afforded thereby (the foregoing assets as to which no perfection steps are required herein referred to as the “Excluded Perfection Assets”).

Section 3.2 Transfer of Pledged Securities. All certificates or instruments representing or evidencing the Pledged Securities shall be delivered to and held pursuant hereto by the Administrative Agent or a Person designated by the Administrative Agent and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, in a manner reasonably satisfactory to the Administrative Agent, and accompanied by any required transfer tax stamps to effect the pledge of the Pledged Securities to the Administrative Agent. Notwithstanding the preceding sentence, at the Administrative Agent’s discretion, the Administrative Agent may require that all Pledged Securities must be delivered or transferred to the Administrative Agent or its designee in such manner and within a reasonable time period as to permit the Administrative Agent to be a “protected purchaser” to the extent of its security interest as provided in Section 8-303 of the Applicable UCC (if the Administrative Agent otherwise qualifies as a protected purchaser).

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder and to induce the Lenders and Affiliates of the Lenders to enter into Secured Swap Agreements and Secured Cash Management Agreements, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that:

Section 4.1 Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and Excepted Liens, such Grantor owns or has a valid leasehold interest in each item of the Collateral free and clear of any and all Liens or claims of others. No effective financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement, or as are permitted by the Credit Agreement.

Section 4.2 Perfected Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings on Schedule 3 on the Effective Date and, as of any date thereafter, the completion of all additional filings required hereby (all of which have been delivered to the Administrative Agent as of the Effective Date or within the period required hereby with respect to the applicable Collateral, as applicable, in duly completed form and may be filed by the Administrative Agent at any time) and the payment of all filing fees, and the Administrative Agent taking possession or control of all Collateral with respect to which a security interest

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may be perfected only by the taking of possession or control within the time period required hereby with respect to the applicable Collateral, will constitute valid perfected security interests in all of the Collateral (other than such Collateral in which a security interest cannot be perfected under the Applicable UCC as in effect at the relevant time in the relevant jurisdiction by the filing of a financing statement or the possession or control of such Collateral and other than Excluded Perfection Assets) in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Secured Obligations, enforceable in accordance with the terms hereof and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement.

Section 4.3 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4. Such Grantor has furnished to the Administrative Agent a certified charter, certificate of incorporation or other organization document and good standing certificate as of a date which is recent to the date hereof.

Section 4.4 Inventory and Equipment. On the date hereof, none of the Inventory and the Equipment that is included in the Collateral with a book value (net of depreciation) in excess of (i) $2,000,000 individually or (ii) $5,000,000 in the aggregate is in the possession of any bailee or warehouseman (other than mobile goods and Inventory or Equipment held at locations of the type described on Schedule 5).

Section 4.5 Investment Property.

(a) The shares (or such other interests) of Pledged Securities pledged by such Grantor hereunder constitute all the issued and outstanding shares (or such other interests) of all classes of the Equity Interests of each Issuer owned by such Grantor.

(b) All the shares of the Pledged Securities have been duly and validly issued and are fully paid and nonassessable (or, with respect to the Pledged Securities that are Equity Interests in a partnership or limited liability company, have been duly and validly issued).

(c) There are no restrictions on transfer (that have not been waived or otherwise consented to in the LLC Agreement governing any Pledged LLC Interest or the Partnership Agreement governing any Pledged Partnership Interest or any other agreement relating thereto) which would limit or restrict: (i) the grant of a security interest in the Pledged LLC Interests or the Pledged Partnership Interests, (ii) the perfection of such security interest or (iii) the exercise of remedies in respect of such perfected security interest in the Pledged LLC Interests or the Pledged Partnership Interests, in each case, as contemplated by this Agreement. Upon the exercise of remedies in respect of the Pledged LLC Interests or the Pledged Partnership Interests, a transferee or assignee of a membership interest or a partnership interest, as the case may be, of such LLC or Partnership, as the case may be, shall become a member or partner, as the case may be, of such LLC or Partnership, as the case may be, entitled to participate in the management thereof and, upon the transfer of the entire interest of such Grantor, such Grantor shall cease to be a member or partner, as the case may be.

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(d) Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and Liens permitted by the Credit Agreement.

(f) No Grantor is party to any Partnership Agreement or LLC Agreement that includes an election to treat the membership interests or partnership interests of such Grantor as a security under Section 8-103 of the Applicable UCC.

Section 4.6 Receivables.

(a) No amount payable to such Grantor under or in connection with any Receivable constituting Collateral in excess of (i) $2,000,000 individually or (ii) $5,000,000 in the aggregate is evidenced by any Instrument or Tangible Chattel Paper which has not been delivered to the Administrative Agent.

(b) As of the date hereof, none of the obligors on any Receivables of a Grantor in excess of (i) $2,000,000 individually or (ii) $5,000,000 in the aggregate is a Governmental Authority.

(c) The amounts represented by such Grantor to the Administrative Agent or the Secured Parties from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate in all material respects (subject to offsets and refunds in the ordinary course of business).

Section 4.7 Commercial Tort Claims.

(a) On the date hereof, no Grantor has knowledge of rights in any Commercial Tort Claim with potential monetary value in excess of (i) $2,000,000 individually or (ii) $5,000,000 in the aggregate.

(b) Upon the filing of a financing statement covering any Commercial Tort Claim referred to in Section 5.8 against such Grantor in the jurisdiction specified in Schedule 3 hereto and the delivery of such documentation as required by Section 5.8 to grant the Administrative Agent a security interest in such Commercial Tort Claim, the security interest granted in such Commercial Tort Claim will constitute a valid perfected security interest in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Secured Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase such Collateral from Grantor, which security interest shall be prior to all other Liens on such Collateral except for liens permitted by the Credit Agreement.

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Section 4.8 Representations in the Credit Agreement. In the case of each Grantor other than the Borrower, the representations and warranties set forth in Article VII of the Credit Agreement as they relate to such Grantor or to the Loan Documents to which such Grantor is a party, each of which is hereby incorporated by reference, are true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects), and the Administrative Agent and the Lenders shall be entitled to rely on each of them; provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.8, be deemed to be a reference to such Grantor’s knowledge.

Section 4.9 Transmitting Utilities. Except as previously disclosed in writing to the Administrative Agent, no Grantor other than the Borrower is a Transmitting Utility.

ARTICLE 5.

COVENANTS

Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Release Date:

Section 5.1 Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Tangible Chattel Paper (other than Excluded Perfection Assets), such Instrument, Certificated Security or Tangible Chattel Paper shall promptly be delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement; provided that no such Instrument, Certificated Security or Tangible Chattel Paper shall be required to be delivered to the Administrative Agent so long as the aggregate amount payable evidenced by all such undelivered Instruments, Certificated Securities or Tangible Chattel Papers does not exceed (i) $2,000,000 individually or (ii) $5,000,000 in the aggregate.

Section 5.2 Maintenance of Insurance. Such Grantor will maintain, with financially sound and reputable companies, insurance policies as required by Section 8.07 of the Credit Agreement.

Section 5.3 Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

(b) Such Grantor will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

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(c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Applicable UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Deposit Accounts, Letter-of-Credit Rights that are Collateral and any other relevant Collateral, in each case that are not Excluded Perfection Assets, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the Applicable UCC) with respect thereto.

Section 5.4 Changes in Name, etc. Within twenty (20) days (or such later date as the Administrative Agent may agree to in its sole discretion) of such Grantor (i) changing its jurisdiction of organization or, if it is not a “registered organization” (within the meaning of Section 9-102(a)(71) of the Applicable UCC), the location of its chief executive office or sole place of business or principal residence from that referred to in Section 4.3 or (ii) changing its name, such Grantor will provide written notice to the Administrative Agent of such change and will deliver to the Administrative Agent all additional financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein.

Section 5.5 Notices. Such Grantor will advise the Administrative Agent and the Lenders promptly, in reasonable detail, of:

(a) any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and

(b) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

Section 5.6 Investment Property.

(a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Equity Interests of any Issuer that constitute Collateral, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Securities, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the other Secured Parties, hold the same in trust for the Administrative Agent and the other Secured Parties and deliver the same promptly to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so reasonably requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral

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security for the Secured Obligations. If an Event of Default shall have occurred and is continuing, any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall until such money or property is paid or delivered to the Administrative Agent hold such money or property in trust for the Administrative Agent and the other Secured Parties segregated from other funds of such Grantor, as additional collateral security for the Secured Obligations. Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to notify the Administrative Agent promptly in writing of the occurrence of any of the events described in this Section 5.6(a).

(b) Without the prior written consent of the Administrative Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any Equity Interests of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Equity Interests of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof, (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or any Excepted Liens or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Pledged Securities or Proceeds thereof in each case except pursuant to a transaction permitted by the Credit Agreement.

(c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) with respect to the Pledged Securities issued by it and (iii) the terms of Section 6.3(c) and Section 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or Section 6.7 with respect to the Pledged Securities issued by it. In the case of any Issuer that is not a Grantor hereunder, the Grantor owning an Equity Interest in such Issuer shall use commercially reasonable efforts to promptly cause such Issuer to execute and deliver to the Administrative Agent an Acknowledgment and Consent.

(d) In the case of each Grantor that is a partner in a Partnership, such Grantor hereby consents to the extent required by the applicable Partnership Agreement to the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged Partnership Interests in such Partnership and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Partnership Interests to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee

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as a substituted partner in such Partnership with all the rights, powers and duties of a general partner or a limited partner, as the case may be. In the case of each Grantor that is a member of an LLC, such Grantor hereby consents to the extent required by the applicable LLC Agreement to the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged LLC Interests in such LLC, and upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged LLC Interests to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee as a substituted member of the LLC with all the rights, powers and duties of a member of such LLC.

(e) Each Grantor shall not agree to any amendment of a Partnership Agreement or an LLC Agreement that (i) in any way adversely affects the perfection of the security interest of the Administrative Agent in the Pledged Partnership Interests or Pledged LLC Interests pledged by such Grantor hereunder or (ii) causes any Partnership Agreement or LLC Agreement to include an election to treat the membership interests or partnership interests of such Grantor as a security under Section 8.103 of the Applicable UCC.

Section 5.7 Receivables.

(a) Upon the occurrence and the continuance of an Event of Default, other than in the ordinary course of business consistent with its past practice, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

(b) Upon the occurrence and the continuance of an Event of Default, such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables.

Section 5.8 Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim with a potential monetary value in excess of (i) $2,000,000 individually or (ii) $5,000,000 in the aggregate, such Grantor shall within thirty (30) days (or such later date as Administrative Agent may agree to in its sole discretion) of a Responsible Officer obtaining knowledge of such interest sign and deliver documentation reasonably acceptable to the Administrative Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim.

Section 5.9 Covenants in Credit Agreement. Such Grantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, by it so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Grantor.

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Section 5.10 Transmitting Utilities. Unless previously disclosed in writing to the Administrative Agent, each Grantor shall promptly notify the Administrative Agent in writing if it engages in any activity that would or might cause it to be a Transmitting Utility.

ARTICLE 6.

REMEDIAL PROVISIONS

Section 6.1 Certain Matters Relating to Receivables.

(a) After the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may reasonably request in connection with such test verifications.

(b) The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, subject to the Administrative Agent’s direction and control, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) after such collection deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) At the Administrative Agent’s request after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables payable to such Grantor, including, without limitation, all original orders, invoices and shipping receipts.

Section 6.2 Communications with Obligors; Grantors Remain Liable.

(a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.

(b) Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables payable to such Grantor that such Receivables have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

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(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any other Secured Party of any payment relating thereto, nor shall the Administrative Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

Section 6.3 Pledged Securities.

(a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Securities and all payments made in respect of the Pledged Notes, in each case, to the extent not prohibited by the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken that would result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, distributions, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Secured Obligations in accordance with Section 6.5, and (ii) any or all of the Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to the Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to the Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to the Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

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(c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent in accordance with such instruction. In furtherance of the foregoing, after receipt of such instruction, (i) each Issuer will comply with all instructions originated by the Administrative Agent directing it to transfer or redeem the Pledged Securities issued by such Issuer and all other directions originated by the Administrative Agent concerning the Pledged Securities issued by such Issuer (including, without limitation, directions to distribute to the Administrative Agent the proceeds of any such transfer or redemption or interest or dividends on the Pledged Securities issued by such Issuer) originated by the Administrative Agent, all without further consent by the Grantor or any other Person or (ii) the Issuer shall not comply with any instructions originated by the Grantor or any other Person to transfer or redeem the Pledged Securities issued by such Issuer or distribute to the Grantor any interest or dividends on the Pledged Securities.

Section 6.4 Proceeds to be Turned over to Administrative Agent. In addition to the rights of the Administrative Agent specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds of the Collateral received by any Grantor consisting of cash, checks, and instruments readily convertible into cash shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the other Secured Parties) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

Section 6.5 Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Article 2, in payment of the Secured Obligations in accordance with Section 10.02(c) of the Credit Agreement.

Section 6.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the Applicable UCC or any other applicable law. Without limiting the generality of the foregoing, if an Event of Default has occurred and is continuing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice

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of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may, during the continuance of an Event of Default, forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such commercially reasonable prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. After the occurrence and during the continuance of an Event of Default, each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as provided in Section 6.5, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the Applicable UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

Section 6.7 Registration Rights.

(a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Securities pursuant to Section 6.6 and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Securities or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Securities or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Securities, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable all in conformity with the requirements of the

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Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Securities for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Securities pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

Section 6.8 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any other Secured Party to collect such deficiency.

ARTICLE 7.

THE ADMINISTRATIVE AGENT

Section 7.1 Administrative Agent’s Appointment as Attorney-in-Fact, etc.

(a) Subject to the final paragraph of this clause (a), each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the

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purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property constituting Collateral, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.6 or Section 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark constituting Collateral (along with the goodwill of the business to which any such copyright, patent or trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts

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and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing, the Administrative Agent shall not exercise this power without providing reasonable advance written notice to the applicable Grantor.

(c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate applicable to other Obligations described in Section 3.05(b)(i) of the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Release Date.

Section 7.2 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Applicable UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent hereunder are solely to protect the Administrative Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

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Section 7.3 Authentication of Financing Statements. Each Grantor acknowledges that pursuant to Section 9-509(b) of the Applicable UCC and any other applicable law, by executing this Agreement such Grantor authorizes the Administrative Agent to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral, without the signature of such Grantor, in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Administrative Agent under this Agreement. Each Grantor further agrees that such financing statements may describe the collateral in the same manner as described in this Agreement or as “all assets,” “all personal property” or words of similar effect, regardless of whether or not the Collateral includes all assets or all personal property of such Grantor, or such other description as the Administrative Agent, in its sole judgment, determines is reasonably necessary or advisable that is of an equal or lesser scope or with greater detail, in each case to the extent consistent with this Agreement.

Section 7.4 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

ARTICLE 8.

SUBORDINATION OF GRANTOR CLAIMS

Section 8.1 Subordination of Grantor Claims. As used herein, the term “Grantor Claims” shall mean all debts and obligations of any Grantor to any other Grantor, whether such debts and obligations now exist or are hereafter incurred or arise, or whether the obligation of the debtor thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or obligations be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or obligations may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by. After the occurrence and during the continuation of an Event of Default, and provided that the Administrative Agent has given such Grantor notice of the Administrative Agent’s intent to exercise its rights pursuant to this Article 8, no Grantor shall receive or collect, directly or indirectly, from any obligor in respect thereof any amount upon the Grantor Claims.

Section 8.2 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving any Grantor, the Administrative Agent on behalf of the Administrative Agent and the Secured Parties shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Grantor Claims. Each Grantor hereby assigns such dividends and payments to the Administrative Agent for the benefit of the Administrative Agent and the Secured Parties for application against the Obligations as provided under Section 10.02(c) of the Credit Agreement. Should the

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Administrative Agent or any Secured Party receive, for application upon the Obligations, any such dividend or payment which is otherwise payable to any Grantor, and which, as between such Grantors, shall constitute a credit upon the Grantor Claims, then upon the Release Date, the intended recipient shall become subrogated to the rights of the Administrative Agent and the Secured Parties to the extent that such payments to the Administrative Agent and the Secured Parties on the Grantor Claims have contributed toward the liquidation of the Obligations, and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if the Administrative Agent and the Secured Parties had not received dividends or payments upon the Grantor Claims.

Section 8.3 Payments Held in Trust. In the event that, notwithstanding Section 8.1 and Section 8.2, any Grantor should receive any funds, payments, claims or distributions which is prohibited by such Sections, then it agrees: (a) to hold in trust for the Administrative Agent and the other Secured Parties an amount equal to the amount of all funds, payments, claims or distributions so received and (b) that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Administrative Agent, for the benefit of the Secured Parties; and each Grantor covenants promptly to pay the same to the Administrative Agent.

Section 8.4 Liens Subordinate. Each Grantor agrees that, until the Release Date, any Liens securing payment of the Grantor Claims shall be and remain inferior and subordinate to any Liens securing payment of the Obligations, regardless of whether such encumbrances in favor of such Grantor, the Administrative Agent or any other Secured Party presently exist or are hereafter created or attach. Without the prior written consent of the Administrative Agent, no Grantor shall, until the Release Date, (a) exercise or enforce any creditor’s right it may have against any debtor in respect of the Grantor Claims or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any Lien securing the Grantor Claims held by it.

Section 8.5 Notation of Records. Upon the request of the Administrative Agent after the occurrence and during the continuance of an Event of Default, all promissory notes and all accounts receivable ledgers or other evidence of the Grantor Claims accepted by or held by any Grantor shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Agreement.

ARTICLE 9.

MISCELLANEOUS

Section 9.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 12.02(b) of the Credit Agreement.

Section 9.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 12.01 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

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Section 9.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Section 9.4 Enforcement Expenses; Indemnification.

(a) Each Grantor agrees to pay or reimburse the Administrative Agent and each other Secured Party for all advances, charges, costs and expenses (including, without limitation, all costs and expenses of holding, preparing for sale and selling, collecting or otherwise realizing upon the Collateral and all attorneys’ fees, legal expenses and court costs) incurred by the Administrative Agent or any other Secured Party in connection with the exercise of its respective rights and remedies hereunder, including, without limitation, any advances, charges, costs and expenses that may be incurred in any effort to enforce any of the provisions of this Agreement or any obligation of any Grantor in respect of the Collateral or in connection with (i) the preservation of the Lien of, or the rights of the Administrative Agent or any other Secured Party under this Agreement, (ii) any actual or attempted sale, lease, disposition, exchange, collection, compromise, settlement or other realization in respect of, or care of, the Collateral, including all such costs and expenses incurred in any bankruptcy, reorganization, workout or other similar proceeding, or (iii) collecting against any Guarantor under the guarantee contained in Article 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which any Grantor is a party, including, without limitation, the fees and disbursements of outside counsel to each Secured Party and of counsel to the Administrative Agent.

(b) Each Grantor agrees to pay, and to save the Administrative Agent and the other Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all Other Taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Grantor agrees to pay, and to save the Administrative Agent and the other Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, court costs and attorneys’ fees, any and all liabilities with respect to, or resulting from any

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delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement) incurred because of, incident to, or with respect to, the Collateral (including, without limitation, any exercise of rights or remedies in connection therewith) with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent that the Borrower would be required to do so pursuant to Section 12.03 of the Credit Agreement. All amounts for which any Grantor is liable pursuant to this Section 9.4 shall be due and payable by such Grantor to the Secured Parties upon demand.

(d) The agreements in this Section 9.4 shall survive the termination of this Agreement and the other Loan Documents and the repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

Section 9.5 Successors and Assigns. This Agreement shall be binding upon the respective successors and permitted assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors and permitted assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

Section 9.6 Set-Off. If an Event of Default shall have occurred and be continuing, to the extent permitted by applicable law, each Secured Party shall have the right, without notice to any Grantor, any such notice being expressly waived by each Grantor to the extent permitted by applicable law, upon any Secured Obligations becoming due and payable by any Grantor (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Secured Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of such Grantor. Each Secured Party agrees promptly to notify the relevant Grantor and the Administrative Agent after any such application made by such Secured Party; provided that the failure to give such notice shall not affect the validity of such application.

Section 9.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by e-mail or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 9.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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Section 9.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Section 9.10 INTEGRATION. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE ENTIRE AGREEMENT OF THE GRANTORS, THE ADMINISTRATIVE AGENT AND THE OTHER SECURED PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF, AND THERE ARE NO PROMISES, UNDERTAKINGS, REPRESENTATIONS OR WARRANTIES BY THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY RELATIVE TO SUBJECT MATTER HEREOF AND THEREOF NOT EXPRESSLY SET FORTH OR REFERRED TO HEREIN OR IN THE OTHER LOAN DOCUMENTS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 9.11 GOVERNING LAW. THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 9.12 JURISDICTION.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE, SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM EITHER THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, OR THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY OF THE OTHER AGENTS, THE ISSUING BANK OR ANY OTHER SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH OF THE PARTIES HERETO AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

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(b) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c) EACH PARTY TO THIS AGREEMENT (OTHER THAN THE ADMINISTRATIVE AGENT) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 9.12 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

Section 9.13 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any other Secured Party has assumed an advisory or fiduciary relationship in favor of any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties;

(d) it has a duty to read this Agreement and the other Loan Documents and agrees that it is charged with notice and knowledge of the terms of this Agreement and the other Loan Documents; that it has in fact read this Agreement and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the other Loan Documents; and has received the advice of its attorney in entering into this Agreement and the Loan Documents to which it is a party; and that it recognizes that certain of the terms of this Agreement and the other Loan Documents result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. SUCH GRANTOR AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS”; and

(e) each of the waivers and consents set forth in this Agreement are made voluntarily and unconditionally after consultation with outside legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which such Grantor otherwise

31

may have against the Borrower, any other Grantor, the Secured Parties or any other Person or against any collateral. If, notwithstanding the intent of the parties that the terms of this Agreement shall control in any and all circumstances, any such waivers or consents are determined to be unenforceable under applicable law, such waivers and consents shall be effective to the maximum extent permitted by law.

Section 9.14 Additional Grantors; Additional Pledged Securities. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 8.14(a) of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement. Each Grantor that is required to pledge additional Equity Interests pursuant to the Credit Agreement shall execute and deliver to the Administrative Agent a Supplement.

Section 9.15 Releases.

(a) Upon the Release Date, the Collateral shall be released from the Liens created hereby, the guarantee of each Guarantor under Section 2 of this Agreement shall be released, discharged and terminated, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder in the event that all the Equity Interests of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least ten (10) Business Days prior to the date of the proposed release, a written request for release identifying the relevant Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

Section 9.16 Acceptance. Each Grantor hereby expressly waives notice of acceptance of this Agreement, acceptance on the part of the Administrative Agent and the other Secured Parties being conclusively presumed by their request for this Agreement and delivery of the same to the Administrative Agent.

32

Section 9.17 Retention in Satisfaction. Except as may be expressly applicable pursuant to Section 9-620 of the Applicable UCC, no action taken or omission to act by the Administrative Agent or the other Secured Parties hereunder, including, without limitation, any exercise of voting or consensual rights or any other action taken or inaction, shall be deemed to constitute a retention of the Collateral in satisfaction of the Obligations or otherwise to be in full satisfaction of the Obligations, and the Obligations shall remain in full force and effect, until the Administrative Agent and the other Secured Parties shall have applied payments (including, without limitation, collections from Collateral) towards the Obligations in the full amount then outstanding or until such subsequent time as is provided in Section 6.5.

Section 9.18 Reinstatement. The obligations of each Grantor under this Agreement (including, without limitation, with respect to the guarantee contained in Article 2 and the provision of collateral herein) shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Grantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Grantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 9.19 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.19.

Section 9.20 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Grantor to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.20 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.20, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.20 shall remain in full force and effect until the Release Date. Each Qualified ECP Guarantor intends that this Section 9.20 constitute, and this Section 9.20 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Grantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Pages Follow]

33

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	BLUE MOUNTAIN MIDSTREAM LLC

By:
	Name:	Greg Harper
	Title:	Chief Executive Officer

Signature Page – Blue Mountain Midstream LLC Guarantee and Collateral Agreement

Acknowledged and Agreed to

as of the date first above written by:

ADMINISTRATIVE AGENT:	ROYAL BANK OF CANADA, as Administrative Agent

By:
	Name:	Helena Sadowski
	Title:	Manager, Agency

Signature Page – Blue Mountain Midstream LLC Guarantee and Collateral Agreement

Schedule 1

Notice Addresses of Grantors

For all Guarantors:

Blue Mountain Midstream LLC

600 Travis Street, Suite 1500

Houston, Texas 77002

Attn: Greg Harper, CEO

With a copy to:

Blue Mountain Midstream LLC

600 Travis Street, Suite 1500

Houston, Texas 77002

Attn: General Counsel

Schedule 1 – 1

Schedule 2

Description of Investment Properties

Pledged Securities:

None.

Pledged Notes:

None.

Schedule 2 – 1

Schedule 3

Filings Required to Perfect Security Interests

Uniform Commercial Code Filings

Filing of UCC-1 Financing Statements naming the Administrative Agent as secured party with respect to the following Grantors as debtor in the Office of the Secretary of State in the State indicated below:

Grantor	State
Blue Mountain Midstream LLC	Delaware

Each such UCC-1 Financing Statement will need to include a description of the Collateral that complies with Section 9-504 of the applicable jurisdiction’s Uniform Commercial Code.

Schedule 3 – 1

Schedule 4

Location of Jurisdiction of Organization and Chief Executive Office

Grantor: Blue Mountain Midstream LLC

Other Names and Trade Names Used in the Last Five Years: Linn Midstream, LLC

Jurisdictions of Organization over the Last Five Years: Delaware

Current Jurisdiction of Organization: Delaware

Organizational Number: 2261444

Tax ID Number: 06-1319707

Location of Chief Executive Office over the last Five Years:

None.

Current Location of Chief Executive Office:

Blue Mountain Midstream LLC

600 Travis Street, Suite 1500

Houston, Texas 77002

Schedule 4 – 1

Schedule 5

Locations of Inventory and Equipment

None that is not otherwise subject to a Mortgage.

Schedule 5 – 1

Schedule 6

Intellectual Property

None

Copyrights and Copyright Licenses

None

Patents and Patent Licenses

None

Trademarks and Trademark Licenses

None

Schedule 6 – 1

Annex 1 to

Guarantee and Collateral Agreement

ACKNOWLEDGEMENT AND CONSENT***

The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement dated as of August 10, 2018 (the “Agreement”), made by the Grantors parties thereto for the benefit of Royal Bank of Canada, as Administrative Agent. The undersigned agrees for the benefit of the Administrative Agent and the other Secured Parties as follows:

1. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2. The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) of the Agreement.

3. The terms of Sections 6.3(c) and Section 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Sections 6.3(c) or Section 6.7 of the Agreement; provided that, with respect to instructions pursuant to Section 6.3(c), (i) each Issuer will comply with all instructions originated by the Administrative Agent directing it to transfer or redeem the Pledged Securities issued by such Issuer and all other directions originated by the Administrative Agent concerning the Pledged Securities issued by such Issuer (including, without limitation, directions to distribute to the Administrative Agent the proceeds of any such transfer or redemption or interest or dividends on the Pledged Securities issued by such Issuer) originated by the Administrative Agent, all without further consent by the Grantor or any other Person or (ii) the Issuer shall not comply with any instructions originated by the Grantor or any other Person to transfer or redeem the Pledged Securities issued by such Issuer or distribute to the Grantor any interest or dividends on the Pledged Securities.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Fax:

***	This consent is necessary only with respect to any Issuer which is not also a Grantor. This consent may be modified or eliminated with respect to any Issuer that is not controlled by a Grantor.

Annex 1 – 1

Annex 2 to

Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT (this “Assumption Agreement”), dated as of [ ], 20[ ], made by [ ] (the “Additional Grantor”), in favor of Royal Bank of Canada, as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, Blue Mountain Midstream LLC, a Delaware limited liability company (the “Borrower”), the Lenders and the Administrative Agent have entered into a Credit Agreement, dated as of August 10, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of August 10, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the ratable benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement.

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 9.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor and a Guarantor thereunder with the same force and effect as if originally named therein as a Grantor and a Guarantor and, without limiting the generality of the foregoing, hereby expressly (a) assumes all obligations and liabilities of a Grantor and a Guarantor thereunder; (b) guarantees the Obligations pursuant to Article 2 of the Guarantee and Collateral Agreement; and (c) grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in such Additional Grantor’s right, title and interest in and to the Collateral, wherever located and whether now owned or at any time hereafter acquired by the Additional Grantor or in which the Additional Grantor now has or at any time in the future may acquire any right, title or interest, as security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Additional Grantor’s Secured Obligations. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Article 4 of the Guarantee and Collateral Agreement, as they relate to the Additional Grantor and its Collateral, is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

Annex 2 – 1

2. Governing Law. THIS ASSUMPTION AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS ASSUMPTION AGREEMENT AND ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATED TO THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

3. Acceptance. The Additional Grantor hereby expressly waives notice of acceptance of this Assumption Agreement, acceptance on the part of the Administrative Agent and the other Secured Parties being conclusively presumed by their request for this Assumption Agreement and delivery of the same to the Administrative Agent.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex 2 – 2

Annex 1-A to

Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

Supplement to Schedule 5

Supplement to Schedule 6

Annex 1-A – 1

Annex 3 to

Guarantee and Collateral Agreement

SUPPLEMENT (this “Supplement”), dated as of [ ], 20[ ], made by (the “Grantor”), in favor of Royal Bank of Canada, as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, Blue Mountain Midstream LLC, a Delaware limited liability company (the “Borrower”), the Lenders and the Administrative Agent have entered into a Credit Agreement, dated as of August 10, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (including the Grantor) have entered into the Guarantee and Collateral Agreement, dated as of August 10, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the ratable benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Grantor to pledge the Equity Interests described in Annex 1-A hereto; and

WHEREAS, the Grantor has agreed to execute and deliver this Supplement in order to pledge such Equity Interests.

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Supplement, the information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedule 2 and Schedule 3 to the Guarantee and Collateral Agreement. The Grantor hereby represents and warrants that each of the representations and warranties contained in Article 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Supplement) as if made on and as of such date.

2. Governing Law. THIS SUPPLEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT AND ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATED TO THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

3. Acceptance. The Grantor hereby expressly waives notice of acceptance of this Supplement, acceptance on the part of the Administrative Agent and the other Secured Parties being conclusively presumed by their request for this Supplement and delivery of the same to the Administrative Agent.

Annex 3 – 1

IN WITNESS WHEREOF, the undersigned has caused this Supplement to be duly executed and delivered as of the date first above written.

[GRANTOR]

By:
Name:
Title:

Annex 3 – 2

Annex 1-A to

Supplement

Supplement to Schedule 2

Supplement to Schedule 3

Schedule 5 – 1

EXHIBIT F-2

FORM OF MORTGAGE

[See attached.]

Exhibit F-2

WHEN RECORDED OR FILED,	)
PLEASE RETURN TO:	)
PAUL HASTINGS LLP	)
600 Travis Street, Floor 58)
Houston, Texas 77002)
Attn: Patty Wrench	)

(OKLAHOMA)

MORTGAGE, ASSIGNMENT OF LEASES, SECURITY AGREEMENT,

FIXTURE FILING AND FINANCING STATEMENT

BY

BLUE MOUNTAIN MIDSTREAM, LLC,

AS MORTGAGOR

TO

ROYAL BANK OF CANADA,

AS ADMINISTRATIVE AGENT AND MORTGAGEE

FOR THE BENEFIT OF

THE SECURED PERSONS

A POWER OF SALE HAS BEEN GRANTED IN THIS MORTGAGE. A POWER OF SALE MAY ALLOW THE MORTGAGEE TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY THE MORTGAGOR UNDER THIS MORTGAGE.

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS.

THIS INSTRUMENT SECURES PAYMENT OF FUTURE ADVANCES.

THIS INSTRUMENT COVERS PROCEEDS OF MORTGAGED PROPERTY.

THIS FINANCING STATEMENT IS TO BE FILED OR FILED FOR RECORD, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS OR SIMILAR RECORDS OF THE RECORDERS OF THE COUNTIES LISTED ON THE EXHIBITS HERETO. THE MORTGAGOR HAS AN INTEREST OF RECORD IN THE REAL ESTATE AND IMMOVABLE PROPERTY CONCERNED, WHICH INTEREST IS DESCRIBED IN THE EXHIBITS ATTACHED HERETO.

PORTIONS OF THE MORTGAGED PROPERTY ARE GOODS THAT ARE OR ARE TO BECOME FIXTURES RELATED TO THE LAND DESCRIBED IN OR REFERRED TO IN THE EXHIBITS HERETO. THIS FINANCING STATEMENT IS TO BE FILED FOR RECORD OR RECORDED, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS OR SIMILAR RECORDS OF EACH COUNTY IN WHICH SAID LAND OR ANY PORTION THEREOF IS LOCATED. THE MORTGAGOR IS THE OWNER OF RECORD INTEREST IN THE REAL ESTATE CONCERNED. THIS INSTRUMENT IS ALSO TO BE INDEXED IN THE INDEX OF FINANCING STATEMENTS.

THIS DOCUMENT SERVES AS A FIXTURE FILING UNDER 12A O.S. §1-9-502 OF THE OKLAHOMA UNIFORM COMMERCIAL CODE.

THIS INSTRUMENT IS TO BE FILED AGAINST THE TRACT INDEX IN THE REAL ESTATE RECORDS FOR THE COLLATERAL OR MORTGAGED PROPERTY LYING IN THE STATE OF OKLAHOMA.

THIS INSTRUMENT IS TO BE FILED FOR RECORD IN THE RECORDS OF THE COUNTIES REFERENCED ON THE EXHIBIT HERETO.

i

ii

Exhibit A Description of Mortgaged Property (other than Subject Leases)

Exhibit B Description of Subject Leases

iii

MORTGAGE, ASSIGNMENT OF LEASES, SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT

This MORTGAGE, ASSIGNMENT OF LEASES, SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT (this “Mortgage”) is entered into as of August 10, 2018 (the “Effective Date”) by BLUE MOUNTAIN MIDSTREAM, LLC, a Delaware limited liability company (the “Mortgagor”), whose address is 600 Travis Street, Suite 5100, Houston, Texas 77002, in favor of ROYAL BANK OF CANADA, as Administrative Agent (as defined below) (together with its successors and assigns, in such capacity, the “Mortgagee”), whose address is 12th Floor, South Tower, Toronto, Ontario M5J 2W7, for the benefit of the Secured Persons (as defined below).

R E C I T A L S:

A. The Mortgagor, the Mortgagee, the Issuing Bank and the Lenders party thereto entered into that certain Credit Agreement dated as of August 10, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which, upon the terms and conditions stated therein, the Lenders agreed to make loans and other extensions of credit to the Mortgagor.

B. The Mortgagor, the Mortgagee, and each of the other signatories thereto, are executing a Guarantee and Collateral Agreement in favor of the Mortgagee dated as of even date herewith (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) pursuant to which, among other things, upon terms and conditions stated therein, the Mortgagor and the Guarantors party thereto have agreed to grant Liens on certain of their properties.

C. The Mortgagee and the other Secured Persons have conditioned their obligations under the Credit Agreement, each other Loan Document, each Secured Swap Agreement and each Secured Cash Management Agreement (collectively, the “Secured Documents”) upon the execution and delivery by the Mortgagor of this Mortgage.

D. Therefore, in order to comply with the terms and conditions of the Secured Documents and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Mortgagor hereby agrees as follows:

ARTICLE I

DEFINITIONS

1.01 Terms Defined Above. As used in this Mortgage, each term defined above has the meaning indicated above.

1.02 Terms Defined in the Credit Agreement. Unless otherwise defined herein, each term defined in the Credit Agreement and used herein has the meaning given to it in the Credit Agreement.

1.03 Terms Defined in the UCC. Unless otherwise defined herein or in the Credit Agreement, each capitalized term defined in the UCC and used herein has the meaning given to it in the UCC.

1.04 Certain Defined Terms. As used in this Mortgage, the following terms have the meanings specified below:

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Collateral” means, collectively, all the Mortgaged Property and all the UCC Collateral.

“Contracts” has the meaning assigned to such term in Section 2.01.

“Easements” has the meaning assigned to such term in Section 2.01.

“Event of Default” has the meaning assigned to such term in Section 5.01.

“Future Advances” means future obligations and future advances that the Mortgagee or any other Secured Party may make pursuant to the Credit Agreement or any other Secured Document.

“Gathering Systems” has the meaning assigned to such term in Section 2.01.

“Indebtedness” has the meaning assigned to such term in Section 2.03.

“Indemnified Parties” means the Mortgagee and each other Secured Person, their respective Affiliates, and each such Person’s officers, directors, employees, representatives, agents, attorneys, accountants and experts.

“Land” has the meaning assigned to such term in Section 2.01.

“Leased Real Estate” means the real property leased pursuant to the Subject Leases and the right to use all or a portion of the buildings, improvements, structures and fixtures now or subsequently located thereon.

“Leases” has the meaning assigned to such term in Section 2.01.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations.

“Mortgaged Property” has the meaning assigned to such term in Section 2.01.

“Permitted Encumbrances” means all Liens permitted to be placed on the Mortgaged Property under Section 9.03 of the Credit Agreement.

2

“Post-Default Rate” means the post-default rate per annum set forth in Section 3.02(c) of the Credit Agreement applicable to past due payments, but in no event to exceed the Highest Lawful Rate.

“Premises” has the meaning assigned to such term in Section 2.01.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including cash, securities, accounts, contract rights and Equity Interests or other ownership interests of any Person), whether now in existence or owned or hereafter acquired.

“Release Date” means the date upon which Payment in Full occurs.

“Rents” has the meaning assigned to such term in Section 2.01.

“Secured Documents” has the meaning assigned to such term in Recital C above.

“Secured Persons” means each Lender, the Administrative Agent, the Arrangers, the Issuing Bank, each Secured Swap Party and each Secured Cash Management Provider, each Indemnified Party and any legal owner, holder, assignee or pledgee of any of the Indebtedness.

“Subject Leases” means the leasehold estates in all or a portion of the Leased Real Estate pursuant to the agreement(s) described on Exhibit B attached hereto (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time with written consent of Mortgagee).

“UCC” means the provisions of the Uniform Commercial Code presently in effect in the jurisdiction in which the relevant UCC Collateral is situated or which otherwise is applicable to the creation, perfection, the effect of perfection or nonperfection, or the priority of the security interest granted herein or the rights and remedies of Mortgagee under this Mortgage.

“UCC Collateral” has the meaning assigned to such term in Section 2.02.

ARTICLE II

GRANT OF LIEN AND INDEBTEDNESS SECURED

2.01 Grant of Liens. To secure payment of the Indebtedness and the performance of the covenants and obligations herein contained, Mortgagor does by these presents hereby GRANT, BARGAIN, SELL, ASSIGN, MORTGAGE, TRANSFER, WARRANT and CONVEY with POWER OF SALE unto the Mortgagee, for the use and benefit of the Mortgagee and the Secured Persons, all of Mortgagor’s rights, titles, interests and estates, whether now owned or hereafter acquired, in and to all of the following described real (immovable) and personal (movable) property, rights, titles, interests and estates (collectively called the “Mortgaged Property”):

(a) The easements, rights-of-way, servitudes, permits, licenses, orders, certificates, privileges, franchises, prescriptions and related instruments and other rights, described on Exhibit A attached hereto and made a part hereof or described in any instrument or document described on Exhibit A, and all rights used in connection therewith or as a means of access thereto, and all tenements, hereditaments and appurtenances in any manner belonging, relating or appertaining thereto (collectively, the “Easements”).

3

(b) All of the parcels of land, fee tracts, and real property identified on Exhibit A (the “Land”) and all of the rights, titles and interests of every nature whatsoever now owned or hereafter acquired by the Mortgagor in and to the Land, including the privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the Land, and all right, title and interest, if any, of Mortgagor in and to any streets (open or proposed), ways, alleys, strips or gores of land adjoining the Land or any part thereof.

(c) All buildings and other improvements now or hereafter located, placed, situated or constructed on, in or under any real property included in or covered by the Easements, the Land or the Subject Leases, including, without limitation, any Gathering Systems which may be permanently affixed to such real property or otherwise deemed to be improvements or part of the realty under the laws of the state where the real property is located.

(d) All right, title and interest of Mortgagor in and to the Subject Leases (including, without limitation, the leasehold estate and licenses created thereunder) and all credits, deposits, options, privileges and rights of Mortgagor under the Subject Leases (including all rights of use, occupancy and enjoyment) and all of Mortgagor’s right, title and interest under any amendments, supplements, extensions, renewals, restatements, replacements and modifications of the Subject Leases, together with any right of Mortgagor to reject or terminate, or to agree to or acquiesce in any rejection or termination of the Subject Leases, whether made with respect to any election under Sections 363 or 365 of the Bankruptcy Code or under any similar law or right of any nature, or otherwise.

(e) Any strips and gores within or adjoining any real property included in or covered by the Easements or the Land, all rights of ingress and egress to and from such real property, all easements, servitudes, rights-of-way, surface leases, fee tracts and other surface rights affecting said Easements or Land or any of the rights, estates, titles, claims or interests described in the foregoing paragraphs (a) through (d) above, and all rights appertaining to the use and enjoyment of said Easements, Land, rights, estates, titles, claims, and interests, including, without limitation, lateral support, drainage, mineral, water, oil and gas rights (the Easements, the Land, the Subject Leases and all of the property and other rights, privileges, interests, titles, estates, and claims described in Sections 2.01(a) through (e), whether now owned or hereafter acquired, including pursuant to a right or option contained in the Subject Leases or otherwise, are hereinafter collectively called the “Premises”);

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(f) All gathering, transportation or transmission systems and/or pipeline systems, and all materials, equipment, and other property now or hereafter located on the Premises or used or held for use, regardless of where the same are located, in connection with, or otherwise related to such gathering systems and/or pipeline systems and all equipment, including, but not limited to, all pumps, pipes, pipe connectors, pipelines, gathering lines, flow lines, valves, all gauges, meters, metering stations and other measuring equipment, regulators, drips, absorbers, compressors, dehydrators, separators, heaters, extractors, tubing, fuel lines, injector stations, facilities, plants, improvements, fittings, furnishings, appliances, apparatuses, machinery, all gas processing, treatment, storage, transportation, extraction, fractionation, exchange and/or manufacturing facilities and units and other units, all gas, liquid product and other storage tanks and tank batteries, liquid product truck loading terminals, and other materials, assets, equipment, fixtures and other personal/movable property now or hereafter located on or in (or, whether or not located thereon or therein, used or held for use in connection with) the Premises or such gathering systems or pipeline systems (all such property described in this paragraph (f) is herein collectively called the “Gathering Systems”);

(g) All materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to or installed on the Premises, including all water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements;

(h) All of Mortgagor’s right, title and interest, whether presently existing or hereafter created or entered into and whether now owned or hereafter acquired, in and to:

(i) all purchase, sale, gathering, processing, transportation, storage and other contracts or agreements covering or otherwise relating to the ownership or operation of the Premises and the Gathering Systems, and/or to the purchase, sale or transportation of hydrocarbons or other goods, including crude oil, natural gas, natural gas liquids condensate, refined products or asphalt (collectively, the “Products”), or to the separation, treatment, stabilization and/or processing of the same;

(ii) all right, title and interest of the Mortgagor in and to any and all leases (in addition to the Subject Leases), contracts and other general intangibles relating to the ownership or operation of the Premises and the Gathering Systems, and all reserves, deferred payments, deposits, refunds and claims of every kind, nature or character relating thereto; and

(iii) all rights, privileges and benefits under or arising out of any agreement under which any of the Mortgaged Property, was acquired, including without limitation any and all representations, warranties, or covenants and any and all rights of indemnity or to rebate of the purchase price; all equipment leases, maintenance agreements, electrical supply contracts, option agreements, and other contracts and/or agreements, whether now existing or hereafter entered into, which cover, affect, or otherwise relate the Premises and the Gathering Systems, and/or any of the Mortgaged Property described above, or to the purchase, sale, transportation, gathering, separation, treatment, stabilization, dehydration, processing, delivery and/or redelivery of Products transported, gathered, separated, treated, stabilized, dehydrated, processed, delivered and/or redelivered by or in the Premises or the Gathering Systems (the contractual rights, contracts and other agreements described in this subsection (h) are herein sometimes collectively called the “Contracts”);

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(i) Any and all interests of the Mortgagor, as landlord or lessor, in all leases and subleases of space, tenancies, franchise agreements, licenses, occupancy or concession agreements now existing or hereafter entered into, whether or not of record, relating in any manner to the Premises and/or the Gathering Systems, and any and all amendments, modifications, supplements, replacements, extensions and renewals of any thereof, whether now in effect or hereafter coming into effect (“Leases”);

(j) All rents, issues, profits, revenue, royalties, income, proceeds, security and other types of deposits and other benefits paid, payable or derived from the Mortgaged Property, or arising from the operation thereof or from any of the Leases or Contracts (herein sometimes collectively called the “Rents”); and

(k) All rights, titles, interests and estates now owned or hereafter acquired by the Mortgagor in and to any and all data, books and records related to the Mortgaged Property, including, but not limited to, accounting records, files, computer software, employee records, engineering drawings or plans, surveys, site assessments, environmental reports, customer lists, production records, laboratory and testing records, sales and administrative records, and any other material or information relating to the ownership, maintenance, or operation of the Mortgaged Property, and all books, files, records, magnetic media, computer records and other forms of recording or obtaining access to such data.

(l) Any Property that may from time to time hereafter, by delivery or by writing of any kind, be subjected to the Liens hereof by the Mortgagor or by anyone on the Mortgagor’s behalf; and the Mortgagee is hereby authorized to receive the same at any time as additional security hereunder.

(m) All rights, estates, powers and privileges appurtenant to the foregoing rights, interests and properties.

TO HAVE AND TO HOLD the Mortgaged Property unto the Mortgagee and to its successors and assigns, forever to secure the full and timely payment of the Indebtedness and to secure the performance of the covenants, agreements, and obligations of the Mortgagor herein contained.

For the avoidance of doubt, it is the intent of the Mortgagor that all properties, rights, titles, interests and estates of the nature set forth and described in clauses (a) through (m) in this Section 2.01 which are located in, under or which cover, concern or relate to any property, right, title, interest and estate in the State of Oklahoma shall be subject to the Lien of this Mortgage and thus be “Mortgaged Property” as such term is used in this Mortgage even if (i) the properties, rights, titles, interests and estates set forth on Exhibit A or Exhibit B shall be incorrectly described or (ii) a description of all or a portion of such properties, rights, titles, interests and estates are omitted or limited in any manner whatsoever.

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2.02 Grant of Security Interest. The Mortgagor hereby grants to the Administrative Agent, for the benefit of the Secured Persons, a security interest in and to all of the Mortgagor’s rights, titles and interests in and to the following Property of the Mortgagor now owned or at any time hereafter acquired by the Mortgagor or in which the Mortgagor now has or at any time in the future may acquire any right, title or interest and whether now existing or hereafter coming into existence (collectively, the “UCC Collateral”) as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Indebtedness:

(a) all Accounts;

(b) all Chattel Paper (whether Tangible Chattel Paper or Electronic Chattel Paper);

(c) all Commercial Tort Claims;

(d) all Deposit Accounts, all Securities Accounts and all Commodity Accounts;

(e) all Documents;

(f) all General Intangibles (including, without limitation, rights in and under any Payment Intangible, Swap Agreement or any Commodity Contract) and all rights under insurance contracts and rights to insurance proceeds;

(g) all Hydrocarbons;

(h) all Instruments;

(i) all Goods (including, without limitation, all Inventory, all Equipment and all Goods that are or are to become Fixtures related to the Land);

(j) all Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing);

(k) all Mortgaged Property;

(l) all books and records pertaining to the Mortgaged Property;

(m) all Fixtures;

(n) to the extent not otherwise included, any other property insofar as it consists of personal property of any kind or character defined in and subject to the UCC; and

(o) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security, guarantees and other Supporting Obligations given with respect to any of the foregoing.

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2.03 Indebtedness Secured. This Mortgage is executed and delivered by Mortgagor to secure and enforce the payment and performance of the following (the “Indebtedness”):

(a) all Obligations, indebtedness, obligations and liabilities, whether now in existence or hereafter arising, whether by acceleration or otherwise, of the Mortgagor, arising out of or under the Credit Agreement, the Guarantee and Collateral Agreement and each other Loan Document to which it is a party, including, without limitation, all Obligations evidenced by those certain promissory notes (if any are issued pursuant to the Credit Agreement) in the aggregate principal amount of Two Hundred Million and 00/100 United States Dollars (US $200,000,000.00) executed by the Mortgagor and payable to the Lenders on or before August 10, 2023, and all other notes given in substitution for the foregoing promissory notes, or in modification, renewal, rearrangement or extension thereof, in whole or in part (such promissory notes, as from time to time supplemented, amended or modified and all other notes given in substitution therefor or in modification, renewal, rearrangement or extension thereof, in whole or in part, being hereafter collectively called the “Notes”), and with interest, collection and attorneys’ fees, all as provided therein;

(b) all Obligations, indebtedness, obligations and liabilities, whether now in existence or hereafter arising, whether by acceleration or otherwise, in respect of Letters of Credit issued pursuant to the Credit Agreement and all reimbursement obligations in respect thereof;

(c) any sums which may be advanced or paid by the Mortgagee or the Lenders under the terms hereof or of the Credit Agreement or other Loan Documents on account of the failure of the Mortgagor to comply with the covenants of the Mortgagor contained herein, or the failure of the Mortgagor, any Guarantor or other obligor to comply with the covenants of the Mortgagor, such Guarantor or other obligor contained in the Credit Agreement or any other Loan Documents; and all other Indebtedness of the Mortgagor arising pursuant to the provisions of this Mortgage, including penalties, indemnities, legal and other fees, charges and expenses, and amounts advanced by and expenses incurred in order to preserve any collateral or security interest, whether due after acceleration or otherwise;

(d) all additional loans or advances made by Mortgagee or the Lenders to or for the benefit of the Mortgagor or any Subsidiary of the Mortgagor pursuant to the Credit Agreement or any other Loan Document (it being contemplated that the Lenders may lend additional sums to the Mortgagor or any Subsidiary of the Mortgagor pursuant to the Credit Agreement from time to time, but shall not be obligated to do so, and Mortgagor agrees that any such additional loans shall be secured by this Mortgage);

(e) all Obligations, indebtedness, obligations and liabilities, whether now in existence or hereafter, whether by acceleration or otherwise, of the Mortgagor or any Subsidiary of the Mortgagor to any Secured Swap Party under any Secured Swap Agreement, including, without limitation, any amounts payable in respect of a liquidation of, an acceleration of obligations under, or an early termination of, such Secured Swap Agreement, and any unpaid amounts owing in respect thereof;

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(f) all present or future obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired, of the Mortgagor or any of its Subsidiaries to any Secured Cash Management Provider under any Secured Cash Management Agreement;

(g) all other obligations and liabilities of the Mortgagor and the Guarantors to the Secured Persons, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Secured Documents, in each case, whether on account of principal, interest, reimbursement obligations, payments in respect of an early termination date, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Secured Persons that are required to be paid by the Mortgagor, any Guarantor or any other Subsidiary pursuant to the terms of any of the Secured Documents);

(h) all interest (including, without limitation, interest accruing at any post-default rate (including the Post-Default Rate) and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) in respect of all of the Indebtedness and all costs of collection and attorneys’ fees, all as provided herein and in the other Secured Documents; and

(i) any and all renewals, modifications, substitutions, rearrangements or extensions of any of the foregoing, whether in whole or in part.

2.04 Fixture Filing. Without in any manner limiting the generality of any of the other provisions of this Mortgage (i) some portions of the goods described or to which reference is made herein are or are to become Fixtures on the land described or to which reference is made herein or on attached Exhibit A or Exhibit B; (ii) this Mortgage is to be filed of record in the real estate records as a financing statement; and (iii) the record owner of the real estate or interests in the real estate or immovable property comprised of the Mortgaged Property is as set forth in Section 7.11.

2.05 Pro Rata Benefit. This Mortgage is executed and granted for the pro rata benefit and security of the Secured Persons and any and all future holders of an interest in the Indebtedness and the interest thereon for so long as same remains unpaid and thereafter until the Release Date; it being understood and agreed that possession of any Note (or any replacements of any said Note) at any time by the Mortgagor shall not in any manner extinguish the Indebtedness, such Notes or this Mortgage securing payment thereof, and the Mortgagor shall have the right to issue and reissue any of the Notes from time to time as its interest or as convenience may require, without in any manner extinguishing or affecting the Indebtedness, the obligations under any of the Notes, or the security of this Mortgage.

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ARTICLE III

ASSIGNMENT OF RENTS AND LEASES

3.01 Assignment. As additional security hereunder, Mortgagor has absolutely and unconditionally granted, assigned, transferred and conveyed, and does hereby absolutely and unconditionally grant, assign, transfer and convey unto Mortgagee, for its benefit and the benefit of the other Secured Persons and other holders of the Indebtedness, all of the Mortgagor’s estate, right, title, interest, claim and demand, as landlord or lessor, under any and all of the Leases and Rents, together with the immediate and continuing right to collect and receive such Rents. Mortgagor directs and instructs any and all payors of Rents to pay to Mortgagee all of the Rents until such time as such payors have been furnished with evidence that the Release Date has occurred. Mortgagor agrees that no payors of Rents shall have any responsibility for the application of any funds paid to Mortgagee. While the above assignment is an absolute assignment and not an assignment for additional security only, the Mortgagee hereby grants to the Mortgagor a license to collect and apply the Rents and to enforce the obligations of tenants and other counterparties under the Leases. Immediately upon the occurrence of and during the continuance of any Event of Default, but subject to the provisions of the Credit Agreement, the license granted in the immediately preceding sentence shall automatically cease and terminate upon such Event of Default and for so long as the same continues. Mortgagor agrees to perform all such acts, and to execute all such further assignments, transfers and other instruments as may be required or desired by Mortgagee or any party in order to have said proceeds and revenues so paid to Mortgagee. Mortgagee is fully authorized to receive and receipt for said revenues and proceeds; to endorse and cash any and all checks and drafts payable to the order of Mortgagor or Mortgagee for the account of Mortgagor received from or in connection with said revenues or proceeds and to hold the proceeds thereof in a bank account as additional collateral securing the Indebtedness; and to execute transfer orders in the name of Mortgagor, or otherwise, with warranties binding Mortgagor. All proceeds received by Mortgagee pursuant to this grant and assignment shall be applied as provided in Section 5.16. Mortgagee shall not be liable for any delay, neglect or failure to effect collection of any proceeds or to take any other action in connection therewith or hereunder; but Mortgagee shall have the right, at its election, in the name of Mortgagor or otherwise, to prosecute and defend any and all actions or legal proceedings deemed advisable by Mortgagee in order to collect such funds and to protect the interests of Mortgagee and/or Mortgagor, with all costs, expenses and attorneys’ fees incurred in connection therewith being paid by Mortgagor. Mortgagor hereby appoints Mortgagee as its attorney-in-fact to pursue any and all rights of Mortgagor to liens on and security interests in the Rents. The power of attorney granted to Mortgagee in this Section 3.01, being coupled with an interest, shall be irrevocable so long as the Indebtedness or any part thereof remains unpaid. Until such time as an Event of Default has occurred and is continuing, but subject to the provisions of the Credit Agreement, Mortgagee hereby grants to Mortgagor a license to collect and apply the Rents and to enforce the obligations of tenants and other counterparties under the Leases, which license shall automatically terminate upon such Event of Default and for so long as the same continues.

3.02 No Modification of Payment Obligations. Nothing herein contained shall modify or otherwise alter the obligation of the Mortgagor to make prompt payment of all principal and interest owing on the Indebtedness when and as the same become due regardless of whether the Rents herein assigned are sufficient to pay the same and the rights provided in accordance with the foregoing assignment provision shall be cumulative of all other security of any and every character now or hereafter existing to secure payment of the Indebtedness.

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3.03 Perfection Upon Recordation. Mortgagor acknowledges that Mortgagee has taken all actions necessary to obtain, and that upon recordation of this Mortgage in each county in which the Mortgaged Property is located, Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents. Mortgagor acknowledges and agrees that upon recordation of this Mortgage, Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under the Bankruptcy Code, without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

3.04 Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Mortgagor hereby represents, warrants and covenants as follows:

4.01 Title. The Mortgagor has good and defensible title to and is possessed of the Mortgaged Property and has good title to the UCC Collateral. The Collateral is free of all Liens except Permitted Encumbrances.

4.02 Defend Title. This Mortgage is, and always will be kept, a direct first priority Lien upon the Collateral; provided that Permitted Encumbrances may exist as provided in the Credit Agreement, but no intent to subordinate the priority of the Liens created hereby is intended or inferred by such existence. The Mortgagor will not create or suffer to be created or permit to exist any Lien, security interest or charge prior or junior to or on a parity with the Lien of this Mortgage upon the Collateral or any part thereof other than such Permitted Encumbrances. The Mortgagor will warrant and defend the title to the Collateral, subject to the Permitted Encumbrances, against the claims and demands of all other Persons whomsoever and will maintain and preserve the Lien created hereby (and its priority) until the Release Date. If (i) an adverse claim is made against or a cloud develops upon the title to any part of the Collateral other than a Permitted Encumbrance or (ii) any Person, including the holder of a Permitted Encumbrance, shall challenge the priority or validity of the Liens created by this Mortgage, then the Mortgagor agrees to immediately defend against such adverse claim, take appropriate action to remove such cloud or subordinate such Permitted Encumbrance, in each case, at the Mortgagor’s sole cost and expense. The Mortgagor further agrees that the Mortgagee may take such other action as it reasonably deems advisable to

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protect and preserve its interests in the Collateral, and in such event the Mortgagor will indemnify the Mortgagee against any and all cost, attorneys’ fees and other expenses which it may incur in defending against any such adverse claim or taking action to remove any such cloud.

4.03 Not a Foreign Person. Mortgagor is not a “foreign person” within the meaning of the Code, Sections 1445 and 7701 (i.e., Mortgagor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

4.04 Power to Create Lien and Security. Mortgagor has full power and lawful authority to grant, bargain, sell, assign, transfer, mortgage and convey a Lien on all of the Collateral in the manner and form herein provided. No authorization, approval, consent or waiver of any lessor, sublessor, Governmental Authority or other Person or Persons whomsoever is required in connection with the execution and delivery by Mortgagor of this Mortgage except to the extent the approval or consent of the Department of the Interior, United States of America or any of its agencies or similar Governmental Authority, as the case may be, is required by applicable law or regulation to the transfer or assignment of an interest in any of the Mortgaged Property.

4.05 Leases and Contracts; Performance of Obligations. All Contracts, Easements, Subject Leases, Leases, and other agreements and leases forming a part of the Mortgaged Property are in full force and effect, and Mortgagor agrees to so maintain them in full force and effect. All rents, royalties and other payments due and payable by Mortgagor under the provisions of such Contracts, Easements, Subject Leases, Leases, and other agreements and leases, or otherwise attendant to the ownership or operation of the Mortgaged Property by Mortgagor, have been, and will continue to be, properly and timely paid. Mortgagor is not in default with respect to Mortgagor’s obligations (and Mortgagor is not aware of any default by any third party with respect to such third party’s obligations) under such Contracts, Easements, Subject Leases, Leases, or other agreements or leases, or otherwise attendant to the ownership or operation of any part of the Mortgaged Property and Mortgagor will fulfill all such obligations coming due in the future.

4.06 Operation of Mortgaged Property. The Mortgaged Property is being, and hereafter will be, maintained and operated in a good and workmanlike manner, in accordance with the standard of care typical in the industry and in conformity in all material respects with all any applicable Governmental Requirements, all rules, regulations and orders of all duly constituted authorities having jurisdiction, and in conformity with all Contracts, Easements and other agreements and leases forming a part of the Mortgaged Property. Mortgagor has, and will have in the future, all governmental licenses and permits necessary or appropriate to own and operate any Mortgaged Property.

4.07 Abandon, Sales. Mortgagor will not sell, lease, assign, transfer or otherwise dispose or abandon any of the Collateral except as permitted by the Credit Agreement.

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4.08 Failure to Perform. Mortgagor agrees that if it fails to perform any act or to take any action which Mortgagor is required to perform or take hereunder or pay any money which Mortgagor is required to pay hereunder, the Mortgagee, in Mortgagor’s name or its or their own name, may, but shall not be obligated to, perform or cause to perform such act or take such action or pay such money, and any expenses so incurred by either of them and any money so paid by either of them shall be a demand obligation owing by Mortgagor to Mortgagee, and the Mortgagee, upon making such payment, shall be subrogated to all of the rights of the Person receiving such payment. Each amount due and owing by Mortgagor to the Mortgagee pursuant to this Mortgage shall bear interest from the date of such expenditure or payment to such Person until paid at the Post-Default Rate, and all such amounts together with such interest thereon shall be a part of the Indebtedness.

4.09 Maintenance of Rights of Way, Easements and Licenses. Mortgagor shall maintain all material rights of way, easements, grants, privileges, licenses, certificates, permits, entitlements and franchises necessary for the use of the Mortgaged Property except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Mortgagor will not, without the prior written consent of Mortgagee, consent to any public restriction (including any zoning ordinance) or private restriction as to the use of the Mortgaged Property, except for any Permitted Encumbrances existing as of the date hereof and except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Mortgagor shall comply with all restrictive covenants affecting the Mortgaged Property, and all zoning ordinances and other public or private restrictions as to the use of the Mortgaged Property (except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect).

4.10 Compliance with Laws. Mortgagor shall comply with all laws in accordance with Section 8.09 of the Credit Agreement.

4.11 Maintenance of Property. Mortgagor shall maintain the Mortgaged Property in accordance with Section 8.06 of the Credit Agreement.

4.12 Payment of Taxes. Mortgagor shall pay all tax liabilities in accordance with Section 8.04 of the Credit Agreement.

4.13 Insurance. Mortgagor shall maintain insurance in accordance with Section 8.07 of the Credit Agreement.

4.14 Subject Leases. Mortgagor agrees that the representations and warranties set forth in Section 7.16 of the Credit Agreement as they relate to the Subject Leases are true and correct, and that Mortgagor is not in material default under any of the terms of the Subject Leases and there are no circumstances which, with the passage of time or the giving of notice or both, would constitute a material event of default under the Subject Leases.

4.15 Estoppel. Mortgagor shall request and use commercially reasonable efforts to furnish to Mortgagee, from time to time upon receipt of reasonable notice from Mortgagee, in form and substance reasonably satisfactory to Mortgagee, an estoppel certificate from the lessor under the Subject Leases with respect to such Subject Leases, which estoppel shall certify at a minimum that such Subject Leases are in full force and effect and the dates to which the ground rent and other charges, if any, have been paid in advance, and stating whether or not Mortgagor is in default in the performance of any covenant, agreement or condition contained in the Subject Leases and if so, specifying each such default.

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ARTICLE V

RIGHTS AND REMEDIES

5.01 Event of Default. An “Event of Default” under the Credit Agreement shall be an Event of Default under this Mortgage.

5.02 Foreclosure and Sale. (a) If an Event of Default shall occur and be continuing, Mortgagee shall have the right and option to proceed with foreclosure and to sell, to the extent permitted by law, all or any portion of the Mortgaged Property at one or more sales, as an entirety or in parcels, at such place or places and otherwise in such manner and upon such notice as may be required by law, or, in the absence of any such requirement, as the Mortgagee may deem appropriate, and to make conveyance to the purchaser or purchasers. Where the Mortgaged Property is situated in more than one jurisdiction, notice as above provided shall be posted and filed in all such jurisdictions (if such notices are required by law), and all such Mortgaged Property may be sold in any such jurisdiction and any such notice shall designate the jurisdiction where such Mortgaged Property is to be sold. Nothing contained in this Section 5.02 shall be construed so as to limit in any way Mortgagee’s rights to sell the Mortgaged Property, or any portion thereof, by private sale if, and to the extent that, such private sale is permitted under the laws of the applicable jurisdiction or by public or private sale after entry of a judgment by any court of competent jurisdiction so ordering. Mortgagor hereby irrevocably appoints the Mortgagee with full power of substitution to be the attorney-in-fact of Mortgagor and in the name and on behalf of Mortgagor to execute and deliver any deeds, transfers, conveyances, assignments, assurances and notices which Mortgagor ought to execute and deliver and do and perform any and all such acts and things which Mortgagor ought to do and perform under the covenants herein contained and generally, to use the name of Mortgagor in the exercise of all or any of the powers hereby conferred on the Mortgagee; provided that the Mortgagee shall not exercise such power unless an Event of Default has occurred and is continuing. At any such sale: (i) whether made under the power herein contained or any other legal enactment, or by virtue of any judicial proceedings or any other legal right, remedy or recourse, it shall not be necessary for the Mortgagee to have physically present, or to have constructive possession of, the Mortgaged Property (Mortgagor hereby covenanting and agreeing to deliver to the Mortgagee any portion of the Mortgaged Property not actually or constructively possessed by the Mortgagee immediately upon demand by the Mortgagee) and the title to and right of possession of any such property shall pass to the purchaser thereof as completely as if the same had been actually present and delivered to purchaser at such sale, (ii) each instrument of conveyance executed by the Mortgagee shall contain a general warranty of title, binding upon Mortgagor and its successors and assigns, (iii) each and every recital contained in any instrument of conveyance made by the Mortgagee shall conclusively establish the truth and accuracy of the matters recited therein, including, without limitation, nonpayment of the Indebtedness, advertisement and conduct of such sale in the manner provided herein and otherwise by law and appointment of any successor Mortgagee hereunder, (iv) any and all prerequisites to the validity thereof shall be conclusively presumed to have been performed, (v) the receipt of the Mortgagee or of such other Person making the sale shall be a sufficient discharge to the purchaser or purchasers for its purchase money and no such purchaser or purchasers, or its assigns or personal representatives, shall thereafter

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be obligated to see to the application of such purchase money, or be in any way answerable for any loss, misapplication or nonapplication thereof, (vi) to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against any and all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor, and (vii) to the extent and under such circumstances as are permitted by law, Mortgagee may be a purchaser at any such sale, and shall have the right, after paying or accounting for all costs of said sale or sales, to credit the amount of the bid upon the amount of the Indebtedness (in the order of priority set forth in Section 5.16 hereof) in lieu of cash payment.

(b) If an Event of Default shall occur and be continuing, then (i) the Mortgagee shall be entitled to all of the rights, powers and remedies afforded a secured party by the UCC with reference to the UCC Collateral and (ii) the Mortgagee may proceed as to any Collateral in accordance with the rights and remedies granted under this Mortgage or applicable law in respect of the Collateral. Such rights, powers and remedies shall be cumulative and in addition to those granted to the Mortgagee under any other provision of this Mortgage or under any other Secured Document. Written notice mailed to the Mortgagor as provided herein at least ten (10) days prior to the date of public sale of any part of the Collateral which is personal property subject to the provisions of the UCC, or prior to the date after which private sale of any such part of the Collateral will be made, shall constitute reasonable notice.

5.03 Substitute Agents. The Mortgagee may appoint or delegate any one or more Persons as agent to perform any act or acts necessary or incident to any sale held by the Mortgagee, including the posting of notices and the conduct of sale, but in the name and on behalf of the Mortgagee. If the Mortgagee shall have given notice of sale hereunder, any successor or substitute mortgagee agent thereafter appointed may complete the sale and the conveyance of the property pursuant thereto as if such notice had been given by the successor or substitute mortgagee agent conducting the sale.

5.04 Power of Sale. Upon the occurrence of any Event of Default, or at any time thereafter, Mortgagee shall have the right and power to sell (and Mortgagor hereby grants to and confers upon Mortgagee the right and power to sell) that portion of the Mortgaged Property constituting real property under the laws of the State of Oklahoma in accordance with the procedures set forth in the Oklahoma Power of Sale Mortgage Foreclosure Act, 46 Okla. Stat. §§ 40-49, as amended and in effect from time to time (the “POS Act”), and other applicable law. If no cure is effected within the statutory time limits specified in the POS Act, Mortgagee may accelerate the Obligations without further notice (the aforementioned statutory cure period shall run concurrently with any contractual provision for notice and/or cure period before acceleration of debt) and may then proceed in the manner and subject to the conditions of the POS Act to send to Mortgagor and other necessary parties a Notice of Sale and to sell and convey the Mortgaged Property in accordance with the POS Act. The sale shall be made at one or more sales, as an entirety or in parcels, upon such notice, at such time and places, subject to all conditions and with the proceeds thereof to be applied all as provided in the POS Act. No action of Mortgagee based upon the provisions contained herein or contained in the POS Act, including, without limitation, the giving of the Notice of Intent to Foreclose by Power of Sale or the Notice of Sale, shall constitute an election of remedies which would preclude Mortgagee from pursuing judicial foreclosure before or at any time after commencement of the power of sale foreclosure procedure.

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A POWER OF SALE HAS BEEN GRANTED IN THIS MORTGAGE. A POWER OF SALE MAY ALLOW MORTGAGEE TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY THE MORTGAGOR UNDER THIS MORTGAGE.

5.05 Judicial Foreclosure; Receivership. If any of the Indebtedness shall become due and payable and shall not be promptly paid, the Mortgagee shall have the right and power to proceed by a suit or suits in equity or at law, whether for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for any foreclosure hereunder or for the sale of the Collateral under the judgment or decree of any court or courts of competent jurisdiction, or for the appointment of a receiver pending any foreclosure hereunder or the sale of the Collateral under the order of a court or courts of competent jurisdiction or under executory or other legal process, or for the enforcement of any other appropriate legal or equitable remedy. Any money advanced by the Mortgagee in connection with any such receivership shall be a demand obligation (which obligation the Mortgagor hereby expressly promises to pay) owing by the Mortgagor to the Mortgagee and shall bear interest from the date of making such advance by the Mortgagee until paid at the Post-Default Rate.

5.06 Foreclosure for Installments. Upon the occurrence and during the continuance of an Event of Default, Mortgagee shall also have the option to proceed with foreclosure in satisfaction of any installments of the Indebtedness which have not been paid when due through the courts or by proceeding with foreclosure in satisfaction of the matured but unpaid portion of the Indebtedness as if under a full foreclosure, conducting the sale as herein provided and without declaring the entire principal balance and accrued interest due; such sale may be made subject to the unmatured portion of the Indebtedness, and any such sale shall not in any manner affect the unmatured portion of the Indebtedness, but as to such unmatured portion of the Indebtedness this Mortgage shall remain in full force and effect just as though no sale had been made hereunder. It is further agreed that several sales may be made hereunder without exhausting the right of sale for any unmatured part of the Indebtedness, it being the purpose hereof to provide for a foreclosure and sale of the security for any matured portion of the Indebtedness without exhausting the power to foreclose and sell the Mortgaged Property for any subsequently maturing portion of the Indebtedness.

5.07 Separate Sales. The Collateral may be sold in one or more parcels and to the extent permitted by applicable law in such manner and order as the Mortgagee, in their sole discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

5.08 Possession of Collateral. Mortgagor agrees to the full extent permitted by applicable that, in case one or more of the Events of Default shall have occurred and be continuing, then the Mortgagee shall have the right and power to enter into and upon and take possession of all or any part of the Collateral in the possession of Mortgagor, its successors or assigns, or its agents or servants,

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and may exclude Mortgagor, its successors or assigns, and all Persons claiming under Mortgagor, and its agents or servants wholly or partly therefrom; and, holding the same, Mortgagee may use, lease, administer, manage, operate and control the Collateral and conduct the business thereof to the same extent as Mortgagor, its successors or assigns, might at the time do and may exercise all rights and powers of Mortgagor, in the name, place and stead of Mortgagor, or otherwise as Mortgagee shall deem best. All costs, expenses and liabilities of every character incurred by the Mortgagee in administering, managing, operating, and controlling the Mortgaged Property shall constitute a demand obligation (which obligation Mortgagor hereby expressly promises to pay) owing by Mortgagor to Mortgagee and shall bear interest from date of expenditure until paid at the Post-Default Rate, all of which shall constitute a portion of the Indebtedness.

5.09 Occupancy After Foreclosure. In the event there is a foreclosure sale hereunder and at the time of such sale Mortgagor or Mortgagor’s heirs, devisees, representatives, successors or assigns or any other Person claiming any interest in the Collateral by, through or under Mortgagor, are occupying or using the Mortgaged Property or any part thereof, each and all shall immediately become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either the landlord or tenant, or at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; to the extent permitted by applicable law, the purchaser at such sale shall, notwithstanding any language herein apparently to the contrary, have the sole option to demand immediate possession following the sale or to permit the occupants to remain as tenants at will. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the Mortgaged Property (such as an action for forcible entry and detainer) in any court having jurisdiction.

5.10 Remedies Cumulative, Concurrent and Nonexclusive. Every right, power, privilege and remedy herein given to the Mortgagee shall be cumulative and in addition to every other right, power, privilege and remedy herein specifically given or now or hereafter existing in equity, at law or by statute (including specifically those granted by the UCC and applicable to the Collateral or any portion thereof). Each and every right, power, privilege and remedy whether specifically herein given or otherwise existing may be exercised from time to time and so often and in such order as may be deemed expedient by the Mortgagee, and the exercise, or the beginning of the exercise, or the abandonment, of any such right, power, privilege or remedy shall not be deemed a waiver of the right to exercise, at the same time or thereafter any other right, power, privilege or remedy. No delay or omission by the Mortgagee or any other Secured Person in the exercise of any right, power, privilege or remedy shall impair any such right, power, privilege or remedy or operate as a waiver thereof or of any other right, power, privilege or remedy then or thereafter existing.

5.11 No Release of Obligations. Neither Mortgagor nor any other Person hereafter obligated for payment of all or any part of the Indebtedness shall be relieved of such obligation by reason of (a) the failure of the Mortgagee to comply with any request of Mortgagor or of any Person so obligated to foreclose the Lien of this Mortgage or to enforce any provision hereunder or under the Credit Agreement or any other Secured Document; (b) the release, regardless of consideration, of the Mortgaged Property or any portion thereof or interest therein or the addition of any other property to the Mortgaged Property; (c) any agreement or stipulation between any

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subsequent owner of the Mortgaged Property and Mortgagee extending, renewing, rearranging or in any other way modifying the terms of this Mortgage without first having obtained the consent of, given notice to or paid any consideration to the Mortgagor, any Guarantor or such other Person, and in such event the Mortgagor, any Guarantor and all such other Persons shall continue to be liable to make payment according to the terms of any such extension or modification agreement unless expressly released and discharged in writing by Mortgagee; or (d) by any other act or occurrence save and except upon the occurrence of the Release Date.

5.12 Release of and Resort to Collateral. Mortgagee may release, regardless of consideration, any part of the Collateral without, as to the remainder, in any way impairing, affecting, subordinating or releasing the Lien created in or evidenced by this Mortgage or its stature as a first and prior Lien in and to the Collateral, and without in any way releasing or diminishing the liability of any Person liable for the repayment of the Indebtedness. For payment of the Indebtedness, Mortgagee may resort to any other security therefor held by the Mortgagee in such order and manner as Mortgagee may elect.

5.13 Sales Acknowledgment. Any and all statements of fact or other recitals made in any deed or deeds, or other instruments of transfer, given in connection with a sale as to nonpayment of the Indebtedness or as to the occurrence of any Event of Default, or as to the Mortgagee’s having declared all of the Indebtedness to be due and payable, or as to the request to sell, or as to notice of time, place and terms of sale and the Mortgaged Property to be sold having been duly given, or as to any other act or thing having been duly done, shall be taken as prima facie evidence of the truth of the facts so stated and recited. With respect to any sale held in foreclosure of the Liens covered hereby, it shall not be necessary for the Mortgagee, any public officer acting under execution or order of the court or any other Person, to have physically present or constructively in his/her or its possession either at the time of or prior to such sale, the Mortgaged Property or any part thereof.

5.14 Waiver of Redemption, Notice and Marshalling of Assets, Etc. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefits that might accrue to Mortgagor by virtue of any present or future moratorium law or other law exempting the Collateral from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment; (b) all notices of any Event of Default or of Mortgagee’s or any other Secured Person’s intention to accelerate maturity of the Indebtedness or of Mortgagee’s election to exercise or its actual exercise of any right, remedy or recourse provided for hereunder or under the Secured Documents or available at law; and (c) any right to a marshalling of assets or a sale in inverse order of alienation. If any law referred to in this Mortgage and now in force, of which Mortgagor or its successor or successors might take advantage despite the provisions hereof, shall hereafter be repealed or cease to be in force, such law shall thereafter be deemed not to constitute any part of the contract herein contained or to preclude the operation or application of the provisions hereof. If the laws of any state which provides for a redemption period do not permit the redemption period to be waived, the redemption period shall be specifically reduced to the minimum amount of time allowable by statute. The foregoing notwithstanding, appraisement of the Mortgaged Property is hereby waived, or not, at the option of Mortgagee, which option Mortgagee shall exercise at or prior to the time judgment is rendered in any judicial foreclosure.

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5.15 Discontinuance of Proceedings. If the Mortgagee shall have proceeded to invoke any right, remedy or recourse permitted hereunder or under any Secured Document and shall thereafter elect to discontinue or abandon same for any reason, Mortgagee shall have the unqualified right so to do and, in such an event, Mortgagor and Mortgagee shall be restored to their former positions with respect to the Indebtedness, this Mortgage, the Credit Agreement, the other Secured Documents, the Collateral and otherwise, and the rights, remedies, recourses and powers of Mortgagee shall continue as if same had never been invoked.

5.16 Application of Proceeds. The proceeds of any sale of the Collateral or any part thereof and all other monies received by the Mortgagee in any proceedings for the enforcement hereof or otherwise, whose application has not elsewhere herein been specifically provided for, shall be applied:

(a) First, to the payment of all expenses incurred by Mortgagee incident to the enforcement of this Mortgage, the Credit Agreement, any other Secured Document or any of the Indebtedness (including, without limiting the generality of the foregoing, expenses of any entry or taking of possession, of any sale, of advertisement thereof, and of conveyances, and court costs, compensation of agents and employees and legal fees), and to the payment of all other charges, expenses, liabilities and advances incurred or made by Mortgagee under this Mortgage or in executing any power hereunder; and

(b) Second, as set forth in Section 10.02(c) of the Credit Agreement.

5.17 Indemnity. The Indemnified Parties shall not be liable, in connection with any action taken, for any loss sustained by the Mortgagor resulting from an assertion that the Mortgagee has received funds from the production of Hydrocarbons claimed by third persons or any act or omission of any Indemnified Party in administering, managing, operating or controlling the Mortgaged Property INCLUDING SUCH LOSS WHICH MAY RESULT FROM THE ORDINARY NEGLIGENCE OF AN INDEMNIFIED PARTY unless such loss is caused by the willful misconduct or gross negligence of the Indemnified Party seeking indemnity. No Indemnified Party will be obligated to perform or discharge any obligation, duty or liability of the Mortgagor. The Mortgagor shall and does hereby agree to indemnify each Indemnified Party for, and to hold each Indemnified Party harmless from, any and all liability, loss or damage which may or might be incurred by any Indemnified Party by reason of this Mortgage or the exercise of rights or remedies hereunder. If any Indemnified Party shall make any expenditure on account of any such liability, loss or damage, the amount thereof, including costs, expenses and reasonable attorneys’ fees, shall be a demand obligation (which obligation the Mortgagor hereby expressly promises to pay) owing by the Mortgagor to such Indemnified Party and shall bear interest from the date expended until paid at the Post-Default Rate. To the extent permitted by applicable law, the Mortgagor hereby assents to, ratifies and confirms any and all actions of each Indemnified Party with respect to the Mortgaged Property taken under and in compliance with the terms of this Mortgage. The liabilities of the Mortgagor as set forth in this Section 5.17 shall survive the termination of this Mortgage.

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5.18 Rights Under Oklahoma Oil and Gas Owner’s Lien Act. Mortgagor hereby grants, sells, assigns and sets over unto Mortgagee during the term hereof all of Mortgagor’s rights and interests pursuant to the provisions of the Oil and Gas Owners’ Lien Act of 2010 (52 Okla. Stat. §§ 549.1-549.12 (the “Owners’ Lien Act”)), hereby vesting in Mortgagee all of Mortgagor’s rights as an interest owner to the continuing security interest in and lien upon the oil or gas severed or the proceeds of sale. Mortgagee may, at its option, file the verified notice of lien in order to perfect such lien, but shall not be obligated to make such filing and shall not be held liable to the Mortgagor for any act or omission pursuant to the Owners’ Lien Act.

ARTICLE VI

[RESERVED]

ARTICLE VII

MISCELLANEOUS

7.01 Instrument Construed as Mortgage, Etc. This Mortgage may be foreclosed at the option of Mortgagee as to any or all such portions of the Collateral in any manner permitted by the laws of the jurisdiction in which such portions of the Mortgaged Property is situated. This Mortgage may be construed as a mortgage, deed of trust, chattel mortgage, conveyance, assignment, security agreement, fixture filing, pledge, financing statement, hypothecation or contract, or any one or more of them, in order fully to effectuate the Lien hereof and the purposes and agreements herein set forth.

7.02 Release of Mortgage.

(a) Upon the Release Date, the Mortgagee shall promptly cause satisfaction, termination, release, reassignment and discharge of this Mortgage to be entered upon the record at the expense of the Mortgagor and shall execute and deliver or cause to be executed and delivered such instruments of satisfaction, termination, release, reassignment and discharge as may be appropriate. Otherwise, this Mortgage shall remain and continue in full force and effect.

(b) If any of the Mortgaged Property shall be sold, transferred or otherwise disposed of by the Mortgagor in a transaction permitted by the Credit Agreement, then the Mortgagee, at the request and sole expense of the Mortgagor, shall promptly execute and deliver to the Mortgagor all releases, re-conveyances or other documents reasonably necessary or desirable for the release of the Liens created hereby on the Mortgaged Property.

7.03 Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed in favor of Mortgagee and the other Secured Persons in order to effectuate the provisions hereof, and the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction.

7.04 Successors and Assigns of Parties. The terms used to designate Mortgagee and Mortgagor shall be deemed to include the respective heirs, legal representatives, successors and assigns of such Persons.

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7.05 Satisfaction of Prior Encumbrance. To the extent that proceeds of the Credit Agreement are used to pay indebtedness secured by any outstanding Lien, security interest, charge or prior encumbrance against the Mortgaged Property, such proceeds have been advanced at Mortgagor’s request, and Mortgagee and the Lenders shall be subrogated to any and all rights and Liens owned by any owner or holder of such outstanding Liens, security interests, charges or encumbrances, irrespective of whether said Liens are or have been released, and it is expressly understood that, in consideration of the payment of such other indebtedness, Mortgagor hereby waives and releases all demands and causes of action for offsets and payments to, upon and in connection with the said indebtedness. This Mortgage is made with full substitution and subrogation of the Mortgagee and its successor and assigns in and to all covenants and warranties by others heretofore given or made in respect of the Mortgaged Property or any part thereof.

7.06 Application of Payments to Certain Obligations. If any part of the Indebtedness cannot be lawfully secured by this Mortgage or if any part of the Collateral cannot be lawfully subject to the Lien hereof to the full extent of the Indebtedness, then all payments made shall be applied on said Indebtedness first in discharge of that portion thereof which is not secured by this Mortgage.

7.07 Nature of Covenants. The covenants and agreements herein contained shall constitute covenants running with the land and interests covered or affected hereby and shall be binding upon the heirs, legal representatives, successors and assigns of the parties hereto.

7.08 Notices. All notices, requests, consents, demands and other communications required or permitted hereunder shall be in writing and shall be deemed sufficiently given or furnished if delivered by registered or certified United States mail, postage prepaid, or by personal service (including express or courier service) at the addresses specified in Section 7.11 (unless changed by similar notice in writing given by the particular party whose address is to be changed). Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of delivery at the address and in the manner provided herein, upon receipt; provided that, service of notice as required by the laws of any state in which portions of the Mortgaged Property may be situated shall for all purposes be deemed appropriate and sufficient with the giving of such notice.

7.09 Counterparts. This Mortgage is being executed in several counterparts, all of which are identical, except that to facilitate recordation, if the Mortgaged Property is situated in more than one county, descriptions of only those portions of the Mortgaged Property located in the county in which a particular counterpart is recorded may be attached as Exhibit A or Exhibit B to such counterpart. Each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument. This Mortgage and the other Loan Documents represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

7.10 Governing Law. This Mortgage shall be construed under and governed by the laws of the State of Oklahoma.

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7.11 Financing Statement; Fixture Filing. This Mortgage shall be effective as a financing statement filed as a fixture filing with respect to all Fixtures included within the Mortgaged Property and is to be filed or filed for record in the real estate records, mortgage records or other appropriate records of each jurisdiction where any part of the Mortgaged Property (including said Fixtures) are situated. In addition, Mortgagor hereby grants permission to and authorizes Mortgagee, its counsel or its representatives, at any time and from time to time, to file or record financing statements, continuation statements, amendments thereto and other filing or recording documents or instruments with respect to the Mortgaged Property without the signature of the Mortgagee in such form and in such offices as the Mortgagee reasonably determines appropriate to perfect the security interests of the Mortgagee under this Mortgage. The Mortgagor also authorizes the Mortgagee, its counsel or its representative, at any time and from time to time, to file or record such financing statements that describe the collateral covered thereby as “all assets of the Mortgagor”, “all personal property of the Mortgagor” or words of similar effect. The Mortgagor shall pay all costs of filing such instruments. In that regard, the following information is provided:

Name and Address of
Secured Party:	Royal Bank of Canada
Royal Bank Plaza, 200 Bay Street 12th Floor, South Tower
Toronto, Ontario M5J 2W7
Attention: Manager, Agency Services
Facsimile: (416) 842-4023 with a copy (which shall not constitute notice) to:

Royal Bank of Canada 2800 Post Oak Boulevard
Suite 3900
Houston, Texas 77056
Attn: Don McKinnerney
Email: Don.McKinnerney@rbccm.com
And:

Paul Hastings LLP 600 Travis St., Suite 5800
Attention: Patty Wrench, Paralegal
Telephone: (713) 860-7341
Email: patriciawrench@paulhastings.com

Name and Address of
Debtor:	Blue Mountain Midstream, LLC
600 Travis Street, Suite 5100
Houston, Texas 77002
Attn: Greg Harper, CEO
Email: greg.harper@bmtnm.com

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with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attn: Mary Kogut, Partner
Telephone: (713) 836-3650
Email: mkogut@kirkland.com

State of Formation
/Location:
Organizational Number:	Delaware – 2261444

Principal Place of Business
of Debtor:	600 Travis Street, Suite 1500
Houston, Texas 77002

Description of Real Estate
to which Collateral is
Attached or upon which
it is Located:	See Exhibit A and Exhibit B

Owner of an Interest of
Record in the Real Estate:	Mortgagor

7.12 Exculpation Provisions. Each of the parties hereto specifically agrees that it has a duty to read this Mortgage; and agrees that it is charged with notice and knowledge of the terms of this Mortgage; that it has in fact read this Mortgage and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Mortgage; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Mortgage; and has received the advice of its attorney in entering into this Mortgage; and that it recognizes that certain of the terms of this Mortgage result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. Each party hereto agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision of this Mortgage on the basis that the party had no notice or knowledge of such provision or that the provision is not “conspicuous.”

7.13 References. The words “herein,” “hereof,” “hereunder” and other words of similar import when used in this Mortgage refer to this Mortgage as a whole, and not to any particular article, section or subsection. Any reference herein to a Section shall be deemed to refer to the applicable Section of this Mortgage unless otherwise stated herein. Any reference herein to an exhibit or schedule shall be deemed to refer to the applicable exhibit or schedule attached hereto unless otherwise stated herein. The words “include”, “includes” and “including” as used in this Mortgage shall be deemed to be followed by the phrase “without limitation”.

7.14 Limit on Indebtedness. It is the intention of the Mortgagor and the Secured Persons that this Mortgage not constitute a fraudulent transfer or fraudulent conveyance under any state or federal law that may be applied hereto. The Mortgagor and, by the Mortgagee’s acceptance hereof, the Mortgagee and the Secured Persons hereby acknowledge and agree that, notwithstanding any

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other provision of this Mortgage: (a) the indebtedness secured hereby shall be limited to the maximum amount of indebtedness that can be incurred or secured by the Mortgagor without rendering this Mortgage voidable under applicable law relating to fraudulent conveyances or fraudulent transfers, and (b) the Property granted by the Mortgagor hereunder shall be limited to the maximum amount of Property that can be granted by the Mortgagor without rendering this Mortgage voidable under applicable law relating to fraudulent conveyances or fraudulent transfers.

ARTICLE VIII

LEASEHOLD PROVISIONS

8.01 No Merger. Until the Release Date, the fee title to and the leasehold estate in the real property subject to any Subject Leases shall not merge but shall always be kept separate and distinct notwithstanding the union of such estates in the lessor or Mortgagor, or in a third party, by purchase or otherwise. If Mortgagor acquires the fee title or any other estate, title or interest in the Leased Real Estate, or any part thereof, the lien of this Mortgage shall attach to, cover and be a lien upon such acquired estate, title or interest and the same shall thereupon be and become a part of the Mortgaged Property with the same force and effect as if specifically encumbered herein. Mortgagor agrees to execute all instruments and documents that Mortgagee may reasonably require to ratify, confirm and further evidence the lien of this Mortgage on the acquired estate, title or interest. Furthermore, Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact to execute and deliver, following an Event of Default, all such instruments and documents in the name and on behalf of Mortgagor. This power, being coupled with an interest, shall be irrevocable until the Release Date.

8.02 No Assignment. Notwithstanding anything to the contrary contained herein, this Mortgage shall not constitute an assignment of any Subject Leases or Leased Real Estate within the meaning of any provision thereof prohibiting its assignment and Mortgagee shall have no liability or obligation thereunder by reason of its acceptance of this Mortgage. Mortgagee shall be liable for the obligations of the tenant or grantee arising out of any Subject Leases or Leased Real Estate for only that period of time for which Mortgagee is in possession of the Land or has acquired, by foreclosure or otherwise, and is holding all of Mortgagor’s right, title and interest therein.

8.03 Required Consents. Mortgagor shall not (i) execute an assignment or pledge of the Subject Leases relating to all or any portion of the Mortgaged Property, other than in favor of Mortgagee, or (ii) except as expressly permitted under the Credit Agreement, execute or permit to exist any lease of any of the Mortgaged Property without the prior written consent of Mortgagee.

8.04 Performance of Subject Leases. To the extent required under the Credit Agreement, Mortgagor shall pay or cause to be paid all rent and other charges required under the Subject Leases as and when the same are due and shall promptly and faithfully perform or cause to be performed all other material terms, obligations, covenants, conditions, agreements, indemnities, representations, warranties or liabilities of the lessee under the Subject Leases within the respective time periods provided therein for Mortgagor’s performance. Mortgagor, unless permitted pursuant to the Credit Agreement, shall not without the prior written consent of Mortgagee (which may

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be granted or withheld in Mortgagee’s sole but reasonable discretion), (i) in any manner, cancel, terminate, assign or surrender, or permit the cancellation, termination, assignment or surrender, of the Subject Leases, unless required under the terms of the Subject Leases, (ii) except with respect to renewals of the Subject Leases on then current fair market terms and the exercise of any extension options in the Subject Leases, or unless required under the terms of the Subject Leases, modify, amend or permit any modification or amendment of any of the material terms of the Subject Leases, (iii) except as required under the Subject Leases, permit the subordination of the Subject Leases to any deed of trust or mortgage other than this Mortgage, or (iv) waive any of its material rights against the lessor under the Subject Leases. Mortgagor shall pay all taxes and maintain the Leased Real Estate in accordance with the Subject Leases.

8.05 Attorney-in-Fact. Mortgagor shall do, or cause to be done, all things necessary to preserve and keep unimpaired all rights of Mortgagor as lessee under the Subject Leases, and to prevent any material default beyond any applicable notice and grace period under the Subject Leases, or any termination, surrender, cancellation, forfeiture, subordination or impairment thereof. During any period during which an Event of Default shall exist, Mortgagor does hereby authorize and irrevocably appoint and constitute Mortgagee as its true and lawful attorney-in-fact, which appointment is coupled with an interest, in its name, place and stead, (i) following Mortgagee’s notice to Mortgagor to do and take, but without any obligation so to do, if Mortgagor fails to do so at least five (5) Business Days prior to the expiration of any applicable cure period, any action which Mortgagee in its commercially reasonable judgment deems necessary to cure any default, or to prevent any imminent default, by Mortgagor under the Subject Leases or this Mortgage, even if the existence of such default or the nature thereof is questioned or denied by the Mortgagor and (ii) to enter into and upon the Leased Real Estate or any part thereof to such extent and as often as Mortgagee, in its sole discretion, deems necessary or desirable in order to take any action permitted to be taken by Mortgagee pursuant to clause (i), to the end that the rights of Mortgagor in and to the leasehold estate created by the Subject Leases shall be kept unimpaired and free from default. All reasonable sums so expended by Mortgagee, with interest thereon at the Post-Default Rate from the date of demand therefor, shall be paid by Mortgagor to Mortgagee promptly upon demand by Mortgagee. Mortgagor shall, within five (5) Business Days after written request by Mortgagee, execute and deliver to Mortgagee, or to any Person designated by Mortgagee, such further instruments, agreements, powers, assignments, conveyances or the like as may be necessary to complete or perfect the interest, rights or powers of Mortgagee pursuant to this clause (b). The rights of Mortgagee created in this Section 8.05 shall be in addition to, and not in limitation of or in substitution of, any notice and cure rights granted to Mortgagee as a leasehold Mortgagee pursuant to the terms of the Subject Leases.

8.06 Notice of Default. Mortgagor shall use commercially reasonable efforts to enforce and abide by the material obligations of the lessor and the Mortgagor under the Subject Leases and shall promptly notify Mortgagee in writing of any material stated default by either the lessor or Mortgagor in the performance or observance of any of the terms, covenants and conditions contained in the Subject Leases. Mortgagor shall (i) promptly notify Mortgagee in writing of any material default (or alleged material default) by the Mortgagor or the lessor in the performance or observance of any of the material terms, covenants or conditions on the part of the Mortgagor or the lessor to be performed or observed under the Subject Leases; and (ii) promptly deliver to Mortgagee after receipt a copy of any notice

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of default or noncompliance, demand or complaint made by the lessor with respect the Subject Leases (including, without limitation, any termination of the Subject Leases). If the lessor under the Subject Leases shall deliver to Mortgagee a copy of any notice of default given to Mortgagor, such notice shall constitute full authority and protection to Mortgagee for any actions taken or omitted to be taken in good faith by Mortgagee on such notice.

8.07 Notice of Eviction. If any action or proceeding shall be instituted to evict Mortgagor or to recover possession of the Mortgaged Property from Mortgagor of any part thereof or interest therein or any action or proceeding otherwise affecting the Subject Leases or this Mortgage shall be instituted, then Mortgagor shall, promptly after receipt, deliver to Mortgagee a true and complete copy of each petition, summons, complaint, notice of motion, order to show cause and all other pleadings and papers, however designated, served in any such action or proceeding.

8.08 Forbearance. No forbearance of any of Mortgagor’s obligations under the Subject Leases, pursuant to the Subject Leases or otherwise, shall release Mortgagor from any of its obligations under this Mortgage or the Secured Documents, including its obligations to pay rent and to perform all of the terms, provisions, covenants, conditions and agreements of the lessee under the Subject Leases.

8.09 Vested Rights. Upon the occurrence and during the continuance of any Event of Default hereunder and upon written notice from Mortgagee to Mortgagor, all rights of consent and approval, and all elections of Mortgagor as lessee under the Subject Leases, together with the right to terminate or to modify the Subject Leases, which have been assigned for collateral purposes to Mortgagee, shall automatically vest exclusively in and be exercisable solely by Mortgagee.

8.10 Notice of Material Adverse Effect. To the extent required by Section 8.02(c) of the Credit Agreement, Mortgagor will give Mortgagee written notice of any event with respect to the Subject Leases that would reasonably be expected to have a Material Adverse Effect. If such event is a claim, action or proceeding by lessor or its successors or assigns under and pursuant to the provisions of the Subject Leases, Mortgagee shall have the right to participate in any such claim, action or proceeding as an interested party.

8.11 Notice of Payments. Promptly after written demand from Mortgagee, Mortgagor shall deliver to Mortgagee proof of payment of all items that are required to be paid by Mortgagor under the Subject Leases, including, without limitation, rent, taxes, operating expenses and other charges.

8.12 Bankruptcy.

(a) The Lien of this Mortgage shall attach to all of Mortgagor’s rights and remedies at any time arising under or pursuant to Section 365 of the Bankruptcy Code, including all of Mortgagor’s rights to remain in possession of the Leased Real Estate. Mortgagor shall not, without Mortgagee’s prior written consent, elect or agree to treat the Subject Leases as terminated or rejected under Sections 363 or 365 of the Bankruptcy Code. Any such election made without Mortgagee’s consent shall be void.

26

The Lien of this Mortgage shall attach to all of Mortgagor’s rights and remedies at any time arising under or pursuant to Section 363 of the Bankruptcy Code, including, without limitation, all of Mortgagor’s rights to object to any sale by the lessor under the Subject Leases and/or any property located thereon pursuant to such Section 363 of the Bankruptcy Code or to seek adequate protection with respect to the Subject Leases and all of Mortgagor’s right, title and interest in the other Mortgaged Property in connection with any such sale. Mortgagor shall take all measures necessary to preserve the Subject Leases and Mortgagor’s interest in the Premises and other Mortgaged Property in connection with any such sale.

(b) Mortgagee shall have the right, if an Event of Default shall have occurred and be continuing or if Mortgagor fails to do so at least five (5) Business Days prior to the last day on which Mortgagor has the right to do so, to proceed in its own name or in the name of Mortgagor in respect of any claim, suit, action or proceeding relating to the rejection of the Subject Leases by the lessor thereunder or any other party, including the right to file and prosecute under the Bankruptcy Code, without joining or the joinder of Mortgagor, any proofs of claim, complaints, motions, applications, notices and other documents, and provided an Event of Default shall have occurred and be continuing, Mortgagor hereby unconditionally assigns, transfers and sets over to Mortgagee all of Mortgagor’s claims and rights to the payment of damages (including but not limited to the right to any offsets or credits) arising from any rejection of the Subject Leases by the lessor under the Bankruptcy Code and to all sums that may be payable with respect to the Subject Leases and/or Mortgagor’s interest in the Leased Real Estate or the other Mortgaged Property in connection with a sale by the lessor of the Leased Real Estate pursuant to Section 363 of the Bankruptcy Code. Any amounts received by Mortgagee as damages arising out of the rejection of the Subject Leases as aforesaid shall be applied first to all costs and expenses of Mortgagee including reasonable attorneys’ fees) incurred in connection with the exercise of any of its rights or remedies under this paragraph. Mortgagor acknowledges that the assignment of all claims and rights to the payment of damages from the rejection of the Subject Leases made under the granting clauses of this Mortgage constitutes a present irreversible and unconditional assignment and Mortgagor shall, at the request of Mortgagee, promptly make, execute, acknowledge and deliver, in form and substance satisfactory to Mortgagee, all such additional instruments, agreements and other documents, as may at any time hereafter be required by Mortgagee to carry out such assignment.

(c) If pursuant to Section 365 of the Bankruptcy Code, Mortgagor shall seek to offset against the rent reserved in the Subject Leases the amount of any damages caused by the nonperformance by the lessor or any other party of any of their respective obligations under such Subject Leases after the rejection by the lessor or such other party of such Subject Leases under the Bankruptcy Code, then Mortgagor shall, if an Event of Default shall have occurred, prior to effecting such offset, notify Mortgagee of its intent to do so, setting forth the amount proposed to be so offset and the basis therefor. In such event, Mortgagee shall have the right to object to all or any part of such offset that, in the reasonable judgment of Mortgagee, would constitute a breach of such Subject Leases, and in the event of such objection, Mortgagor shall not affect any offset of the amounts found objectionable by Mortgagee. Neither Mortgagee’s failure to object as aforesaid nor any objection relating to such offset shall constitute an approval of any such offset by Mortgagee.

27

(d) If there shall be filed by or against Mortgagor a petition under the Bankruptcy Code and Mortgagor, as lessee under the Subject Leases, shall determine to reject the Subject Leases or any of the Leases pursuant to Section 365 of the Bankruptcy Code, then Mortgagor shall give Mortgagee not less than twenty (20) days prior notice of the date on which Mortgagor shall apply to the Bankruptcy Court for authority to reject the Subject Leases or any of the Leases. Mortgagee shall have the right, but not the obligation, to serve upon the Mortgagor within such twenty (20) day period a notice stating that (A) the Mortgagee demands that the Mortgagor assume and assign the Subject Leases or any other Lease in question to the Mortgagee pursuant to Section 365 of the Bankruptcy Code and (B) the Mortgagee covenants to cure (or provide adequate assurance of prompt cure of) all defaults and provide adequate assurance of future performance under the Subject Leases or such other Lease. If the Mortgagee serves upon the Mortgagor the notice described in the preceding sentence, the Mortgagor shall not seek to reject the Subject Leases or such other Lease and shall comply with the demand provided for in clause (A) of the preceding sentence within thirty (30) days after the notice shall have been given, subject to the performance by the Mortgagee of the covenant provided for in clause (B) of the preceding sentence.

8.13 Subject Leases Termination. If any Subject Lease shall be terminated prior to the natural expiration of its terms, and if, pursuant to any provision of such Subject Lease or otherwise, Mortgagee or its designee shall acquire from the lessor under such Subject Lease a new lease of the Leased Real Estate or any part thereof, Mortgagor shall have no right, title or interest in or to such new lease or the leasehold estate created thereby, or renewal privileges therein contained.

8.14 Lessor Obligations. Notwithstanding anything to the contrary set forth herein, to the extent that any covenant or other obligation of Mortgagor contained herein shall be expressly imposed upon the lessor under any Subject Lease pursuant to the provisions thereof, Mortgagor shall not be deemed to be in default of such obligation or covenant under such Subject Lease, provided that Mortgagor shall be using commercially reasonable efforts to enforce such obligations of such lessor in accordance with the terms of such Subject Lease.

8.15 Relationship to the Subject Leases. Notwithstanding anything to the contrary set forth herein, to the extent the performance of any of Mortgagor’s obligations pursuant to Article VIII hereof are prohibited under any Subject Lease, Mortgagor shall not be obligated to comply with such obligations until such time as such prohibition becomes permissible or consent is obtained under such Subject Lease.

[SIGNATURES BEGIN NEXT PAGE]

28

EXECUTED as of the date of Mortgagor’s acknowledgement to be effective as of the Effective Date.

BLUE MOUNTAIN MIDSTREAM, LLC

By:
Name:	Greg Harper
Title:	Chief Executive Officer

THE STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

This instrument was acknowledged before me this              day of August, 2018 by Greg Harper, Chief Executive Officer of Blue Mountain Midstream, LLC, a Delaware limited liability company, on behalf of said limited liability company.

Notary Public

Seal:

My commission expires:

[Signature Page to Mortgage]

EXHIBIT A

See the attached.

Exhibit A

EXHIBIT B

See the attached.

Exhibit B

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases from the Assignor and assumes, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable Governmental Requirements, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]]

3. Borrower:	Blue Mountain Midstream LLC

4. Administrative Agent:	Royal Bank of Canada, as the Administrative Agent under the Credit Agreement

Exhibit G

5. Credit Agreement:	The Credit Agreement dated as of August 10, 2018 among Blue Mountain Midstream LLC, the Lenders party thereto, and Royal Bank of Canada, as Administrative Agent and Issuing Bank (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time)
6. Assigned Interest:

Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans
	$	$	%
	$	$	%
	$	$	%

Effective Date:                                          , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Exhibit G

[Consented to and] Accepted::
ROYAL BANK OF CANADA, as Administrative Agent

By:
Name:
Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

Exhibit G

ANNEX 1 – Exhibit G

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

Representations and Warranties.

Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Exhibit G

General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit G

EXHIBIT H-1

FORM OF COMMITMENT INCREASE AGREEMENT

THIS COMMITMENT INCREASE AGREEMENT (this “Agreement”) dated as of [                        ] is among [Insert name of Existing Lender] (“Existing Lender”), Blue Mountain Midstream LLC, a Delaware limited liability company (the “Borrower”), and Royal Bank of Canada, administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the lenders from time to time party to the Credit Agreement referred to below. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement as set forth herein.

R E C I T A L S

A. The Borrower, the Administrative Agent and certain Lenders have heretofore entered into a Credit Agreement, dated as of August 10, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. The Borrower has requested pursuant to Section 2.06(d) of the Credit Agreement that the aggregate Commitments of all Lenders be increased to $[                                    ], and Existing Lender has agreed to increase its Loan Commitment.

C. NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.01 Commitment Increase.

(a) Pursuant to Section 2.06(d) of the Credit Agreement, effective as of the Increase Effective Date (as defined below) the Existing Lender’s Commitment is hereby increased from $[                                    ] to $[                                    ].

(b) Effective as of the Increase Effective Date the increase in the Existing Lender’s Commitment hereby supplements Annex I to the Credit Agreement, such that after giving effect to the inclusion of the Commitment increase contemplated hereby [and by any other Commitment Increase Agreement entered into by another Existing Lender and/or any Additional Lender Agreement entered into by an Additional Lender, in any case in respect of the Borrower’s requested increase in the Commitments], the Administrative Agent will amend and restate Annex I to the Credit Agreement to reflect such Commitment increase[s] and forward a copy thereof to the Borrower, the Issuing Bank and each Lender.

Section 1.02 Representations and Warranties; Agreements. The Existing Lender hereby: (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (ii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered thereunder, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to increase its Commitment, on the basis of which it has made such analysis and decision

Exhibit G-1-1

independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with the terms of the Credit Agreement, all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender (including, without limitation, any obligations of it, if any, under Section 2.06(d) of the Credit Agreement).

Section 1.03 Effectiveness. This Agreement shall become effective as of [                    ] (the “Increase Effective Date”), subject to (a) the satisfaction of the conditions set forth in Section 2.06(d) of the Credit Agreement and (b) the Administrative Agent’s receipt of counterparts of this Agreement duly executed on behalf of Existing Lender and the Borrower.

Section 1.04 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 1.05 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 1.06 Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Credit Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 1.07 Notices. All communications and notices hereunder shall be in writing and given as provided in Section 12.01 of the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

Exhibit G-1-2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BORROWER:

BLUE MOUNTAIN MIDSTREAM LLC

By:
Name:
Title:

ADMINISTRATIVE AGENT:

ROYAL BANK OF CANADA, as
Administrative Agent

By:
Name:
Title:

EXISTING LENDER:

[ ]

By:
Name:
Title:

Exhibit H-2

EXHIBIT H-2

FORM OF ADDITIONAL LENDER AGREEMENT

THIS ADDITIONAL LENDER AGREEMENT (this “Agreement”) dated as of [                                    ] is among [Insert name of Additional Lender] (the “Additional Lender”), Blue Mountain Midstream LLC, a Delaware limited liability company (the “Borrower”), and Royal Bank of Canada, administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the lenders from time to time party to the Credit Agreement referred to below. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement.

R E C I T A L S

A. The Borrower, the Administrative Agent and certain Lenders have heretofore entered into a Credit Agreement, dated as of August 10, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. The Borrower has requested pursuant to Section 2.06(d) of the Credit Agreement that the Commitments be increased to $[                                    ], and the Lenders party to the Credit Agreement on the date of such request have not elected to increase their respective Commitments in the full amount of such increase; therefore, the Borrower desires to cause the Additional Lender to become a Lender under the Credit Agreement by executing this Agreement in order to increase the Commitments.

C. NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.01 Additional Lender.

(a) Pursuant to Section 2.06(d) of the Credit Agreement, effective as of the Increase Effective Date (as defined below) [Insert name of Additional Lender] is hereby added as a Lender under the Credit Agreement with a Commitment of $[                                    ].

(b) Effective as of the Increase Effective Date: the Additional Lender shall become a Lender for all purposes of the Credit Agreement and shall have all of the rights and obligations of a Lender thereunder. The Additional Lender’s Commitment hereby supplements Annex I to the Credit Agreement, such that after giving effect to the inclusion of such Additional Commitment increase contemplated hereby [and by any Commitment Increase Agreement entered into by any Existing Lender and/or any other Additional Lender Agreement entered into by another Additional Lender, in any case in respect of the Borrower’s requested increase in the Commitments], the Administrative Agent will amend and restate Annex I to the Credit Agreement to reflect such Commitment increases and forward a copy thereof to the Borrower, the Issuing Bank and each Lender.

Exhibit G-2-1

Section 1.03 Representations and Warranties; Agreements. Each Additional Lender hereby: (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender under the Credit Agreement, (iii) from and after the Increase Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered thereunder, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to acquire its Commitment, as the case may be, on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if the Additional Lender is a Foreign Lender, any documentation required to be delivered by such Additional Lender pursuant to Section 5.03(f) of the Credit Agreement has been duly completed and executed by the Additional Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with the terms of the Credit Agreement, all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender (including, without limitation, any obligations of it, if any, under Section 2.06(d) of the Credit Agreement).

Section 1.04 Effectiveness. This Agreement shall become effective as of [                        ] (the “Increase Effective Date”), subject to (a) the satisfaction of the conditions set forth in Section 2.06(d) of the Credit Agreement and (b) the Administrative Agent’s receipt of (i) counterparts of this Agreement duly executed on behalf the Additional Lender and the Borrower; and (ii) an Administrative Questionnaire duly completed by the Additional Lender.

Section 1.05 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 1.06 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 1.07 Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Credit Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Exhibit G-2-2

Section 1.08 Notices. All communications and notices hereunder shall be in writing and given as provided in Section 12.01 of the Credit Agreement; provided that all communications and notices hereunder to each Additional Lender shall be given to it at the address set forth in its Administrative Questionnaire.

[Remainder of Page Intentionally Left Blank]

Exhibit G-2-3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BORROWER:

BLUE MOUNTAIN MIDSTREAM LLC

By:
Name:
Title:

ADMINISTRATIVE AGENT:

ROYAL BANK OF CANADA, as
Administrative Agent

By:
Name:
Title:

EXISTING LENDER:
[ ]

By:
Name:
Title:

Exhibit H-2

EXHIBIT I

FORM OF PREPAYMENT NOTICE

Date:                         ,

To: Royal Bank of Canada, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 10, 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Blue Mountain Midstream LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto, and Royal Bank of Canada, as Administrative Agent and Issuing Bank.

Pursuant to Section 3.04(a)(ii) of the Credit Agreement, the undersigned hereby notifies the Administrative Agent of a prepayment of Loans as follows:

☐ A Repayment of ABR Loans

☐ A Repayment of Eurodollar Loans

b.    On                                                   (a Business Day).

[1)    In the amount of $                                                 .

c.    For Eurodollar Loans: with an Interest Period of              months.]3

The prepayment referenced herein complies with the second sentence of Section 3.04(a)(ii) of the Agreement.

BLUE MOUNTAIN MIDSTREAM, LLC

By:
Name:
Title:

[3]	Repeat these lines as necessary for each separate interest period to be repaid.

Exhibit I

SCHEDULE 1.01(a)

SECURITY INSTRUMENTS

1.	UCC-1 Financing Statement for the Borrower, to be filed with the Secretary of State of the State of Delaware
2.	UCC-1 Financing Statement for the Borrower, to be filed with the Secretary of State of the State of Oklahoma (Transmitting Utility Filing)

Schedule 1.01(a)

SCHEDULE 1.01(b)

EFFECTIVE DATE PROPERTIES

See attached.

Schedule 1.01(b)

SCHEDULE 7.14

SUBSIDIARIES

None.

Schedule 7.14

SCHEDULE 7.15

CAPITALIZATION AND ORGANIZATIONAL INFORMATION

Name	Jurisdiction of Organization	Jurisdictions Qualified to do Business	Organizational Identification Number	Authorized/Issued/ Outstanding Equity Interests	Warrants, Options, Subscription Rights, Convertible Securities, or Other Rights to Purchase Capital Stock or LLC Company Interests
Blue Mountain Midstream LLC	Delaware	Delaware Oklahoma Texas Kansas	2261444	Authorized—Unlimited Class A Voting Units and 32,500 Class B Non-Voting Units Issued—667,500 Class A Units to Linn Energy Holdco II LLC	None

Shareholder Agreements etc.

None.

SCHEDULE 7.19

MORTGAGE FILING JURISDICTIONS

1.	Canadian County, Oklahoma
2.	Grady County, Oklahoma

Schedule 7.19

SCHEDULE 7.23

MATERIAL CONTRACTS

1.

Amended and Restated Gathering Agreement between Roan Resources (as successor in interest to Linn Energy Holdings, LLC) and Blue Mountain LLC (f/k/a Linn Midstream, LLC) dated effective as of April 1, 2017.

2.	Gas Gathering, Processing and Purchase Agreement by and between Gaedeke Merge, LP and Blue Mountain Midstream LLC dated January 1, 2018.

Schedule 7.23

SCHEDULE 7.31

IMPROVED MORTGAGED PROPERTIES

1.	1475 North Cemetery Road Tuttle OK 73089
2.	1372 County Road 1200 Tuttle OK 73089

Schedule 7.31

SCHEDULE 9.05

EXISTING INVESTMENTS

None.

Schedule 9.05

SCHEDULE 9.13

TRANSACTIONS WITH AFFILIATES

1.	Management Services and Transition Agreement between Borrower and Riviera Operating, LLC dated effective as of April 1, 2018.

Schedule 9.13